UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Newmark Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 14, 2018

Dear Stockholder:

It is my pleasure to inform you that our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), will be conducted online on Tuesday, September 25, 2018, commencing at 10:00 a.m. (local time). The virtual nature of the Annual Meeting will enable increased shareholder accessibility, while improving meeting efficiency and reducing costs. Stockholders will be able to listen, vote, and submit questions from their home or any remote location with Internet connectivity. Information on how to participate in this year’s Annual Meeting can be found on page 2 of the Proxy Statement.

We are taking advantage of the Securities and Exchange Commission rule that allows companies to provide their stockholders with access to proxy materials over the Internet. On or about August 14, 2018, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders informing them that our Proxy Statement, Annual Report for the fiscal year ended December 31, 2017 and voting instructions are available online. As more fully described in that Notice, all stockholders may choose to access our proxy materials on the Internet or may request to receive paper copies of the proxy materials. This allows us to conserve natural resources and reduces the costs of printing and distributing the proxy materials, while providing our stockholders with access to the proxy materials in a fast and efficient manner.

During the Annual Meeting, you will be asked to consider and vote upon (i) the election of four directors; (ii) an advisory vote on executive compensation; (iii) an advisory vote on the frequency of future advisory votes on executive compensation; and (iv) such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Whether or not you are able to participate in the Annual Meeting, it is important that your shares be represented. Please vote your shares using the Internet or the designated toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy or voting instruction card you will receive in response to your request. Please refer to the section entitled “Voting via the Internet, by Telephone, or by Mail” on page 1 of the Proxy Statement for a description of these voting methods.

Sincerely,

Howard W. Lutnick
Chairman of the Board of Directors

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

Notice of 2018 Annual Meeting of Stockholders

NOTICE IS HEREBY GIVEN that our 2018 Annual Meeting of Stockholders will be held on Tuesday, September 25, 2018, commencing at 10:00 a.m. (local time), for the following purposes:

(1)	To elect four directors to hold office until the next Annual Meeting and until their successors are duly elected and qualified;

(2)	To hold an advisory vote on executive compensation;

(3)	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only holders of record of our Class A common stock or our Class B common stock at the close of business on July 30, 2018 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. If you plan to participate in the Annual Meeting, please see the instructions under “Participating in the Annual Meeting” beginning on page 2 of the accompanying Proxy Statement. Stockholders will be able to listen, vote, and submit questions from their home or from any remote location that has Internet connectivity. There will be no physical location for Stockholders to attend. Stockholders may only participate online by logging in at www.virtualshareholdermeeting.com/nmrk.

By Order of the Board of Directors,

STEPHEN M. MERKEL

Secretary

August 14, 2018

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO PARTICIPATE IN

THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE USING THE

INTERNET OR THE DESIGNATED TOLL-FREE TELEPHONE NUMBER

OR BY REQUESTING A PAPER OR E-MAIL COPY OF THE PROXY MATERIALS AND

COMPLETING AND RETURNING BY MAIL THE PROXY OR VOTING INSTRUCTION CARD

YOU WILL RECEIVE IN RESPONSE TO YOUR REQUEST.

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Newmark Group, Inc. (the “Company,” “Newmark,” “we,” “us,” or “our”) to be held on September 25, 2018, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2018 Annual Meeting of Stockholders. Our Annual Report for the fiscal year ended December 31, 2017 (the “2017 Annual Report”), accompanies this Proxy Statement. The Notice of Internet Availability of Proxy Materials is expected to be mailed to stockholders on or about August 14, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 25, 2018:

On or about August 14, 2018, we will begin mailing a notice, called the Notice of Internet Availability of Proxy Materials, (the “Notice”) to our stockholders advising them that this Proxy Statement, the 2017 Annual Report and voting instructions can be accessed over the Internet at www.proxyvote.com. You may then access these materials over the Internet, or you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of these proxy materials, you must request one over the Internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an e-mail to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before September 11, 2018 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via e-mail unless you change your election.

INFORMATION ABOUT VOTING

Who Can Vote

The close of business on July 30, 2018 has been fixed as the record date (the “Record Date”) for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only holders of record as of that date of shares of our Class A common stock, $0.01 par value per share (the “Class A common stock”), or of our Class B common stock, $0.01 par value per share (the “Class B common stock”), are entitled to notice of and to vote at the Annual Meeting. Our Class A common stock and our Class B common stock will vote together as a single class on all matters to come before the Annual Meeting and are sometimes collectively referred to herein as our “Common Equity.”

Each share of our Class A common stock entitles the holder thereof to one vote per share on each matter presented to stockholders for approval at the Annual Meeting. Each share of our Class B common stock entitles the holder thereof to 10 votes per share on each matter presented to stockholders for approval at the Annual Meeting. The collective voting power represented by the shares of our Class A common stock and our Class B common stock issued and outstanding on the Record Date is referred to as the “Total Voting Power.” On the Record Date, there were 138,921,532 shares of our Class A common stock and 15,840,049 shares of our Class B common stock, for a total of 154,761,581 Class A and Class B shares of our Common Equity, outstanding and entitled to vote.

Voting via the Internet, by Telephone, or by Mail

Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record” of those shares and the Notice of Internet Availability of Proxy Materials is being sent directly to you by the Company. If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or online during the Annual Meeting. If you choose to vote by proxy, you may do so by using the Internet (please visit www.proxyvote.com and follow the instructions), or by calling the designated toll-free number, 1-800-690-6903, or by requesting a printed copy of our proxy materials and completing and returning by mail the proxy card you will receive in response to your request. Whichever method you use, each valid proxy received in time will be voted during the Annual Meeting in accordance with your instructions.

Beneficial Owners of Shares Held in Street Name

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee, who is considered the stockholder of record of those shares. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares held in your account. You may also vote using the Internet. Please visit www.proxyvote.com and follow the instructions, or, if you request printed proxy materials, you will receive voting instructions from your broker, bank or nominee describing the available processes for voting your stock.

Revocation of Proxies

A stockholder’s voting on the Internet or by telephone or by completing and returning a proxy or voting instruction card will not affect such stockholder’s right to participate in the Annual Meeting and to vote during such time. Any stockholder who votes on the Internet or by telephone or submits an executed proxy or voting instruction card has a right to revoke the proxy at any time before it is voted by taking any of the following actions:

•	advising Stephen M. Merkel, our Secretary, in writing of such revocation;

•	changing the stockholder’s vote on the Internet or by telephone;

•	executing a later-dated proxy which is presented to us during or prior to the Annual Meeting; or

•	participating online during the Annual Meeting and voting during such time.

Participation in the Annual Meeting will not in and of itself constitute revocation of a proxy.

Quorum

The required quorum for the transaction of business at the Annual Meeting is a majority of the Total Voting Power, which shares must be present online or represented by proxy during the Annual Meeting.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker, bank or other nominee, you must instruct the broker, bank or nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on proposals on which brokers do not have discretionary authority. This is called a “broker non-vote.”

Required Vote

With respect to Proposal 1, directors are elected by a plurality of the votes cast. Withheld votes will have no effect on the vote on Proposal 1. With respect to Proposals 2 and 3, the affirmative vote of the holders of a majority of the Total Voting Power present or represented by proxy at the Annual Meeting and entitled to vote on the proposals is required. Withheld votes will have no effect on the vote on Proposal 1, and abstentions will have the same effect on the votes as votes against on Proposals 2 and 3. Broker non-votes will have no effect on the votes on any of the proposals.

Participating in the Annual Meeting

You are entitled to participate in the Annual Meeting only if you were a Newmark Group stockholder of record or a beneficial owner of shares of our Class A common stock or our Class B common stock as of the close of business on the Record Date, July 30, 2018, or you hold a valid proxy for the Annual Meeting. This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/nmrk and enter the 16-digit control number included on your Notice of Internet availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 9:30 a.m. (local time) on September 25, 2018. The meeting will begin promptly at 10:00 a.m. (local time) on September 25, 2018.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question, you may do so in two ways. If you want to ask a question before the meeting, then beginning at 8:30 a.m. EDT on September 20, 2018 and until 11:59 p.m. EDT on September 24, 2018, you may log into www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on ‘‘Question for Management,’’ type in your question, and click ‘‘Submit.’’ Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/nmrk, type your question into the ‘‘Ask a Question’’ field, and click ‘‘Submit.’’

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, individual transactions, product or service issues, or other matters not relevant to investors generally, are not pertinent to meeting matters and therefore will not be answered.

Other Information

Unless specified otherwise, the proxies will be voted FOR the election of all the nominees to serve as our directors, FOR the approval, on an advisory basis, of the resolution on executive compensation, and FOR the approval, on an advisory basis, of every THREE YEARS as the frequency with which stockholders are provided an advisory vote on executive compensation. In the discretion of the proxy holders, the proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

Our principal executive offices are located at 125 Park Avenue New York, New York 10017, and our telephone number is (212) 372-2000.

This Proxy Statement is accompanied by the 2017 Annual Report, which includes the Company’s Form 10-K for the year ended December 31, 2017 that we have previously filed with the Securities and Exchange Commission (the “SEC”) and that includes our audited financial statements. We file reports, proxy statements and other information with the SEC that can be accessed through the SEC’s website (www.sec.gov) or can be reviewed and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. In addition, our website at www.ir.ngkf.com provides ongoing information about the Company, including documents filed by us with the SEC. To obtain documents from us, please direct requests in writing or by telephone to Newmark Group, Inc., 125 Park Avenue New York, New York 10017, Phone: (212) 372-2000, Attention: Secretary. We will send you the requested documents without charge; however, a reasonable fee will be charged for exhibits that you request.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is currently composed of five members. John H. Dalton, a member of our Board since 2017, has determined not to stand for re-election at the Annual Meeting. Our Board, upon recommendation of our independent directors, has nominated four persons for election as directors at the Annual Meeting. All of the nominees are currently members of our Board. Information with respect to the nominees for election as directors is set forth below. All of the nominees are to be elected at the Annual Meeting and to serve until their successors are duly elected and qualified. All of the nominees listed below are expected to serve as directors if they are elected. If any nominee should decline or be unable to accept such nomination or to serve as a director (an event which our Board does not now expect), our Board reserves the right to nominate another person or to vote to reduce the size of our Board. In the event another person is nominated, the proxy holders intend to vote the shares to which the proxy relates for the election of the person nominated by our Board. There is no cumulative voting for directors.

Information about Directors

Name	Age	Director Since	Biographies
Howard W. Lutnick	57	2017	Mr. Lutnick has served as our Chairman since 2016. Mr. Lutnick also serves as the Chairman of our Board of Directors. Mr. Lutnick is the Chairman of the Board and Chief Executive Officer of BGC Partners, Inc. (“BGC Partners” or “BGC”), positions in which he has served since 1999. Mr. Lutnick joined Cantor Fitzgerald, L.P. (“Cantor”) in 1983 and has served as Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick also served as President of Cantor from 1991 until 2017. In addition Mr. Lutnick also holds offices at and provides services to various other affiliates of Cantor and provides services to our and BGC’s operating partnerships and subsidiaries, including BGC Partners, L.P. (“BGC U.S. OpCo”), BGC Global Holdings, L.P. (“BGC Global OpCo”), and Newmark Partners, L.P. (“Newmark OpCo”). Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is a member of the Board of Directors of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, the Board of Directors of the Horace Mann School, the Board of Directors of the National September 11 Memorial & Museum, and the Board of Directors of the Partnership for New York City. Since February 2017, Mr. Lutnick has served as Chairman of the Board and Chief Executive Officer of each of Rodin Global Property Trust, Inc. and Rodin Income Trust, Inc. which are non-traded real estate investment trusts, or REITs. Mr. Lutnick served as Chairman of the Board of Directors of GFI Group Inc. (“GFI”) from February 26, 2015 through the closing of BGC’s back-end merger with GFI in January 2016.

Michael Snow	70	2017	Mr. Snow has been a director of our Company since December 2017. Mr. Snow is the Managing Member and Chief Investment Officer of Snow Fund One, LLC founded in October 2005. Mr. Snow is a Registered Investment Advisor and founded Snow Financial Management, LLC in 1997. Prior to establishing this company, he was employed in the banking industry for over 25 years. At UBS, Mr. Snow was Second In Charge of the North American Region. He achieved the rank of Senior Managing Director and was Head of Fixed Income where he was responsible for: Treasury, Money Markets, Precious Metals,

Name	Age	Director Since	Biographies
			Foreign Exchange, Mortgage Backed Securities, Government Securities, Derivatives, Corporate Bonds, Emerging Markets, High Yield Securities, and Capital Markets. In addition, since August 2013, he has served as an independent member of the Board of Directors of BGC Derivative Markets, L.P., a subsidiary of BGC Partners, a leading global brokerage company servicing the financial and real estate markets and, since March 2014, he has served as an independent director of Remate Lince, S.A.P.I. de C.V., a BGC affiliate in Mexico. BGC Derivative Markets, L.P. launched operations as a Swap Execution Facility, which offers trading in swaps products subject to mandatory clearing, as well as swaps classified as permitted transactions. He has also served as an independent member of Cantor Clearinghouse Holdings, LLC and Cantor Futures Exchange Holdings, LLC, in each case since August 2016. Mr. Snow also previously served as an independent public director of ELX Futures, L.P. from December 2007 until February 2015, and as a member of the board of directors, audit and compensation committees of GFI from February 2015 to February 2016.

Virginia S. Bauer	62	2018	Ms. Bauer has been a director of our Company since June 2018. Ms. Bauer has served as Chief Executive Officer of GTBM, Inc., a security technology company that develops and markets proprietary software solutions, since 2010. Prior thereto, Ms. Bauer served as Senior Vice President of Covenant House International from 2009 to 2010, as the Secretary of Commerce for the State of New Jersey from 2004 to 2008 and as Director of the New Jersey Lottery Commission from 2003 to 2004. In addition, Ms. Bauer has served on the Foundation Board of Monmouth Medical Center since 2009 and on the Board of Directors of the National September 11 Memorial & Museum since 2008. She previously served on the Board of Commissioners of The Port Authority of New York and New Jersey from 2008 to 2012 and on the Advisory Board of the Lower Manhattan Development Corporation from 2001 to 2004. She received an undergraduate degree from Rosemont College.

Peter F. Cervinka	69	2018	Mr. Cervinka has been a director of our Company since June 2018. Mr. Cervinka has been the sole owner and Chief Executive Officer of Cerco Funding LLC, a private real estate financing company based in New York, since 2013. He has also served as the Chief Executive Officer of a private asset management office since 2004. Mr. Cervinka has more than 30 years of experience in real estate finance, development and management. He previously founded Allputz GmbH & Co KG, an Austrian construction company. In addition, Mr. Cervinka serves as an advisor to Gabrielle’s Angel Foundation for Cancer Research. Mr. Cervinka received an MBA and an undergraduate degree from the Ludwig Maximillian University of Munich, Germany.

VOTE REQUIRED FOR APPROVAL

The four nominees receiving a plurality of the votes cast either online or represented by proxy at the Annual Meeting and entitled to vote on the election of directors will be elected as directors. Withheld votes and broker non-votes will have no effect on the election of directors.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS THAT ALL STOCKHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE FOUR NOMINEES FOR DIRECTOR.

Independence of Directors

Our Board of Directors has determined that each of Ms. Bauer and Messrs. Cervinka, Dalton and Snow qualifies as an “independent director” in accordance with the published listing requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”). The Nasdaq independence definition consists of a series of objective tests, one of which is that the director is not an officer or employee of ours and has not engaged in various types of business dealings with us. In addition, as further required by the published listing requirements of Nasdaq, our Board has made a subjective determination with respect to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment by each such director in carrying out the responsibilities of a director. In making these determinations, our Board has reviewed and discussed information provided by the individual directors and us with regard to each director’s business and personal activities as they may relate to us and our management, including participation on any boards of other organizations in which other members of our Board are members.

Meetings and Committees of Our Board of Directors

Our Board of Directors was formed in connection with our IPO. Neither our Board nor any Committee of our Board held any meetings from the time of their formation through December 31, 2017; however, our Board and its Committees acted from time to time by unanimous written consent.

Our Audit Committee currently consists of Ms. Bauer and Messrs. Cervinka, Dalton and Snow. Mr. Dalton currently serves as chairman of the Committee. Following the Annual Meeting, the Committee will consist of Michael Snow, Peter F. Cervika and Virginia S. Bauer. Mr. Cervinka is expected to assume the role of chairman of the Committee. Each member of the Committee qualifies as “independent” in accordance with the published listing requirements of Nasdaq and under special standards established by the SEC for members of audit committees, and the Committee includes at least one member who is determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with the SEC rules. In evaluating Ms. Bauer’s independence, the Board took into consideration her service on the Board of Directors of the National September 11 Memorial & Museum since 2008, an organization where Mr. Lutnick also is a member of the Board of Directors, as well as the fact that Ms. Bauer’s husband was employed by an affiliate of Cantor Fizgerald and subsequent to his death on September 11, 2001 her family received the payments and health care coverage distributed to all affected victims from the Cantor Fitzgerald Relief Fund following such events. Our Board has determined that each of Ms. Bauer and Messrs. Cervinka, Dalton and Snow meets the qualifications of an “audit committee financial expert.”

Our Audit Committee selects our independent registered public accounting firm, consults with our auditors and with management with regard to the adequacy of our financial reporting, internal control over financial reporting and the audit process and considers any permitted non-audit services to be performed by our auditors. The Committee also provides oversight of related party transactions, oversees the management of our enterprise risk management program, oversees compliance with our Code of Business Conduct and Ethics and administers our whistleblower policy, including the establishment of procedures with respect to the receipt, retention and treatment of complaints received by us regarding accounting, internal controls and auditing matters, and the anonymous submission by employees of complaints involving questionable accounting or auditing matters. The Committee pre-approves all audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by our auditors, subject to certain minimum exceptions set forth in our Audit Committee Charter. The Committee operates pursuant to an Audit Committee Charter, which is available at http://ir.ngkf.com/disclaimer-and-legal-information under the heading “CORPORATE GOVERNANCE—Audit Committee Charter,” or upon written request from us free of charge. The Committee did not hold any meetings during the year ended December 31, 2017.

During 2017, our Audit Committee engaged Ernst & Young LLP (“Ernst & Young”) to be our auditors for the year ending December 31, 2017. Pursuant to our Audit Committee Charter, the Committee will pre-approve audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Ernst & Young, as set forth in the Audit Committee Charter.

Our Board of Directors also has a Compensation Committee. The members of the Committee are currently Ms. Bauer and Messrs. Cervinka, Dalton and Snow, all of whom are independent directors. Following the Annual Meeting the Committee will consist of Michael Snow, Peter F. Cervika and Virginia S. Bauer. Mr. Snow currently serves, and, following the Annual Meeting, will continue to serve, as chairman of the Committee. Each member of the Committee qualifies as “independent” in accordance with the published listing requirements of Nasdaq. The Committee is responsible for reviewing and approving all compensation arrangements for our executive officers and for administering the Newmark Holdings, L.P. Participation Plan, which we refer to as the “Participation Plan,” our Long-Term Incentive Plan, which we refer to as the “Equity Plan” and our Incentive Bonus Compensation Plan, which we refer to as our “Incentive Plan.” The Committee operates pursuant to a Compensation Committee Charter, which is available at http://ir.ngkf.com/disclaimer-and-legal-information under the heading “CORPORATE GOVERNANCE – Compensation Committee Charter,” or upon written request from us free of charge. The Committee did not hold any meetings during the year ended December 31, 2017.

Nominating Process

Our Board of Directors does not have a separate nominating committee or committee performing similar functions and does not have a nominating committee charter. As a result, all directors participate in the consideration of director nominees that are recommended for selection by a majority of the independent directors in accordance with the published listing requirements of Nasdaq. Our Board believes that such participation of all directors is appropriate given the size of our Board and the level of participation of our independent directors in the nomination process. Our Board will also consider qualified director candidates identified by a member of senior management or by a stockholder. However, it is our general policy to re-nominate qualified incumbent directors and, absent special circumstances, our Board will not consider other candidates when a qualified incumbent consents to stand for re-election. A stockholder wishing to submit a recommendation for a director candidate should follow the instructions set forth in this Amendment under the section below “Communications with Our Board of Directors.”

Our Board of Directors considers the following minimum criteria when reviewing a director nominee: (1) director candidates must have the highest character and integrity, (2) director candidates must be free of any conflict of interest which would violate applicable laws or regulations or interfere with the proper performance of the responsibilities of a director, (3) director candidates must possess substantial and significant experience which would be of particular importance in the performance of the duties of a director, (4) director candidates must have sufficient time available to devote to our affairs in order to carry out the responsibilities of a director and (5) director candidates must have the capacity and desire to represent the best interests of our stockholders. In addition, our Board considers as one factor among many the diversity of director candidates, which may include diversity of skills and experience as well as geographic, gender, age and ethnic diversity. Our Board does not, however, have a formal policy with regard to the consideration of diversity in identifying director candidates. Our Board screens candidates, does reference checks and conducts interviews, as appropriate. Our Board does not evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder.

With respect to qualifications of the members of the Board of Directors, the Board generally values the broad business experience and independent business judgment in the financial services or in other fields of each member. Specifically, Mr. Snow is qualified based on his experience in the financial services industry and his general business experience. Ms. Bauer is qualified based on her depth of experience in both the technology and government sectors. Mr. Cervinka is qualified as a result of his general business, financial and management experience, in particular in the real estate industry.

Each of Ms. Bauer and Messrs. Cervinka, Dalton and Snow is additionally qualified as a result of his or her status as an “audit committee financial expert.”

Our Board of Directors has determined that in light of Mr. Lutnick’s control of the vote of the Company through his control of BGC Partners and Cantor, having a separate Chairman of the Board and principal executive officer is not efficient or appropriate for us. Additionally, our Board does not have a lead independent director.

We believe that we and our stockholders are best served by having Mr. Lutnick serve as Chairman of the Board of Directors and as our principal executive officer. Mr. Lutnick’s role as Chairman, which combines the roles of Chairman of the Board and principal executive officer, promotes unified leadership and direction for our Board of Directors and executive management, and it allows for a single, clear focus for the chain of command to execute our strategic initiatives and business plans. Our strong and independent Board effectively oversees our management and provides vigorous oversight of our business and affairs and any proposed related party transactions. Our Board is composed of independent, active and effective directors. Four of our five directors meet the independence qualifications in accordance with the published listing requirements of Nasdaq and the SEC and our Board’s standards for determining director independence. Mr. Lutnick is the only member of executive management who is also a director. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of our business and affairs. Such oversight is maintained through the composition of our Board, the strong leadership of our independent directors and board committees and our highly effective corporate governance structures and processes.

Executive Sessions

In order to comply with the published listing standards of Nasdaq, the Board of Directors has resolved that it will schedule and/or provide opportunities during at least two meetings per year in which the independent directors will meet without the presence of Mr. Lutnick.

Annual Meetings

The Board of Directors has not adopted any specific policy with respect to the participation of directors at the Annual Meetings of Stockholders of the Company. The September 25, 2018 Annual Meeting will be the Company’s first annual meeting since completing its IPO in December of 2017.

Communications with Our Board of Directors

Stockholders may contact any member of our Board of Directors, including to recommend a candidate for director, by addressing their correspondence to the director, c/o Newmark Group, Inc., 125 Park Avenue, New York, NY 10017, Attention: Secretary. Our Secretary will forward all such correspondence to the named director. If you wish to submit any proposal to be considered at a meeting of stockholders, please follow the instructions set forth in the section below entitled “Stockholder Proposals.”

The Board’s Role in Risk Oversight

Risk is an integral part of Board of Directors and Committee deliberations throughout the year. The Audit Committee oversees the management of our enterprise risk management program, and it annually reviews an assessment prepared by management of the critical risks facing us, their relative magnitude and management’s actions to mitigate these risks.

Management implemented an enterprise risk management program to enhance our existing processes through an integrated effort to identify, evaluate and manage risks that may affect our ability to execute our corporate strategy and fulfill our business objectives. The activities of the enterprise risk management program entail the identification, prioritization and assessment of a broad range of risks (e.g., strategic, operational, cybersecurity, financial, legal/regulatory, reputational and market) and the formulation of plans to mitigate their effects.

Our Board of Directors generally discusses cybersecurity and information security risks annually with the Chief Technology Officer and other relevant technology and security personnel.

Similarly, in designing and implementing our executive compensation program, the Compensation Committee takes into consideration our operating and financial objectives, including our risk profile, and considers executive compensation decisions based in part on incentivizing our executive officers to take appropriate business risk consistent with our overall goals and risk tolerance.

Non-executive brokers, managers and other professionals are generally compensated based upon production or commissions, which may involve committing to certain transactions. These transactions may expose the Company to risks by individual employees, who are motivated to increase production. While we have in place management oversight and risk management policies, there is an inevitable conflict of interest between our compensation structure and certain trading, transactional, or similar risks on a portion of our businesses.

EXECUTIVE OFFICERS

Our executive officers are appointed annually by and serve at the discretion of our Board of Directors. In addition to Mr. Lutnick, who serves as a member of the Board, our executive officers, their respective ages and positions and certain other information with respect to each of them are as follows:

Barry M. Gosin, 67, has served as our Chief Executive Officer since 1979. Mr. Gosin guides our national and global expansion initiatives and oversees all facets of our day-to-day operations. Mr. Gosin also provides services to our operating partnerships and subsidiaries. Mr. Gosin spearheaded our acquisition by BGC Partners in 2011 and has since led our acquisition and hiring efforts and quadrupled our annual revenues. An active industry and community leader, Mr. Gosin serves as a member of the Board of Directors of the Partnership for New York City, Trustee of the Citizens Budget Commission and Trustee of Pace University.

James R. Ficarro, 58, has served as our Chief Operating Officer since March 2015. Mr. Ficarro is responsible for overseeing the growth and coordination of all our business lines. Mr. Ficarro also provides services to various other affiliates of Cantor and our operating partnerships and subsidiaries. Previously, Mr. Ficarro worked at Cantor and its affiliates for more than 22 years, overseeing all tax and financial planning functions. He served as executive managing director and global tax director of Cantor, as well as chief financial officer and chief administrative officer of BGC Real Estate. As head of financial planning and administration, he was integral in establishing processes and procedures, and creating efficiencies and productivity enhancements for Cantor’s and BGC Partners’ back office functions and departments. Prior to joining Cantor, Mr. Ficarro worked in public accounting at Coopers & Lybrand, Kenneth Leventhal & Company and Arthur Andersen. Mr. Ficarro is a New York State Certified Public Accountant (inactive).

Michael J. Rispoli, 46, has served as our Chief Financial Officer since 2012. As head of the finance and accounting departments, Mr. Rispoli steers the financial activities of Newmark, with a focus on managing risk and monitoring cash flow. Mr. Rispoli also provides services to our operating partnerships and subsidiaries. Prior to joining Newmark, Mr. Rispoli was the chief financial officer of Grubb & Ellis from August 2010 to April 2012 and served in various capacities with such firm since May 2007. Mr. Rispoli served as executive director and corporate controller at Conexant Systems, Inc. from 2000 to 2007. Mr. Rispoli began his career at PricewaterhouseCoopers as manager of business assurance. Mr. Rispoli is a licensed CPA in the State of New Jersey (inactive).

EXECUTIVE COMPENSATION

Introduction

Restructuring of the Company

On December 19, 2017, the Company, which had previously been a wholly owned subsidiary of BGC Partners, completed its IPO. Through the following series of transactions prior to and following the completion of the separation (as defined below) and the IPO, Newmark became a separate publicly traded company. Prior to the closing of the IPO, on December 13, 2017, BGC Partners, BGC Holdings, BGC U.S. OpCo, the Company, Newmark Holdings, Newmark OpCo and, solely for the provisions listed therein, Cantor and BGC Global OpCo entered into the separation and distribution agreement (such agreement, as amended from time to time, the “separation and distribution agreement”). Pursuant to the separation and distribution agreement BGC, BGC Holdings and BGC U.S. OpCo and their respective subsidiaries (other than the Newmark group (defined below), the “BGC group”) transferred to the Company, Newmark Holdings and Newmark OpCo and their respective subsidiaries (the “Newmark group”) the assets and liabilities of the BGC group relating to BGC’s Real Estate Services business (such series of transactions that resulted in the transfer are herein referred to as the “separation”).

BGC Partners has advised us that they currently expect to pursue a distribution to their stockholders of all of the shares of our common stock that they then own in a manner that is intended to qualify as generally tax-free for U.S. federal income tax purposes (the “distribution”). The determination of whether, when and how to proceed with any such distribution is entirely within the discretion of BGC.

For more information on our IPO, our structure after the IPO and transactions and agreements related to the IPO, the separation and the distribution, see “Certain Relationships and Related Transactions—Underwriting Agreement and IPO” and “Certain Relationships and Related Transactions—Separation and Distribution Agreement.”

Effect of Our Restructuring on Compensation

Prior to our IPO, we did not have a Board of Directors or a Compensation Committee. As such, compensation decisions prior to December 2017 were made by the BGC board of directors and the BGC compensation committee, in the case of Mr. Lutnick, who is also an executive officer of BGC, and in the case of Messrs. Gosin, Ficarro and Rispoli, compensation decisions were made by Mr. Lutnick. In March 2018, our executive compensation program was designed and implemented by the Compensation Committee of our Board of Directors and is described below. 2017 year-end compensation for each of our executive officers, including compensation awarded under our Participation Plan, Equity Plan and Incentive Plan, was determined by our Compensation Committee.

In connection with the separation, interests in Newmark Holdings were distributed to holders of interests in BGC Holdings in proportion to such interests of BGC Holdings held by such holders immediately prior to the separation. Due to such distribution, any BGC Holdings related interest or unit that existed as of December 13, 2017 also includes 0.454545 of a Newmark Holdings related interest or unit, as applicable, and any redemption or exchange of a BGC Holdings related interest or unit must also include the redemption or exchange of the associated ratable portion of a Newmark Holdings related interest or unit.

Prior to the distribution, exchanges and repurchases of exchangeable limited partnership interests in BGC Holdings or Newmark Holdings will be governed by the terms of the separation and distribution agreement, the BGC Holdings limited partnership agreement and the Newmark Holdings limited partnership agreement. For more information on the mechanics of such exchanges and repurchases, see “Certain Relationships and Related Transactions—Amended and Restated Newmark Holdings Limited Partnership Agreement—Exchanges” and “Certain Relationships and Related Transactions—Use of Reinvestment Cash—Reinvestments in Newmark OpCo by BGC.”

As a result of the separation, and due to the fact that (i) certain BGC awards granted pursuant to the BGC Compensation Plans prior to the separation became, upon the separation, awards of interests in both BGC Holdings and Newmark Holdings and (ii) until the distribution, (a) certain awards previously granted pursuant to the BGC Compensation Plans may be exchangeable for interests in the Company and (b) certain executives may receive awards under our Compensation Plans (as defined below), when we refer generally to partnership units that may be awarded as part of compensation (i.e. NPSUs, PSUs, PPSUs, LPUs and PLPUs), we are referring to such units as may be awarded under both the BGC Compensation Plans and our Equity Plan, our Incentive Plan, and our Participation Plan (collectively, the “Newmark Compensation Plans”), and when we refer to specific awards, we are referring to awards under the Newmark Compensation Plans, unless otherwise indicated.

COMPENSATION DISCUSSION AND ANALYSIS

Background

Our principal executive officer for 2017 was our Chairman, Howard W. Lutnick. Our other three most highly compensated executive officers for 2017 were Barry M. Gosin, James R. Ficarro and Michael J. Rispoli. Mr. Lutnick was also an executive officer of our parent, BGC Partners, for 2017. As noted above, prior to our IPO, we did not have a Board of Directors or a Compensation Committee. As such, compensation decisions prior to December 2017, including decisions with respect to 2017 salaries, were made by the BGC board of directors and the BGC compensation committee, in the case of Mr. Lutnick, who is also an executive officer of BGC, and in the case of Messrs. Gosin, Ficarro and Rispoli, compensation decisions were made by Mr. Lutnick. However, 2017 year-end compensation was determined and approved by our Compensation Committee in early 2018.

In 2017, Messrs. Lutnick and Ficarro received compensation for their services to our business and to other businesses of BGC Partners and its affiliates. Typically, Mr. Lutnick spends approximately 50% of the time he dedicates to BGC on matters relating to the Company (referred to herein as “Newmark matters”), Messrs. Gosin and Rispoli spend 100% of their full business time on Newmark matters, and Mr. Ficarro spent approximately 90% of his full business time on Newmark matters in 2017. Given the proportion of time each of our executives dedicates to Newmark matters, for purposes of this item, including the compensation discussion and analysis, Mr. Lutnick’s compensation represents approximately 50% of the compensation he receives from BGC and Mr. Ficarro’s compensation represents approximately 90% of his total compensation. From time to time, certain compensation items for Mr. Lutnick that relate to BGC only are not allocated to Newmark. The compensation of Messrs. Gosin and Rispoli is reflected in full below, as each of them dedicates the majority of his time to Newmark matters. Our financial statements reflect each executive’s compensation in a manner consistent with the allocation historically made by BGC Partners, which has resulted in generally the reflection of: (i) for Mr. Lutnick, 50% of his compensation paid by BGC Partners; (ii) for Messrs. Gosin and Rispoli, 100% of their compensation; and (iii) for Mr. Ficarro, 90% of his compensation. In each case compensation includes salary, other cash compensation and non-cash compensation. We expect to continue to pay an appropriate portion of Messrs. Lutnick’s and Ficarro’s cash and equity-based compensation in respect of their approximate time spent on Newmark matters, which as of January 1, 2018, remained the same for Mr. Lutnick, but was raised to 95% for Mr. Ficarro, and expect to pay 100% of Messrs. Gosin’s and Rispoli’s compensation in respect of their time spent on Newmark matters.

Please refer to BGC Partners’ most recent annual report, proxy statement and other reports on file with the SEC for additional information regarding Mr. Lutnick’s total compensation payable by BGC Partners, which includes the amounts paid in respect of Mr. Lutnick’s approximate time spent on Newmark matters as described herein.

The following compensation discussion and analysis describes the material elements of our executive compensation program for 2017, including aspects of our executive compensation program which were designed and implemented by the Compensation Committee of our Board of Directors in March 2018, at which time 2017 year-end compensation decisions with respect to each of our executive officers were reviewed and approved. References below to Compensation Committee decisions in 2017 made prior to our IPO refer to decisions made by the BGC Compensation Committee, whereas references below to Compensation Committee decisions made after the completion of our IPO, refer to decisions made by our Compensation Committee. For 2018, executive compensation is determined by our Compensation Committee for all executives.

Compensation Philosophy

Our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate compensation with the achievement of our short- and long-term business objectives and to assist it in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short- and longer-term performance, with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers and other professionals, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing acquisitions, dispositions, restructurings, and other value-enhancing transactions and integrating any such transactions, as applicable, meeting established goals for operating earnings, earnings per share and increasing the total return for stockholders, including stock price and/or dividend increases, and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should also reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions, dispositions and other strategic arrangements. We further believe that specific significant events led by executives, including acquisitions, dispositions and other significant transactions, should also be given significant weight. We believe that the performance of our executives in managing our Company, and in the provision of services to our operating partnerships and subsidiaries, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.

Our policy is generally that the compensation of our executive officers should not be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, since we believe that the price of our Class A common stock will, in the long term, reflect our overall performance and, ultimately, our management by our executives. Long-term stock performance is reflected in executive compensation through the grant of various equity and partnership awards as described below.

Our Compensation Committee is aware that certain of our executive officers, including Mr. Lutnick, also receive compensation from our affiliates, including BGC Partners and Cantor, but it generally does not specifically review the nature or amount of such compensation. As Mr. Lutnick is also an executive officer of BGC Partners, his overall compensation from BGC Partners, which, as discussed above, is inclusive of his Newmark compensation, is also reviewed and approved by the compensation committee of the BGC Partners board of directors.

None of our executive officers has received any compensation for serving on our Board of Directors or on the board of directors of BGC Partners.

Overview of Compensation and Processes

For 2017, executive compensation was composed of the following principal components: (i) a base salary, which is designed to retain talented executive officers and contribute to motivating, retaining and rewarding individual performance; (ii) an incentive bonus award that is intended to tie financial rewards to the achievement of the Company’s short- or longer-term performance objectives; and (iii) an incentive program that is designed to promote the achievement of short- and long-term performance goals and to align the long-term interests of executive officers with those of stockholders through the grant of awards. In all cases, performance objectives and goals relate to the performance of our executives at the Company and in the provision of services to our operating partnerships and subsidiaries.

From time to time, we or BGC Partners may also restructure the existing partnership and compensation arrangements of our executive officers as described below. We may also adopt various policies related to or in addition to such restructurings, including with respect to the grant of exchange rights, other monetization of awards, and the acceleration of the lapse of restrictions on restricted stock.

From time to time, we and BGC Partners have also used employment agreements, change of control agreements, and other arrangements, including some with specified target or guaranteed bonus components, and discretionary bonuses to attract, motivate and retain talented executives. These specific arrangements with the executive officers are summarized below.

Our Compensation Committee approves, and recommends to our Board of Directors, that it approve the salaries, bonuses and other compensation of our executive officers. In addition, the Committee approves grants to executive officers under and otherwise administers our Incentive Plan, our Equity Plan and our Participation Plan.

From time to time, the Compensation Committee has engaged a compensation consultant in connection with its compensation decisions. With respect to 2017, Farient Advisors LLC (which we refer to as the “Advisor”) advised the Committee. The Committee retained the Advisor to provide surveys and other information with respect to pay practices and compensation levels at the Company’s peer group and other companies, and the Committee discussed with the Advisor all compensation arrangements for 2017. While the Committee does take into consideration such peer data, the Committee does not attempt to benchmark executive compensation against any level, range, or percentile of compensation paid at any other companies, does not apply any specific measures of internal or external pay equity in reaching its conclusions, and does not employ tally sheets, wealth accumulation, or similar tools in its analysis. The Committee considered whether the Advisor had any conflicts of interest in advising the Committee. The Committee considered whether the Advisor had been providing services of any other nature to the Company; the amount of fees received from the Company by the Advisor; the policies and procedures adopted by the Advisor that have been designed to prevent conflicts of interest; whether any business or personal relationships existed between the consultants employed by the Advisor who worked on Company matters and any member of the Committee; whether any business or personal relationship existed between such consultants and any of our executive officers; and whether the Advisor or such consultants hold any of our Class A common stock. The Advisor also provides services to the compensation committee of the board of directors of BGC Partners from time to time. Upon evaluating such considerations, the Committee found no conflicts of interest in the Advisor advising the Committee.

Our policy for allocating between currently paid short- and long-term compensation is designed to ensure adequate base compensation to attract and retain talented executive officers, while providing incentives to maximize long-term value for our Company and our stockholders. Cash compensation is provided in the form of base salary to meet competitive salary norms and reward superior performance on an annual basis, and in the form of bonuses and awards for achievement of specific short-term goals or in the discretion of the Compensation Committee. Equity and partnership awards reward superior performance against specific objectives and long-term strategic goals and assist in retaining executive officers and aligning their interests with those of our Company and our stockholders. From time to time, we may provide additional equity or partnership awards on a periodic basis to reward superior performance, which awards may provide further long-term retention opportunities.

Base salaries for the following year are generally set for our executive officers at the year-end meetings of the Compensation Committee or in the early part of the applicable year beginning with the salaries for 2018. At these meetings, the Committee also approves incentive bonuses under the Incentive Plan and any discretionary bonuses and grants of equity and partnership awards under our Equity Plan and the Participation Plan to our executive officers.

At or around the year-end Compensation Committee meetings, our Chairman, Mr. Lutnick, makes compensation recommendations to the Committee with respect to the other executive officers. Such executive officers are not present at the time of these deliberations. Mr. Lutnick also makes recommendations with respect to his own compensation as Chairman. The Committee deliberates separately in executive sessions with the Advisor as to all executive officers other than Mr. Lutnick in the presence of Mr. Lutnick, and separately in executive sessions with the Adviser as to all executive officers, including Mr. Lutnick. The Committee may accept or adjust Mr. Lutnick’s recommendations and makes the sole determination of the compensation of all of our executive officers. The Committee reviews and evaluates, at least annually, the performance and leadership of Mr. Lutnick as Chairman. Based upon the results of this evaluation, and input from the Advisor, the Committee reviews and approves Mr. Lutnick’s compensation.

During the first quarter of each fiscal year, the practice of our Compensation Committee is to establish annual incentive performance goals for all executive officers under the Incentive Plan, with the Committee retaining negative discretion to reduce or withhold any bonuses earned at the end of the year. All executive officers in office at that time are eligible to participate in the Incentive Plan. In all cases, such performance goals relate to the performance of our executive officers at the Company and in the provision of services to our operating partnerships and subsidiaries.

We provide long-term incentives to our executive officers through the grants of limited partnership units under the Participation Plan and exchange rights or cash settlement awards in connection with such partnership units and restricted stock and other equity grants under the Equity Plan. In addition, executive officers may receive a portion of their Incentive Plan bonuses in equity or partnership awards, rather than cash, with the number of awards determined by reference to the market price of a share of our Class A common stock on the date that the award is granted or such other date that awards to executive officers are made generally. Grants under our Equity Plan and our Participation Plan have vesting provisions that are time-based, rather than performance-based, vesting schedules, although both plans are flexible enough to provide for performance-based awards. Our Compensation Committee has also established quarterly incentive performance goals as described below.

In designing and implementing our executive compensation program, our Compensation Committee considers our operating and financial objectives, including our risk profile, and the effect that our executive compensation decisions will have on encouraging our executive officers to take an appropriate level of business, operational and market risk consistent with our overall goal of enhancing long-term stockholder value. In particular, the Committee considers those risks identified in our risk factors and the known trends and uncertainties identified in our management discussion and analysis, and considers how our executive compensation program serves to achieve its operating, financial and other strategic objectives while at the same time mitigating any incentives for executive officers to engage in excessive risk-taking to achieve short-term results that may not be sustainable in the long term.

In attempting to strike this balance, our Compensation Committee seeks to provide executive officers with an appropriately diversified mix of fixed and variable cash and non-cash compensation opportunities, time-based and performance-based awards, and short- and long-term incentives. In particular, our performance-based bonuses under our Incentive Plan focus on a mix of company-wide and product-specific operating and financial metrics, in some cases based upon our absolute performance and in other cases based upon our performance relative to our peer group or other companies. In addition, the Incentive Plan award opportunities provide for the exercise of considerable negative discretion by the Committee to reduce, but not increase, amounts granted to executive officers under the Incentive Plan, and to take individual as well as corporate performance into account in exercising that discretion. Further, the Committee retains the discretion to pay out any amounts finally awarded under the Incentive Plan in equity or partnership awards, rather than cash, and to include restrictions on vesting, resale and forfeiture in any such equity or partnership awards. Finally, the Committee applies these same principles with respect to quarterly performance-based award opportunities for the grant of restricted stock, exchange rights or cash settlement awards under the Equity Plan relating to outstanding non-exchangeable partnership units awarded under the Participation Plan.

Discretionary and Retentive Partnership Opportunities

To incentivize executive officers and hold them accountable to stockholders, our Compensation Committee uses a variety of highly retentive partnership units under the Participation Plan. These partnership awards are granted as a tax-efficient, strongly retentive, and risk-appropriate means to align the interests of the executive officers with those of our long-term stockholders. For executive officers, these grants may include NPSUs, along with PSUs and PPSUs, and the Committee believes that the features of the units, coupled with the discretion of the Committee to grant the right of partnership distributions, exchangeability into shares of Class A common stock of Newmark, and various liquidity opportunities, create a best-in-class form of incentive award for our executives. Until such units are made exchangeable into a share of Class A common stock or exchanged for cash at the discretion of the Committee, these partnership units may be redeemed for zero by the Committee. The Committee generally does not grant options and equity-based units such as options and RSUs to executives and emphasizes instead these flexible and retentive limited partnership units. In the Committee’s view, NPSUs, along with PSUs/PPSUs provide the most appropriate long-term incentives to executive officers, especially when coupled with performance-based grants of exchange rights and cash settlement awards. To date, the Committee has not granted Newmark Holdings NPSUs under the Newmark Compensation Plans, although, certain of our executive officers have previously received BGC Holdings NPSUs and have received Newmark Holdings NPSUs in connection with the separation.

NPSUs have no value for accounting or other purposes at the time of grant, do not participate in quarterly partnership distributions, are not allocated any items of profit or loss and may not be made exchangeable into shares of Class A common stock. NPSU awards are highly discretionary and provide additional flexibility for the Compensation Committee to determine the timing and circumstances of replacing such units with units that earn partnership distributions and any rights to exchange such units for shares of Class A common stock or cash. NPSUs have generally been granted to our executives as mid-year grants or in connection with the execution of long-term employment arrangements.

From time to time, our Compensation Committee may choose to replace an NPSU with a PSU. PSUs participate in quarterly partnership distributions, but otherwise have no value for accounting purposes and are not exchangeable into shares of Class A common stock until such exchange rights are granted by the Committee.

Executive officers may also receive PPSUs. These units are preferred limited partnership units that may be awarded to holders of, or contemporaneously with, the grant of PSUs. PPSUs are entitled to a preferred distribution of net profits of Newmark Holdings and/or BGC Holdings, as applicable, but otherwise are not entitled to participate in quarterly distributions. PPSUs cannot be made exchangeable into shares of Class A common stock, can only be exchanged for cash, at the determination price on the date of grant, in connection with an exchange of the related PSUs, and therefore are not included in our fully diluted share count. PPSUs are expected to provide a mechanism for issuing fewer aggregate share equivalents than traditionally issued in connection with our compensation and to have a lesser overall impact on our fully diluted share count. The ratio of the grant of PPSUs to traditional units (i.e., PSUs) is expected to approximate the compensatory tax rate applicable in the relevant country jurisdiction of the partner recipient. The determination price used to exchange PPSUs for cash is determined by the Compensation Committee on the date the grant of such unit, and is based on a closing trading price of Class A common stock identified by the Committee on such date.

Over time, as compensation goals are met and other incentives are reached by the executives, the Compensation Committee may choose, in its sole discretion, to grant an exchange right with respect to a PSU, thereby creating a potential liquidity event for the executive and creating a value for accounting purposes. The life cycle of these units, as they may evolve from NPSUs to shares of Class A common stock, provides the Committee and the Board of Directors with superior opportunities to retain and incentivize executives and employees in a tax-efficient and discretionary manner.

Our executive officers have much of their personal net worth in a combination of our equity-based awards and non-exchangeable and exchangeable limited partnership units. Messrs. Lutnick, Gosin, Ficarro and Rispoli hold limited partnership units in Newmark Holdings and BGC Holdings. Mr. Lutnick holds additional partnership interests in Cantor, which, through ownership of shares of both our Class A and Class B common stock and exchangeable limited partnership interests in BGC Holdings, owns a 31.2% direct and indirect economic interest as of December 31, 2017 in Newmark’s operations. Mr. Ficarro also holds other partnership interests in Cantor.

While we do not have a general compensation recovery or “clawback” policy, and do not require our executive officers to meet general share ownership or hold-through-retirement requirements, our Compensation

Committee believes that the extremely retentive nature of the NPSUs, PSUs and similar partnership units, which may be redeemed for zero at any time by the Committee, provides extraordinary discretion and superior clawback power to the Committee.

We generally intend that compensation paid to our Chairman and our other named executive officers not be subject to the limitation on tax deductibility under Section 162(m) of the U.S. Internal Revenue Code of 1986, which we refer to as the “Code,” so long as this can be achieved in a manner consistent with our Compensation Committee’s other objectives. Subject to certain exceptions, Section 162(m) eliminates a corporation’s tax deduction in a given year for payments to certain executive officers in excess of $1,000,000. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m), to the extent available. In December 2017, Section 162(m) of the Code was modified by the Tax Cuts and Jobs Act to remove the exemption for performance-based compensation over the $1,000,000 limit. We do not currently expect that decisions relating to compensation will be significantly impacted by Section 162(m) matters on a going forward basis. The Committee retains negative discretion to reduce or withhold performance-based compensation to our executive officers, and also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate, including after taking into consideration changing business conditions or the executive officer’s individual performance.

Our management and our Compensation Committee recognize that we are subject to certain Financial Accounting Standards Board and SEC guidance on share-based awards and other accounting charges with respect to the compensation of the executive officers and other employees. However, management and the Committee do not believe that these accounting charges should necessarily determine the appropriate types and levels of compensation to be made available. Where material to the Committee’s decisions, these accounting charges will be described in our compensation discussion and analysis, compensation tables and related narratives.

Our Compensation Committee may grant equity and partnership awards to executive officers in a variety of ways under the Equity Plan and the Participation Plan, including restricted stock, exchange rights, cash settlement awards and other equity grants under the Equity Plan and non-exchangeable limited partnership unit awards under the Participation Plan. Grants of such awards may have different accounting treatment and may be reported differently in the compensation tables and related narratives depending upon the type of award granted and how and when it is granted.

For U.S. GAAP purposes, a compensation charge is recorded on PSUs and similar limited partnership units if and when an exchange right is granted relating to the units, and the charge is based on the market price of Class A common stock on the date on which the exchange right is granted. Additionally, when the exchange actually occurs, a U.S. federal income tax deduction is generally allowed equal to the fair market value of a share of Class A common stock on the date of exchange.

For U.S. GAAP purposes, if shares of restricted stock granted are not subject to continued employment or service with us or any of our affiliates or subsidiaries, even if they are subject to compliance with our customary non-compete obligations, the grant-date fair value of the restricted stock will be expensed on the date of grant.

BGC and Newmark Equity Plans and Participation Plans

In connection with our IPO in December 2017, we established the Equity Plan and the Incentive Plan, under which the Compensation Committee of our Board of Directors may pay compensation in the form of cash, shares of our common stock or other equity-based awards, to our directors, executive officers or other officers or employees. We also maintain the Participation Plan, under which the Committee may award Newmark Holdings interests to our directors, executive officers or other officers or employees. Prior to the IPO, our executive officers received awards under the BGC Compensation Plans.

The BGC compensation committee may also award BGC Holdings working partner interests to certain of our directors, executive officers or other officers or employees. If Cantor determines that such BGC Holdings working partner interests shall be exchangeable, holders of BGC Holdings working partner interests will be required to exchange such BGC Holdings working partner interests, together with the ratable portion of the associated Newmark Holdings working partner interests, to receive a share of BGC Partners common stock. Grants of exchangeability relating to Newmark Holdings interests and BGC Holdings interests may be made at any time in the discretion of the relevant service recipient, and future grant practices may differ from prior practices, including without limitation in connection with performance achievement, changes in incentive arrangements, accounting principles, and tax laws (including deductibility of compensation) and other applicable laws.

Base Salary

Our executive officers receive base salaries or similar cash payments intended to reflect their skills, expertise and responsibilities. Subject to any applicable employment or other agreements, such payments and subsequent adjustments, if any, are reviewed and approved by the Compensation Committee annually, based on a variety of factors, which may include, from time to time, a review of relevant salaries of executives at our peer group of companies and others, and each executive officer’s individual performance for the prior year, including such executive officer’s experience and responsibilities.

We generally establish base pay at levels comparable to our peer group and other companies which employ similarly skilled personnel, including CBRE Group, Inc., Colliers International Group, Inc., HFF, Inc., Jones Lang LaSalle Incorporated, Marcus & Millichap, Inc. and Realogy Holdings Corp. While we determine these levels by reviewing publicly available information with respect to our peer group of companies and others, we generally do not expect to engage in benchmarking.

As discussed in more detail above, Mr. Lutnick spends significant amounts of his time on Newmark matters, Messrs. Gosin and Rispoli spend all of their full business time on Newmark matters, and, prior to January 1, 2018, Mr. Ficarro spent approximately 90% of his full business time on Newmark matters and as of January 1, 2018, he is expected to spend approximately 95% of his full business time on Newmark matters. These percentages have varied based upon business developments at the Company. Accordingly, the base salary and similar payment amounts described below represent the following: for Mr. Lutnick, 50% of the base salary paid by BGC Partners to Mr. Lutnick for his time spent on Newmark matters; for Mr. Ficarro, 90% of the total base salary paid to Mr. Ficarro; and for Messrs. Gosin and Rispoli, the total base salary and similar payments made to them. In each case the portion of each executive’s salary reflected below corresponds to the amount of time such executive spends on Newmark matters.

Base Salaries/Payments for 2017

Base salary and similar cash payment rates for 2017 were established in January 2017 by the BGC compensation committee with respect to Mr. Lutnick, and by Mr. Lutnick with respect to Messrs. Gosin, Ficarro and Rispoli. In setting the base rates for 2017, the qualifications, experience and responsibilities of Messrs. Lutnick, Gosin, Ficarro and Rispoli were considered. The base rate for Mr. Lutnick for 2017 was continued at $500,000. Mr. Lutnick’s base salary in 2017 represents 50% of his base salary as reported by BGC Partners. The base rate for 2017 for Mr. Gosin was continued at $475,000, payable 50% in cash and 50% in partnership units but was raised to $1,000,000 for the portion of 2017 beginning with the execution of his new employment agreement in connection with the IPO, payable in cash. The 50% portion of Mr. Gosin’s pre-IPO salary paid in partnership units was calculated on a monthly basis by dividing 50% of his monthly base salary by the closing price of our Class A common stock on the last day of the month in which the cash portion of his salary is paid. The base rate for Mr. Ficarro for 2017 was continued at $540,000. As discussed above, Mr. Ficarro spent approximately 90% of his full business time in 2017 on Newmark matters. The base rate for Mr. Rispoli for 2017 was increased to $415,000 for 2017.

Base Salaries/Payments for 2018

Base salary and similar cash payment rates for 2018 were established in March 2018 by our Compensation Committee with respect to each of our executive officers, based on their continuing qualifications, experience and responsibilities. For 2017 and until March 1, 2018, Mr. Lutnick’s base salary was $500,000, which represents 50% of his base salary as reported by BGC Partners. Effective on March 1, 2018, the base rate for 2018 for Mr. Lutnick was increased to $1,000,000 by Newmark, representing 50% of his salary from BGC Partners. Mr. Lutnick’s salary increase, effective March 1, 2018, was approved by the Compensation Committees of both Newmark and BGC Partners.

The base rate for 2018 was continued at $1,000,000 for Mr. Gosin. The base rates for Messrs. Ficarro and Rispoli for 2018 were increased to $617,500 and $500,000, respectively, to reflect their additional responsibilities. As noted above, Mr. Ficarro’s base salary of $617,500 represents 95% of his total salary for 2018, which was raised to $650,000 in the aggregate.

Bonus Compensation

We believe that compensation should vary with corporate and individual performance and that a significant portion of compensation should continue to be linked to the achievement of business goals. The Incentive Plan provides a means for the payment of Section 162(m) qualified “performance-based” compensation in the form of bonuses to executive officers while preserving our tax deduction, to the extent available.

With respect to each performance period, the Compensation Committee specifies the applicable performance criteria and targets to be used under the Incentive Plan for that performance period. These performance criteria, which may vary from participant to participant, will be determined by the Committee and may be based upon one or more of the financial performance measures set forth in the Incentive Plan.

The actual Incentive Plan bonus paid to any given participant at the end of a performance period is based upon the extent to which the applicable performance goals for such performance period are achieved, subject to the exercise of negative discretion by the Compensation Committee, and may be paid in cash or in equity or partnership awards. These awards also serve as incentives for future performance and retention.

In addition, from time to time, our Compensation Committee may provide for target or guaranteed bonuses in employment or other agreements in order to attract and retain talented executives, or may grant ad hoc discretionary bonuses when an executive officer is not eligible to participate in the Incentive Plan award opportunities for that performance period or when it otherwise considers such bonuses to be appropriate. Such bonuses may also be paid in cash or in equity or partnership awards.

BGC Incentive Plan Bonus Goals for 2017

Prior to our IPO in December of 2017, we did not have an incentive plan. As such, during 2017 Mr. Lutnick was a participating executive in the BGC Incentive Plan, and salaries for 2017 for Messrs. Gosin, Ficarro and Rispoli were approved by Mr. Lutnick. Due to the IPO closing on December 19, 2017, the Newmark Compensation Committee did not set any incentive bonus targets for 2017.

In the first quarter of 2017, the BGC compensation committee determined that Mr. Lutnick would be a participating executive for 2017 in the BGC Incentive Plan.

For 2017, the BGC compensation committee used the same performance criteria for all BGC executive officers (including Mr. Lutnick) and set individual bonus opportunities for 2017 equal to the maximum value allowed for each individual pursuant to the terms of the BGC Incentive Plan (i.e., $25 million), provided that (i) BGC Partners achieved any operating profits or distributable earnings for 2017, as calculated on substantially the same basis as the BGC Partners’ financial results press release for 2016, or (ii) BGC Partners achieved any improvement or percentage growth in gross revenue or total transaction volumes for any product for 2017 as compared to 2016 over any of its peer group members or industry measures, as reported in the BGC Partners’ 2017 financial results press release, in each case calculated on substantially the same basis as in the BGC Partners’ financial results press release for 2016 and compared to the most recently available peer group information or industry measures (each of which we refer to as a “Performance Goal”).

The BGC compensation committee determined that the payment of any such amount may be in the form of cash, shares of Class A common stock, limited partnership units, or other equity or partnership awards permitted under the BGC Equity Plan, the BGC Participation Plan or otherwise. The BGC compensation committee, in its sole and absolute discretion, retained the right to reduce the amount of any BGC Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which the Performance Goals or any other corporate, as well as individual, performance objectives have been achieved.

BGC Incentive Plan Bonuses and Other Bonuses Awarded for 2017

On March 12, 2018, having been advised that the Performance Goals established in the first quarter of 2017 by the BGC compensation committee had been met for 2017, our Compensation Committee approved the following award to Mr. Lutnick under the BGC Incentive Plan for 2017 and approved the following awards to our other executive officers, in each case, effective as of January 1, 2018:

•

Mr. Lutnick: a bonus under the BGC Incentive Plan of $7,000,000 for services to Newmark, which represented 50% of his total bonus award from BGC Partners, paid $1,500,000 in cash and $5,500,000 in a partnership award represented by 194,284 non-exchangeable Newmark Holdings PSUs and 158,960 non-exchangeable Newmark Holdings PPSUs;

•

Mr. Ficarro: a bonus of $675,000 for services to Newmark, which represented 90% of his total bonus award of $750,000, paid entirely in a partnership award of 26,494 non-exchangeable Newmark Holdings PSUs and 21,676 non-exchangeable Newmark Holdings PPSUs, of which 23,845 non-exchangeable Newmark Holdings PSUs and 19,508 non-exchangeable Newmark Holdings PPSUs represented the 90% of such award related to his time spent on Newmark matters; and

•	Mr. Rispoli: a bonus of $485,000 paid entirely in a partnership award represented by 17,133 non-exchangeable Newmark Holdings PSUs and 14,017 non-exchangeable Newmark Holdings PPSUs.

Mr. Gosin received one-time grants during both 2014 and 2015 which were intended to provide him with significant incentives with respect to future performance and were given as an advance against future incentive pool allocation payments and in consideration for Mr. Gosin’s leadership in the substantial expansion of Newmark Knight Frank since being acquired by BGC. As such, Mr. Gosin did not receive a BGC Incentive Plan Bonus for 2017.

In approving the bonus determinations for 2017, our Compensation Committee considered the pay practices of our peer group and other companies, including a compensation survey prepared by, and advice from, the Advisor. In particular, it also considered our earnings performance, significant transactions, integration of acquired businesses, individual contributions toward achievement of strategic goals and overall financial and operating results, including record earnings increases and overall results for the period. These awards were also expected to incentivize our executive officers with respect to future performance and encourage ongoing contributions to our businesses.

In approving the 2017 BGC Incentive Plan $7,000,000 bonus for Mr. Lutnick, which was 50% of his total BGC bonus award, our Compensation Committee also focused specifically on the Company’s overall financial performance, our IPO, acquisitions, and overall leadership. In approving Mr. Ficarro’s $675,000 bonus for 2017, which represented 90% of his total bonus award of $750,000, the Committee considered our overall financial performance, our IPO, his role in financial analysis and planning and his overall contributions to the growth of our business, including his leadership in recent acquisitions and hires. With respect to Mr. Rispoli, in approving his 2017 bonus of $485,000, the Committee considered his efforts with respect to the IPO, financial accounting expertise and overall contribution to the business.

Compensation for Mr. Gosin is generally determined in accordance with the employment agreement, as amended from time to time, which he entered into in connection with our IPO, effective as of December 1, 2017 (the “Gosin Employment Agreement”). Mr. Gosin continued to contribute to the business in 2017, including his leadership in connection with acquisitions and participation in our IPO. However, Mr. Gosin did not receive a bonus due to his previous receipt of one-time grants as discussed above.

Mr. Gosin received commissions in 2017 in the amount of $437,102 payable in connection with brokerage transactions. This amount was paid in the form of 33,509 non-exchangeable BGC Holdings PSUs and 4,193 non-exchangeable BGC Holdings APSUs.

Incentive Plan Bonus Goals for 2018

In the first quarter of 2018, the Compensation Committee determined that Messrs. Lutnick, Gosin, Ficarro and Rispoli, our executive officers, would be participating executives for 2018 in the Incentive Plan. For 2018, the Committee established performance criteria for all executive officers and set a bonus for 2018 equal to the maximum value allowed for each individual pursuant to the terms of the Incentive Plan (i.e., $25 million), provided that (i) the Company achieves operating profits or distributable earnings for 2018, as calculated on substantially the same basis as in the Company’s financial results press release for 2017, or (ii) the Company achieves improvement or percentage growth in gross revenue or total transaction volumes for any product for 2018 as compared to 2017 over any of our peer group members or industry measures, as reported in its 2018 financial results press release, in each case calculated on substantially the same basis as in its financial results press release for 2017 and compared to the most recently available peer group information or industry measures, in each case, subject to any appropriate corporate adjustment to reflect stock splits, reverse stock splits, mergers, spin-offs or any other extraordinary corporate transactions in accordance with the Incentive Plan, Equity Plan and the Participation Plan, as applicable. As each of the Company’s executive officers also provides services to certain of our operating partnerships and subsidiaries, potential bonuses for 2018 are also on behalf of all such operating partnerships and subsidiaries, as may be applicable.

The Compensation Committee determined that the payment of any such amount may be in the form of cash, shares of Class A common stock, limited partnership units or other equity or partnership awards permitted under the Equity Plan, the Participation Plan or otherwise. The extent determined to reflect the portion of an executive officer’s compensation related to services performed for a particular subsidiary or affiliate as noted above, the cost of compensation awarded under any of the Newmark Compensation Plans, or as applicable, the BGC Compensation Plans, shall be borne by such subsidiary or affiliate. The Committee, in its sole and absolute discretion, retained the right to reduce the amount of any Incentive Plan bonus payment based upon any factors it determines, including whether and the extent to which Performance Goals or any other corporate, as well as individual, performance objectives have been achieved. The Committee further retains discretion to authorize bonuses and other awards to the participating executives regardless of whether or not such bonuses and awards are tax deductible under tax law in effect at the time of such bonuses and awards.

Equity Plan and Participation Plan Awards

It is the Compensation Committee’s general policy to award restricted stock, exchange rights, awards that are repurchased for cash (which we refer to as “cash settlement awards”) and other equity or partnership awards to executive officers in order to align their interests with those of our long-term investors and to help attract and retain qualified individuals. Our Equity Plan permits the Committee to grant restricted stock, stock options, stock appreciation rights, deferred stock such as RSUs, bonus stock, performance awards, dividend equivalents and other stock-based awards, including to provide exchange rights for shares of our Class A common stock and cash settlement awards relating to Newmark Holdings limited partnership units. Our Participation Plan provides for the grant or sale of Newmark Holdings limited partnership units. The total number of Newmark Holdings limited partnership units issuable under the Participation Plan will be determined from time to time by our Board of Directors, provided that exchange rights or cash settlement awards relating to units may only be granted pursuant to other stock-based awards granted under our Equity Plan. Partnership units in Newmark Holdings (other than NPSUs) are entitled to participate in preferred or quarterly partnership distributions from Newmark Holdings and (other than preferred units and NPSUs) are eligible to be made exchangeable for shares of our Class A common stock. We view these incentives as an effective tool in motivating, rewarding and retaining our executive officers.

Our Compensation Committee retains the right to grant a combination of forms of such awards under our Equity Plan and our Participation Plan to executive officers as it considers appropriate or to differentiate among executive officers with respect to different types of awards. The Committee has also granted authority to Mr. Lutnick, our Chairman, to grant awards to non-executive officer employees of the Company under the Equity Plan and Participation Plan and to establish sub-plans for such persons.

In addition, our executive officers and other employees may also be offered the opportunity to purchase limited partnership units. The Compensation Committee and Mr. Lutnick will have the discretion to determine the price of any purchase right for partnership units, which may be set at preferential or historical prices that are less than the prevailing market price of our Class A common stock.

Our Compensation Committee has also established special quarterly award opportunities under our Equity Plan for the grant of exchange rights and/or cash settlement awards under the Equity Plan relating to outstanding non-exchangeable limited partnership units awarded under the Participation Plan. The Committee established specified performance goals for the quarter similar to the annual opportunities under the Incentive Plan. In each case, such quarterly award opportunities are subject to the Committee’s determination of whether such goals have been met and the Committee’s exercise of negative discretion.

Timing of Awards

Equity and partnership awards to executive officers that are in payment of the Incentive Plan or discretionary bonuses are typically granted annually in conjunction with the Compensation Committee’s review of company and individual performance of executive officers, although interim grants may be considered and approved from time to time. The Committee’s annual review generally takes place at year-end meetings, which are generally held in the first quarter of each year, although the reviews may be held at any time and from time to time throughout the year. From time to time, grants to executive officers may be made on a mid-year or other basis in the event of business developments, changing compensation requirements or other factors, in the discretion of the Committee.

Our policy is generally to award year-end grants to executive officer recipients by the end of the calendar year or shortly thereafter, with grants to non-executive employees occurring closer to the end of the first quarter of the following year. Grants, if any, to newly hired employees are effective on the first day of the quarter following the employee’s first day of employment. In addition, from time to time the Company may offer compensation enhancements or modifications to employees that it does not offer to its executive officers.

The exercise price of all stock options is set at the closing price of our Class A common stock on the NASDAQ Global Select Market on the date of grant. As discussed above, with respect to limited partnership units and other equity or partnership awards, grants may be made based on a dollar value, with the number of units or shares determined by reference to the market price of our Class A common stock on the date of grant, or based on a specified number of awards.

NPSU Grants and Related Replacement and Exchange Right Grants Attributable to Newmark

Previous BGC Partners Grants

During each of 2015, 2016 and 2017, the BGC compensation committee made additional discretionary awards of BGC Holdings NPSUs to Mr. Lutnick. The equity compensation discussed below reflects only those amounts BGC attributed to Mr. Lutnick’s services performed for Newmark and excludes the amounts attributable to his services performed on matters for BGC Partners and its affiliates (other than us), and represents a percentage (i.e., 50%) of the total amount awarded by BGC in connection with the performance of his duties during those times.

The BGC compensation committee granted the following BGC Holdings NPSUs to Mr. Lutnick and replaced such BGC Holdings NPSUs with other partnership units in 2017:

On January 1, 2016, 1,000,000 of Mr. Lutnick’s BGC Holdings NPSUs were replaced by 550,000 non-exchangeable BGC Holdings PSUs and 450,000 BGC Holdings PPSUs (with a determination price of $9.81 per BGC Holdings PPSU), which represented 25% of his May 2014 and January 2015 BGC Holdings NPSU awards.

2015 Year-End Compensation. On February 24, 2016, in connection with the 2015 year-end compensation process, the BGC compensation committee granted 750,000 BGC Holdings NPSUs to Mr. Lutnick. Replacement of BGC Holdings NPSUs with non-exchangeable BGC Holdings PSUs/PPSUs for Mr. Lutnick was determined to be (i) 25% per year with respect to BGC Holdings NPSUs granted in 2016; and (ii) 25% of the previously awarded to BGC Holdings NPSUs currently held by Mr. Lutnick based upon the original issuance date (the first 25% having already been replaced); provided that, with respect to all of the foregoing, such future replacements were subject to the approval of the BGC compensation committee (with such approval process amended in 2017 as described below). The grant of exchange rights with respect to such BGC Holdings PSUs/PPSUs will be determined in accordance with BGC Partners’ practices when determining discretionary bonuses or awards, and any grants of exchangeability shall be subject to the approval of the BGC compensation committee.

2016 Year-End Compensation. On January 31, 2017, in connection with the 2016 year-end compensation process, certain previous awards of BGC Holdings NPSUs vesting on January 1, 2017 were replaced with non-exchangeable BGC Holdings PSUs/PPSUs for Mr. Lutnick, effective January 1, 2017, with the determination price of each BGC Holdings PPSU based on the closing price of Class A common stock on December 30, 2016, which was $10.23. As a result, effective as of January 1, 2017, 593,750 BGC Holdings NPSUs of Mr. Lutnick were cancelled and replaced with 427,500 non-exchangeable BGC Holdings PSUs and 166,250 non-exchangeable BGC Holdings PPSUs.

In January 2017, the requirement of further approval of the BGC compensation committee to replace Mr. Lutnick’s BGC Holdings NPSUs was amended and changed into the requirement that BGC, inclusive of its affiliates thereof, earn, in aggregate, at least $5 million in gross revenues in the calendar quarter in which the applicable award of non-exchangeable BGC Holdings PSUs/PPSUs is to be granted, and such executive remaining an employee or member of an affiliate of BGC and having complied at all times with his applicable employment or membership agreement and the limited partnership agreement of BGC Holdings as of the applicable grant date.

With respect to all of such awards, any grant of exchange rights with respect to any of Mr. Lutnick’s BGC Holdings PSUs/PPSUs issued in replacement of BGC Holdings NPSUs will be determined in accordance with BGC Partners’ practices when determining discretionary bonuses or awards, and any grants of exchangeability shall be subject to the approval of the Compensation Committee. In addition, upon the signing of any agreement that would result in a “Change in Control” (as defined in the Change of Control Agreement entered into by Mr. Lutnick), (1) any BGC Holdings NPSUs held by Mr. Lutnick shall be replaced by exchangeable BGC Holdings PSUs/PPSUs (i.e., such BGC Holdings PSUs shall be exchangeable for shares of Class A common stock and BGC Holdings PPSUs shall be exchangeable for cash), and (2) any non-exchangeable BGC Holdings PSUs/PPSUs held by Mr. Lutnick shall become immediately exchangeable, which exchangeability may be exercised in connection with such “Change in Control.”

As of June 30, 2018, Mr. Lutnick had no BGC Holdings NPSUs outstanding attributable to his Newmark compensation.

Replacement and Exchange Right Grants

Mr. Gosin

In December of 2017, in connection with the execution of the Gosin Employment Agreement, certain of Mr. Gosin’s awards were replaced by an equivalent number of exchangeable awards as follows: (i) 52,293 BGC Holdings APSUs, (ii) 1,146,696 BGC Holdings PSUs, and (iii) 51,011 BGC Holdings PPSUs (which have a preferred value of $426,342), in each case held by Mr. Gosin as of December 31, 2017. Mr. Gosin has not elected to exchange such exchangeable units. As described herein, any exchange of such units shall also apply to the ratable portion of Newmark Holdings units that Mr. Gosin held in association with such BGC Holdings units.

Due to the one-time grants Mr. Gosin previously received, noted above, Mr. Gosin was not granted additional exchangeability on previously awarded units in connection with the 2017 year-end compensation process.

On March 12, 2018, the Compensation Committee authorized the Company to redeem and cancel 642,261 non-exchangeable Newmark Holdings PSUs and to issue to Mr. Gosin in exchange $10.0 million of Newmark’s Class A common stock, less applicable taxes and withholdings, based on the price of $15.57 per share, which was the closing price of our Class A common stock on that date. This resulted in the issuance to Mr. Gosin of 327,746 shares of our Class A common stock.

Mr. Rispoli

On April 2, 2018, certain of Mr. Rispoli’s awards were replaced by an equivalent number of exchangeable awards as follows: (i) 17,211 non-exchangeable BGC Holdings PSUs, and (ii) 14,082 non-exchangeable BGC Holdings PPSUs, of which 9,381 BGC Holdings PPSUs have a determination price of $9.07 per unit and 4,701 BGC Holdings PPSUs have a determination price of $11.40 per unit. Mr. Rispoli has not elected to exchange such exchangeable units. As described herein, any exchange of such units shall also apply to the ratable portion of Newmark units that Mr. Rispoli held in association with such BGC Holdings units.

Mr. Ficarro

On April 1, 2016 and April 1, 2017, an additional 20,454 of Mr. Ficarro’s BGC Holdings NPSUs and 16,736 of his BGC Holdings NPPSUs awarded in 2014 were replaced by an equivalent number of non-exchangeable BGC Holdings PSUs and BGC Holdings PPSUs, respectively. The distributions from such non-exchangeable BGC Holdings PSUs and BGC Holdings PPSUs will be payable to Mr. Ficarro and will not be used to repay his outstanding loan (as described below). On May 2, 2016, an additional 7,177 of his non-exchangeable BGC Holdings PSUs and 4,765 of his BGC Holdings PPSUs were replaced by an equivalent number of exchangeable BGC Holdings PSUs and BGC Holdings PPSUs. On March 21, 2017, an additional 15,586 of his non-exchangeable BGC Holdings PSUs and 12,752 of his BGC Holdings PPSUs were replaced by an equivalent number of exchangeable BGC Holdings PSUs and BGC Holdings PPSUs. On July 30, 2017, an additional 12,373 of his non-exchangeable BGC Holdings PSUs and 10,123 of his BGC Holdings PPSUs were replaced by an equivalent number of exchangeable BGC Holdings PSUs and BGC Holdings PPSUs.

On April 2, 2018, certain of Mr. Ficarro’s awards were replaced by an equivalent number of exchangeable awards as follows: (i) 35,384 non-exchangeable BGC Holdings PSUs, of which 90%, or 31,846 non-exchangeable BGC Holdings PSUs were for his work on Newmark matters, and (ii) 28,015 non-exchangeable BGC Holdings PPSUs, of which 90%, or 25,213 non-exchangeable BGC Holdings PSUs were for his work on Newmark matters. With respect to the BGC Holdings PPSUs, 10,222 of the total BGC Holdings PPSUs have a determination price of $6.05 per unit and 17,993 of the total BGC Holdings PPSUs have a determination price of $11.40 per unit, 90% of such amounts are 9,200 BGC Holdings PPSUs and 16,140 BGC Holdings PPSUs, respectively. Mr. Ficarro has not elected to exchange such exchangeable units. In addition, Mr. Ficarro also has 22,728 BGC Holdings NPSUs and 18,595 BGC Holdings NPPSUs (which have a preferred value of $112,500) that were awarded in 2015 and vested into BGC Holdings PSUs and BGC Holdings PPSUs as of April 1, 2018. As described herein, any exchange or vesting of such units shall also apply to the ratable portion of Newmark Holdings units that Mr. Ficarro held in association with such BGC Holdings units.

As of April 2, 2018, Mr. Ficarro did not have any BGC Holdings NPSUs or any BGC Holdings NPPSUs outstanding.

On November 17, 2017, BGC Partners redeemed for cash (i) 66,393 exchangeable BGC Holdings PSUs held by Mr. Ficarro at a price of $15.68 per BGC Holdings PSU, which was the closing price of BGC Partners Class A common stock on such date, for an aggregate payment of $1,041,042, and (ii) 53,090 exchangeable BGC Holdings PPSUs held by Mr. Ficarro at the average of the applicable determination prices of the BGC Holdings PPSUs on the dates on which such BGC Holdings PPSUs were made exchangeable, for an aggregate payment of $381,492.

2017 Newmark Awards

Our Compensation Committee did not make any awards of NPSUs to our executive officers in 2017.

2018 Newmark Awards

As of the date hereof, our Compensation Committee has not made any awards of NPSUs to our executive officers in 2018.

Standing Policy for Mr. Lutnick

Newmark

In March 2018, our Compensation Committee and Audit Committee approved a standing policy that gives Mr. Lutnick the same right, subject to certain conditions, to accept or waive opportunities that have previously been offered, or that may be offered in the future, to other executive officers to (i) participate in any opportunity to monetize or otherwise provide liquidity with respect to some or all of their non-exchangeable limited partnership units; (ii) to accelerate the lapse of or eliminate any restrictions on transferability with respect to shares of restricted stock; or (iii) to participate in transactions that monetize and/or provide liquidity of equity or partnership awards granted to other executive officers, including the right to exchange non-distribution earning units such as NPSUs into distribution-earning units such as PSUs, or convert preferred units such as PPSUs into regular, non-preferred units, such as PSUs, based upon the highest percentage of distribution earning awards and in the same proportion of regular to preferred units held by another executive.

The policy provides generally that Mr. Lutnick shall be treated no less favorably than, and in proportion to, any other executive officer with respect to the change, right or modification of equity or partnership awards, which include, but are not limited, to opportunities (i) to have non-exchangeable units redeemed or replaced by other non-exchangeable units; (ii) to have non-exchangeable units received upon such replacement redeemed by Newmark Holdings for cash, or, with the concurrence of Cantor, granted exchange rights for shares of Newmark’s Class A common stock; (iii) to accelerate the lapse of or eliminate any restrictions on transferability with respect to restricted shares of Class A common stock; and (iv) to replace non-distributing units with distributing units and replace preferred units with non-preferred units.

Under the policy, Mr. Lutnick shall have the right to accept or waive in advance some or all of the foregoing offers of opportunities that we may offer to any other executive officer. In each case, Mr. Lutnick’s right to accept or waive any opportunity offered to him to participate in any such opportunity shall be cumulative (and, accordingly, Mr. Lutnick would again have the right to accept or waive the opportunity to participate with respect to such portion previously waived if and when any additional opportunity is offered to any executive officer) and shall be equal to the greatest proportion of outstanding units and the greatest percentage of shares of restricted stock with respect to which any other executive officer has been or is offered with respect to all of such opportunities. This policy may result in grants to him of exchange rights/cash settlement awards or the acceleration of the lapse of restrictions on transferability of shares restricted stock owned by him if a future triggering event under the policy occurs.

On March 12, 2018, under the Newmark standing policy, the Newmark Compensation Committee granted exchange rights with respect to rights available to Mr. Lutnick. Mr. Lutnick elected to waive such rights one-time with such future opportunities to exchange to be cumulative. The number of Mr. Lutnick’s units for which he waived exchangeability is 3,171,257 non-exchangeable BGC Holdings PSUs and 542,579 non-exchangeable BGC Holdings PPSUs and 1,500,322 non-exchangeable Newmark Holdings PSUs and 256,694 non-exchangeable Newmark Holdings PPSUs.

BGC

In December 2010, as amended in 2013, and as further amended in 2017, the BGC audit committee and the BGC compensation committee approved a standing policy, substantially on the same terms as the standing policy approved by our Compensation Committee described above, that gives Mr. Lutnick the same right, subject to certain conditions, to accept or waive opportunities that have previously been offered, or that may be offered in the future, to other BGC executive officers to participate in any opportunity to monetize or otherwise provide liquidity with respect to some or all of their non-exchangeable limited partnership units or to accelerate the lapse of or eliminate any restrictions on transferability with respect to shares of restricted stock.

On January 31, 2017, under the BGC standing policy, the BGC compensation committee granted exchange rights with respect to rights available to Mr. Lutnick with respect to some of his non-exchangeable BGC Holdings PSUs/PPSUs. Mr. Lutnick elected to waive such rights as a one-time waiver that is not cumulative. Also pursuant to the policy, the BGC compensation committee further approved a grant to Mr. Lutnick of 325,000 non-exchangeable BGC Holdings PSUs, of which 162,500 non-exchangeable BGC Holdings PSUs, or 50%, were attributable to his approximate time spent on Newmark matters, in replacement of 325,000 of his BGC Holdings NPSUs, of which 162,500 BGC Holdings NPSUs, or 50%, were attributable to his approximate time spent on Newmark matters, and a grant of 1,661,600 non-exchangeable BGC Holdings PSUs, of which 830,800 non-exchangeable BGC Holdings PSUs, or 50%, were attributable to his approximate time spent on Newmark matters, in replacement of his 1,661,600 non-exchangeable BGC Holdings PPSUs, of which 830,800 BGC Holdings PPSUs, or 50%, were attributable to his approximate time spent on Newmark matters, for an aggregate total of 1,986,600 non-exchangeable BGC Holdings PSUs, of which 993,300 BGC Holdings PSUs, or 50%, were attributable to his approximate time spent on Newmark matters. Such transactions were effective as of January 1, 2017 and represented all of the rights available to Mr. Lutnick at such time.

In addition, on February 16, 2018, under the BGC standing policy, the BGC compensation committee granted exchange rights with respect to rights available to Mr. Lutnick with respect to all of his non-exchangeable BGC Holdings PSUs/PPSUs (other than those issued in connection with 2017 year-end compensation). Mr. Lutnick elected to waive such rights as a one-time waiver with future opportunities to exchange to be cumulative. In addition, under the BGC standing policy, all of Mr. Lutnick’s remaining BGC Holdings NPSUs were cancelled and replaced with BGC Holdings PSUs/PPSUs, effective as of January 1, 2018 due to Mr. Lutnick having had the right to make all of his partnership units exchangeable under the BGC standing policy. Following this transaction, the number of Mr. Lutnick’s units for which he waived exchangeability was 8,400,683 non-exchangeable BGC Holdings PSUs and 1,437,292 non-exchangeable BGC

Holdings PPSUs with future opportunities to exchange to be cumulative, of which approximately 4,200,342 non-exchangeable BGC Holdings PSUs and 718,646 non-exchangeable BGC Holdings PPSUs, respectively, or 50%, were attributable to his approximate time spent on Newmark matters. Also pursuant to the policy, the BGC compensation committee further approved a grant of 1,137,626 non-exchangeable BGC Holdings PSUs and a grant of 474,495 non-exchangeable BGC Holdings PPSUs to Mr. Lutnick, in replacement of 1,612,121 of his BGC Holdings NPSUs, of which approximately 568,813 non-exchangeable BGC Holdings PSUs and a grant of 237,248 non-exchangeable BGC Holdings PPSUs, respectively, or 50%, were attributable to his approximate time spent on Newmark matters, effective as of January 1, 2018, which were all of the rights available to him at such time. As described above, the foregoing transactions shall also apply to the ratable portion of Newmark Holdings units that Mr. Lutnick held in association with such BGC Holdings NPSUs and BGC Holdings PSUs/PPSUs.

Employee Loans

For 2015, Mr. Ficarro was provided a loan in the amount of $326,250 (representing the portion of such award attributable to his approximate time spent on Newmark matters), pursuant to which the actual amount of the loan when issued was $228,707, which is the result of $326,250 (the nominal gross amount) less $97,543 held in reserve for payment of tax liabilities. This loan was forgiven in October 2017.

For 2015, Mr. Rispoli was provided a loan in the amount of $192,500, pursuant to which the actual amount of the loan when issued was $118,893, which is the result of $192,500 (the nominal gross amount) less $73,607 held in reserve for payment of tax liabilities. This loan was forgiven in October 2017.

Perquisites

From time to time, we may provide certain of our executive officers with perquisites and other personal benefits that we believe are reasonable. While we do not view perquisites as a significant element of our executive compensation program, we believe that they can be useful in attracting, motivating and retaining the executive talent for which we compete. From time to time, these perquisites might include travel, transportation and housing benefits. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for them in appropriate circumstances, and it may consider their use in the future. All present or future practices regarding executive officer perquisites will be subject to periodic review and approval by our Compensation Committee.

Mr. Gosin receives the use of a car and driver in connection with Mr. Gosin’s duties as an executive officer. In 2017, such personal benefits had an aggregate incremental cost of approximately $161,960.

We offer medical, dental, life insurance and short and long term disability insurance and a 401(k) plan to all employees on a non-discriminatory basis. Medical insurance premiums are charged to employees at varying levels based on total cash compensation.

Post-Employment Compensation

Pension Benefits

We do not currently provide pension arrangements or post-retirement health coverage for our employees, although we may consider such benefits in the future.

Retirement Benefits

Our executive officers are generally eligible to participate in a 401(k) contributory defined contribution plan, which we refer to as the “Deferral Plan.” Pursuant to the Deferral Plan, all U.S. eligible employees, including our executive officers, are provided with a means of saving for their retirement. We currently do not match any of our employees’ contributions to our Deferral Plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred compensation plans to our employees, although we may consider such benefits in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, which we refer to as the “CD&A,” set forth in this Proxy Statement with management of the Company and, based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in this Proxy Statement.

Dated: August 14, 2018

THE COMPENSATION COMMITTEE

Michael Snow, Chairman
John H. Dalton Virginia S. Bauer Peter F. Cervinka

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name and Principal Position	(b) Year		(c) Salary ($)		(d) Bonus ($)(3)	(e) Stock Awards ($)		(f) Option Awards ($)	(g) Non-Equity Incentive Plan Compensation ($)(8)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(i) All Other Compensation ($)		(j) Total ($)
Howard W. Lutnick,	2017	(1)(2)	500,000		7,000,000	—	(4)	—	—	—	—		7,500,000
Chairman	2016	(1)(2)	500,000		6,375,000	—	(4)	—	—	—	—		6,875,000
	2015	(1)(2)	500,000		5,875,000	—	(4)	—	—	—	—		6,375,000
Barry M. Gosin,	2017	(2)	1,000,000	(9)	—	—	(5)	—	—	—	617,014	(10)(11)	1,617,014
Chief Executive Officer	2016	(2)	475,000	(9)	—	—	(5)	—	—	—	514,617	(10)(11)	989,617
	2015		475,000	(9)	2,436,600	—	(5)	—	—	—	26,752,219	(10)(11)	29,663,819
James R. Ficarro,	2017	(2)	540,000		675,000	—	(6)	—	—	—	—		1,215,000
Chief Operating Officer	2016	(2)	525,000		585,000	—	(6)	—	—	—	—		1,110,000
	2015	(2)	450,000		258,750	—	(6)	—	—	—	326,250	(12)	1,035,000
Michael J. Rispoli,	2017	(2)	415,000		485,000	—	(7)	—	—	—	—		900,000
Chief Financial Officer	2016	(2)	400,000		400,000	—	(7)	—	—	—	—		800,000
	2015	(2)	385,000		192,500	—	(7)	—	—	—	192,500	(13)	770,000

(1)

The table does not include matters for 2015, 2016 and 2017 described above under “Compensation Discussion and Analysis—NPSU Grants and Related Replacement and Exchange Right Grants Attributable to Newmark” and “Compensation Discussion and Analysis—Replacement and Exchange Right Grants” because the shares granted were fewer than the number of limited partnership units redeemed/exchanged, those units had been granted in partial payment of prior years’ bonuses that had been reported at full notional value, and the partnership unit and cash payment adjustments described as part of the program were incidental adjustments required by the terms of the partnership unit agreements and the timing of the program in relation to distributions on units.

(2)

The amounts set forth in the table and corresponding footnotes reflect the total compensation awarded to Messrs. Gosin and Rispoli. In the case of Messrs. Lutnick and Ficarro, the amounts set forth in the table and corresponding footnotes reflect only those amounts attributable to the relevant executive’s services performed for us and exclude the amounts attributable to the relevant executives’ services performed on other matters for BGC Partners and its affiliates (other than us), and represents a percentage of the compensation allocable in respect of each executive’s approximate time spent on Newmark matters (i.e., for Mr. Lutnick, 50% of all compensation paid to him by BGC Partners and for Mr. Ficarro, 90% of all compensation).

(3)

Mr. Ficarro’s bonus for 2017 of $675,000 was paid in the form of 23,845 non-exchangeable Newmark Holdings PSUs and 19,508 non-exchangeable Newmark Holdings PPSUs. Mr. Rispoli’s bonus for 2017 of $485,000 was paid in the form of 28,224 non-exchangeable Newmark Holdings PSUs and 14,017 non-exchangeable Newmark Holdings PPSUs. Each of Messrs. Ficarro and Rispoli’s awards of Newmark Holdings PSUs/PPSUs was determined based on the closing price for Newmark’s Class A common stock on March 12, 2018, which was $15.57 per share. Mr. Gosin did not receive a bonus for 2017. See footnote (10) below for further information.

Mr. Ficarro’s bonus for 2016 was paid as follows: $321,744 in the form of 28,224 non-exchangeable BGC Holdings PSUs and $263,249 in the form of 23,092 non-exchangeable BGC Holdings PPSUs. Mr. Rispoli’s bonus for 2016 was paid as follows: $400,000 in the form of 19,298 non-exchangeable BGC Holdings PSUs and 15,790 non-exchangeable BGC Holdings PPSUs. Mr. Gosin did not receive a bonus for 2016. See footnote (10) below for further information.

Mr. Gosin’s, Mr. Ficarro’s and Mr. Rispoli’s bonuses for 2015 were paid as follows: (1) Mr. Gosin: $2,436,600 in the form of 153,861 non-exchangeable BGC Holdings PSUs and 125,887 non-exchangeable BGC Holdings PPSUs; (2) Mr. Ficarro: $258,750 in the form of 15,691 non-exchangeable BGC Holdings PSUs and 12,838 non-exchangeable BGC Holdings PPSUs; and (3) Mr. Rispoli: $192,500 in the form of 11,673 non-exchangeable BGC Holdings PSUs and 9,551 non-exchangeable BGC Holdings PPSUs. Mr. Gosin’s bonus for 2015 represents the amount earned in excess of the advance allocated to his 2015 bonus, which is described further in footnote (10) below.

(4)

For Mr. Lutnick, column (e) does not include the BGC Holdings NPSUs granted to him in 2017, 2016 and 2015. Of the BGC Holdings NPSUs issued to Mr. Lutnick in 2017 that are attributable to the approximate amount of time Mr. Lutnick spent on Newmark matters, 22,783 of such BGC Holdings NPSUs were previously cancelled and replaced by 22,783 BGC Holdings PSUs and 1,604 BGC Holdings PPSUs (having a determination price of $9.15). The remaining 1,149,854 BGC Holdings units (along with applicable Newmark Holdings units) which were redeemed and cancelled were BGC Holdings PSUs and PPSUs which had been issued to Mr. Lutnick in connection with previous year-end compensation grants under the BGC Incentive Plan and were previously included under column (g) at full notional value for the applicable period.

In addition, for Mr. Lutnick, column (e) does not include the BGC Holdings NPSUs granted to him in 2015 and 2016, 2,000,000 and 750,000, respectively, because NPSUs do not represent a right to acquire shares of Class A common stock and they had no grant date fair value for accounting purposes.

Of the 2,000,000 BGC Holdings NPSUs granted to Mr. Lutnick in 2014, (i) 1,000,000 were in 2015 replaced by a total of 550,000 non-exchangeable BGC Holdings PSUs and 450,000 non-exchangeable BGC Holdings PPSUs; and (ii) 500,000 were in 2016 replaced by 360,000 non-exchangeable BGC Holdings PSUs and 140,000 non-exchangeable BGC Holdings PPSUs.

Of the 2,000,000 BGC Holdings NPSUs granted to Mr. Lutnick in 2015, (i) in 2016, 500,000 were replaced by 275,000 non-exchangeable BGC Holdings PSUs and 225,000 non-exchangeable BGC Holdings PPSUs, and (ii) in 2017, 500,000 were replaced by 360,000 non-exchangeable BGC Holdings PSUs and 140,000 non-exchangeable BGC Holdings PPSUs.

Of the 750,000 BGC Holdings NPSUs granted to Mr. Lutnick in 2016, in 2017, 187,500 were replaced by 135,000 non-exchangeable BGC Holdings PSUs and 52,500 non-exchangeable BGC Holdings PPSUs.

On February 16, 2018, pursuant to the BGC’s standing policy for Mr. Lutnick, all of Mr. Lutnick’s remaining BGC Holdings NPSUs were cancelled and replaced with BGC Holdings PSUs and BGC Holdings PPSUs as follows: 568,813 non-exchangeable BGC Holdings PSUs and 237,248 non-exchangeable BGC Holdings PPSUs, in replacement of 806,061 BGC Holdings NPSUs, effective as of January 1, 2018. With respect to the replacement of BGC Holdings NPSUs in 2018, such replacement also applied to the ratable portion of the Newmark Holdings interests or units held in association with such replaced BGC Holdings NPSUs.

Column (e) also does not include the fair value of grants of exchange rights to Mr. Lutnick in February 2016 with respect to 520,380 BGC Holdings PSUs and 425,765 BGC Holdings PPSUs, pursuant to the standing policy because each of those PSUs and PPSUs was originally granted to Mr. Lutnick in partial payment of bonuses awarded to him under the BGC Incentive Plan for prior years and reflected in column (g) of the table for each of those prior years at their full notional dollar values. See “Compensation Discussion and Analysis—NPSU Grants and Related Replacement and Exchange Right Grants.”

(5)

For Mr. Gosin, column (e) does not include any of the following units, because these units had been previously granted in partial payment of prior years’ annual bonuses, commissions or base salary as non-exchangeable awards that would have been reported at full notional value, if we had been a reporting company at the time such bonuses were paid in the form of these units: (i) in March 2015, 16,868 BGC Holdings APSUs and 169,811 BGC Holdings PSUs were made exchangeable, (ii) in April 2015, 6,808 BGC Holdings APSUs, 29,696 BGC Holdings PSUs and 24,014 BGC Holdings PPSUs were made exchangeable, (iii) in August 2015, 276,706 BGC Holdings PSUs and 13,482 BGC Holdings APSUs were made exchangeable, (iv) in December 2015, 6,927 BGC Holdings APSUs were made exchangeable, (v) in March 2016, 254,250 BGC Holdings PSUs were made exchangeable, (vi) in April 2016, 11,114 BGC Holdings APSUs and 1,079 BGC Holdings PSUs were made exchangeable, (vii) in May 2016, 69,517 BGC Holdings PSUs and 56,877 BGC Holdings PPSUs were made exchangeable, (viii) in October 2016, 593,869 BGC Holdings PSUs were made exchangeable; (ix) in November 2016, 33,386 BGC Holdings APSUs were made exchangeable; and (x) in March 2018, 52,293 BGC Holdings APSUs, 1,146,696 BGC Holdings PSUs and 51,011 BGC Holdings PPSUs were made exchangeable. With respect to the grant of exchangeability that occurred in 2018, such grant of exchangeability also applied to the ratable portion of the Newmark Holdings interests or units held in association with such non-exchangeable BGC Holdings APSUs, BGC Holdings PSUs and BGC Holdings PPSUs, as applicable.

For Mr. Gosin, column (e) also does not include the fair value of the 642,261 non-exchangeable Newmark Holdings PSUs which on March 12, 2018 were redeemed and cancelled in exchange for issuing to Mr. Gosin $10.0 million of Newmark’s Class A common stock, less applicable taxes and withholdings, based on the price of $15.57 per share, which was the closing price of our Class A common stock on that date, resulting in the issuance to Mr. Gosin of 327,746 shares of our Class A common stock, because the value of such Newmark Holdings PSUs were reported at full notional value for 2015.

(6)

For Mr. Ficarro, column (e) does not include any of the following units, because these units had previously been granted in partial payment of prior years’ annual bonuses that would have been reported at full notional value, if we had been a reporting company at the time such bonuses were paid in the form of these units: (i) on April 22, 2015, 16,736 BGC Holdings NPPSUs were made exchangeable, (ii) on April 13, 2015, 4,163 BGC Holdings PSUs and 3,046 BGC Holdings PPSUs were made exchangeable, (iii) on May 2, 2016, 7,177 BGC Holdings PSUs and 4,765 BGC Holdings PPSUs were made exchangeable, (iv) on March 21, 2017, 15,586 BGC Holdings PSUs and 12,752 BGC Holdings PPSUs were made exchangeable, (v) on April 24, 2017, 12,373 BGC Holdings PSUs and 10,123 BGC Holdings PPSUs were made exchangeable, and (vi) on April 2, 2018, 31,846 non-exchangeable BGC Holdings PSUs, and 25,214 non-exchangeable BGC Holdings PPSUs, of which 9,200 BGC Holdings PPSUs have a determination price of $6.05 per unit and 16,140 BGC Holdings PPSUs have a determination price of $11.40 per unit, were made exchangeable.

For Mr. Ficarro, of the 81,818 BGC Holdings NPSUs granted to him in 2014, in 2015, 20,454 BGC Holdings NPSUs were made exchangeable.

Mr. Ficarro also has 20,455 BGC Holdings NPSUs and 16,736 BGC Holdings NPPSUs (which have a preferred value of $101,250) that were awarded in 2015 and vested into BGC Holdings PSUs and BGC Holdings PPSUs as of April 1, 2018. The vesting of such BGC Holdings NPSUs and BGC Holdings NPPSUs also applied to the ratable portion of the Newmark Holdings interests or units held in association with such non-exchangeable BGC Holdings NPSUs and BGC Holdings NPPSUs, as applicable.

(7)

For Mr. Rispoli, column (e) does not include any of the following units, because these units had previously been granted in partial payment of prior years’ annual bonuses that would have been reported at full notional value, if we had been a reporting company at the time such bonuses were paid in the form of these units: (i) on April 2, 2018, 17,211 non-exchangeable BGC Holdings PSUs, and 14,082 non-exchangeable BGC Holdings PPSUs, of which 9,381 BGC Holdings PPSUs have a determination price of $9.07 per unit and 4,701 BGC Holdings PPSUs have a determination price of $11.40 per unit, were made exchangeable, (ii) On April 17, 2015, 2,094 BGC Holdings PSUs and 1,606 BGC Holdings PPSUs were made exchangeable, on December 1, 2015, 196 BGC Holdings PSUs and 160 BGC Holdings PPSUs were made exchangeable, on May 2, 2016, 4,755 BGC Holdings PSUs and 2,540 BGC Holdings PPSUs were made exchangeable, on April 17, 2017, 17,040 BGC Holdings PSUs and 13,942 BGC Holdings PPSUs were made exchangeable. On June 9, 2016, 4,755 BGC Holdings PSU were exchanged for a value of $42,528 and 2,540 BGC Holdings PPUS for a value of $16,993.

(8)

The amounts in column (g) reflect the bonus awards to our named executive officers for 2017, 2016 and 2015. For 2017, Mr. Lutnick’s BGC Incentive Plan bonus was paid $1,500,000 in cash and $5,500,000 in the form of 194,284 non-exchangeable Newmark Holdings PSUs and 158,960 non-exchangeable Newmark Holdings PPSUs; Mr. Ficarro’s bonus was paid $675,000 in the form of 23,845 non-exchangeable Newmark Holdings PSUs and 19,508 non-exchangeable Newmark Holdings PPSUs; and Mr. Rispoli’s bonus was paid $485,000 in the form of 17,133 non-exchangeable Newmark Holdings PSUs and 14,017 non-exchangeable Newmark Holdings PPSUs. Mr. Gosin did not receive a bonus for 2017. See footnote (10) below.

For 2016, Mr. Lutnick’s BGC Incentive Plan bonus was paid $1,500,000 in cash and $4,875,000 in the form of 317,073 non-exchangeable BGC Holdings PSUs and 123,306 non-exchangeable BGC Holdings PPSUs; Mr. Ficarro’s bonus was paid $321,744 in the form of 28,224 non-exchangeable BGC Holdings PSUs and $263,249 non-exchangeable BGC Holdings PPSUs; and Mr. Rispoli’s bonus was paid $400,000 in the form of 19,298 non-exchangeable BGC Holdings PSUs and 15,790 non-exchangeable BGC Holdings PPSUs. Mr. Gosin did not receive a bonus for 2016. See footnote (10) below.

For 2015, Mr. Lutnick’s BGC Incentive Plan bonus was paid $1,500,000 in cash and $4,375,000 in the form of 375,000 non-exchangeable BGC Holdings PSUs and 145,834 non-exchangeable BGC Holdings PPSUs.

(9)	For 2017, Mr. Gosin’s base salary was $1,000,000 payable in cash, effective as of December 1, 2017, pursuant to the Gosin Employment Agreement.

For 2015 and 2016, Mr. Gosin’s base salary was $475,000, payable 50% in cash and 50% in non-exchangeable BGC Holdings APSUs. The 50% portion paid in non-exchangeable BGC Holdings APSUs was calculated on a monthly basis by dividing $19,792 by the closing price of Class A common stock on the last day of the month in which the cash portion of his salary was paid, and resulted in Mr. Gosin receiving 26,575 non-exchangeable BGC Holdings PSUs in 2015 and 26,548 non-exchangeable BGC Holdings PSUs in 2016.

(10)

For 2017, Mr. Gosin received commissions in the amount of $437,102 payable in connection with brokerage transactions. This amount was paid in the form of 33,509 non-exchangeable BGC Holdings PSUs and 4,193 non-exchangeable BGC Holdings APSUs. Such non-exchangeable BGC Holdings APSUs were not distribution eligible for 2017 but are distribution eligible for 2018.

For 2016, Mr. Gosin received commissions in the amount of $346,617 payable in connection with brokerage transactions. This amount was paid in the form of 34,888 non-exchangeable BGC Holdings PSUs and 4,347 non-exchangeable BGC Holdings APSUs. Such non-exchangeable BGC Holdings APSUs were not distribution eligible for 2016 or 2017 but are distribution eligible for 2018.

For 2015, Mr. Gosin received commissions in the amount of $2,592,183 payable in connection with brokerage transactions. This amount was paid in the form of 254,250 non-exchangeable BGC Holdings PSUs and 31,784 non-exchangeable BGC Holdings APSUs. Such non-exchangeable BGC Holdings APSUs were not distribution eligible for 2015, 2016 or 2017 but are distribution eligible for 2018.

In connection with his execution of a new employment agreement, on March 12, 2018, the Compensation Committee approved a grant of exchangeability with respect to 52,293 BGC Holdings APSUs, 1,146,696 BGC Holdings PSUs and 51,011 BGC Holdings PPSUs held by Mr. Gosin together with the ratable portion of the Newmark Holdings interests or units held in association with such BGC Holdings APSUs, PSUs and PPSUs.

In connection with an amendment to his existing employment agreement, on September 30, 2015, Mr. Gosin received a one-time grant of $24,000,164. This amount was paid in the form of 2,919,728 non-exchangeable BGC Holdings PSUs. Such grant was given as an advance against future incentive pool allocation payments which reduced his incentive pool allocation in respect of each of fiscal years 2014, 2015 and 2016 pursuant to a fixed formula. The amount of the one-time grant was based on Mr. Gosin’s estimated target bonus in future years. On March 12, 2018, the Compensation Committee authorized the Company to issue Mr. Gosin a net 327,746 shares of our Class A common stock, based on the price of $15.57 per share, which was the closing price of our Class A common stock on that date, following the redemption and cancellation of an aggregate of 642,261 non-exchangeable Newmark Holdings PSUs. For further information regarding Mr. Gosin’s bonus, please see “Compensation Discussion and Analysis—BGC Incentive Plan Bonuses and Other Bonuses Awarded for 2017” above.

(11)

Mr. Gosin receives the use of a car and driver in connection with Mr. Gosin’s duties. Such personal benefits had an aggregate incremental cost of approximately $142,389 in 2015, $150,437 in 2016 and $161,960 in 2017. In addition, Mr. Gosin received full payment of his health insurance premiums which had an aggregate incremental cost of approximately $17,482 in each of 2015 and 2016 and approximately $17,952 in 2017. See “Compensation Discussion and Analysis—Perquisites” above.

(12)

For 2015, Mr. Ficarro was provided a loan in the amount of $326,250, pursuant to which the actual amount of the loan was issued as $228,707, which is the result of $326,250 (the nominal gross amount) less $97,543 held in reserve for payment of tax liabilities in association with any forgiveness of the then current balance of the loan as applicable. The amount in column (i) reflects the gross amount of such loan provided to Mr. Ficarro and includes the reserve amount. This loan was forgiven in October 2017.

(13)

For 2015, Mr. Rispoli was provided a loan in the amount of $192,500, pursuant to which the actual amount of the loan when issued was $118,893, which is the result of $192,500 (the nominal gross amount) less $73,607 held in reserve for payment of tax liabilities in association with any forgiveness of the then current balance of the loan as applicable. The amount in column (i) reflects the gross amount of such loan provided to Mr. Rispoli and includes the reserve amount. This loan was forgiven in October 2017.

Grants of Plan-Based Awards

The following table shows all grants of plan-based awards to the named executive officers in 2017:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Grant Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Allowable Plan Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Howard W. Lutnick	1/1/17	—	—	25,000,000	—	—	—	—	—	—	—
Barry M. Gosin(3)	—	—	—	—	—	—	—	—	—	—	—
James R. Ficarro(4)	—	—	—	—	—	—	—	—	—	—	—
Michael J. Rispoli	—	—	—	—	—	—	—	—	—	—	—

(1)

The amounts in column (e) reflect the maximum possible individual payment under the BGC Incentive Plan. During 2017, there were no specific minimum and target levels under the BGC Incentive Plan. The $25,000,000 maximum amount was the maximum annual amount available for payment to any one executive officer under the BGC Incentive Plan for 2017, and the BGC compensation committee retained negative discretion to award less than this amount. Actual amounts paid to each named executive officer for 2017 are set forth in column (g) of the Summary Compensation Table. Prior to our IPO in December of 2017, we did not have an incentive plan. As such, during 2017 Mr. Lutnick was a participating executive in the BGC Incentive Plan, and compensation arrangements for 2017 for Messrs. Gosin, Ficarro and Rispoli were approved by Mr. Lutnick.

(2)

Columns (i) and (l) do not include the BGC Holdings NPSUs granted to Mr. Lutnick in 2016, 750,000 of which were attributable to his approximate time spent on Newmark matters, because they did not represent a right to acquire shares of BGC’s Class A common stock and they had no grant date fair value for accounting purposes.

Of the 750,000 BGC Holdings NPSUs granted to Mr. Lutnick in 2016, which represents the portion of such BGC Holdings NPSUs attributable to his approximate time spent on Newmark matters, in 2017, 187,500 of such BGC Holdings NPSUs were replaced by 135,000 non-exchangeable BGC Holdings PSUs and 52,500 non-exchangeable BGC Holdings PPSUs.

On February 16, 2018, pursuant to the BGC’s standing policy for Mr. Lutnick, effective as of January 1, 2018, all of Mr. Lutnick’s remaining BGC Holdings NPSUs were cancelled and replaced with BGC Holdings PSUs and BGC Holdings PPSUs as follows: 568,813 non-exchangeable BGC Holdings PSUs and 237,248 non-exchangeable BGC Holdings PPSUs, in replacement of 806,061 BGC Holdings NPSUs. With respect to the replacement of BGC Holdings NPSUs in 2018, such replacement also applied to the ratable portion of the Newmark Holdings interests or units held in association with such replaced BGC Holdings NPSUs.

Columns (i) and (l) also do not include the fair value of grants of exchange rights to Mr. Lutnick in February 2016 with respect to 520,380 BGC Holdings PSUs and 425,765 BGC Holdings PPSUs pursuant to the standing policy, which represent the portion of such awards allocated to his approximate time spent on Newmark matters, because each of those BGC Holdings PSUs and PPSUs was originally granted to Mr. Lutnick in partial payment of bonuses awarded to him under the BGC Incentive Plan for prior years and reflected in column (g) of the Summary Compensation Table for each of those prior years at their full notional dollar values.

(3)	Mr. Gosin did not receive any grants of plan-based awards in 2017.

(4)

Columns (i) and (l) do not include the 20,455 BGC Holdings NPSUs and 16,736 BGC Holdings NPPSUs (which have a preferred value of $101,250) that were awarded to Mr. Ficarro in 2015, which represent the portion of BGC Holdings NPSUs and BGC Holdings NPPSUs awarded in such year that are attributable to his approximate time spent on Newmark matters and which vested into BGC Holdings PSUs and BGC Holdings PPSUs as of April 1, 2018. The vesting of such BGC Holdings NPSUs and BGC Holdings NPPSUs also applied to the ratable portion of the Newmark Holdings interests or units held in association with such non-exchangeable BGC Holdings NPSUs and BGC Holdings NPPSUs, as applicable.

For each of the foregoing exchangeability transactions that occurred in 2018, such transaction also applied to the ratable portion of the Newmark Holdings interests or units held in association with such exchanged or redeemed non-exchangeable BGC Holdings PSUs and non-exchangeable BGC Holdings PPSUs, as applicable.

Outstanding Equity Awards at Fiscal Year End

None of the named executive officers held any unexercised options as of December 31, 2017. The following table shows all exchangeable units representing a right to acquire shares of our Class A common stock held by each of the named executive officers as of December 31, 2017:

	Option Awards					Grant Awards
(a) Name	(b) Number of Securities Underlying Unexercised Options/ Exchangeable Units Exercisable/ Exchangeable(1) (#)	(c) Number of Securities Underlying Unexercised Options/ Exchangeable Units Unexercisable/ Unexchangeable(2) (#)	(d) Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(e) Option Exercise Price ($)	(f) Option Expiration Date	(g) Number of Shares or Units of Stock That Have Not Vested (#)(2)	(h) Market Value of Shares or Units of Stock That Have Not Vested(2)	(i) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(j) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Howard W. Lutnick	473,073	—	—	—	—	—	—	—	—
Barry M. Gosin	967,298	—	—	—	—	—	—	—	—
James R. Ficarro	0	—	—	—	—	—	—	—	—
Michael J. Rispoli	8,989	—	—	—	—	—	—	—	—

(1)	For Mr. Lutnick, column (b) represents 473,073 exchangeable Newmark Holdings PSUs held as of December 31, 2017.

For Mr. Gosin, column (b) represents 67,877 exchangeable Newmark Holdings APSUs and 899,421 exchangeable Newmark Holdings PSUs held as of December 31, 2017.

For Mr. Ficarro, column (b) represents zero exchangeable Newmark Holdings PSUs held as of December 31, 2017.

For Mr. Rispoli, column (b) represents 8,989 exchangeable Newmark Holdings PSUs held as of December 31, 207.

These exchangeable Newmark Holdings PSUs and Newmark Holdings APSUs were issued in connection with the separation and distribution agreement and may be exchanged at any time on a 1:1 basis for shares of Newmark’s Class A common stock, subject to adjustment and the terms of the separation and distribution agreement. As of December 29, 2017, the closing market price of a share of Class A common stock was $15.90.

The table above does not reflect the following exchangeable BGC Holdings PSUs or BGC Holdings APSUs held by the named executive officers as of December 31, 2017: Mr. Lutnick, 520,381 exchangeable BGC Holdings PSUs; Mr. Gosin, 149,328 exchangeable BGC Holdings APSUs and 1,978,728 exchangeable BGC Holdings PSUs; Mr. Ficarro, zero exchangeable BGC Holdings PSUs; and Mr. Rispoli, 19,775 exchangeable BGC Holdings PSUs.

These exchangeable BGC Holdings PSUs and exchangeable BGC Holdings APSUs were outstanding immediately prior to the separation and may be exchanged at any time on a 1:1 basis for shares of BGC’s Class A common stock so long as they exchanged together with the ratable portion of a number of the associated Newmark Holdings units, based on the exchange ratio in effect at the time (for more information on the exchange ratio, see “Certain Relationships and Related Transactions—Separation and Distribution Agreement”). As of December 31, 2017, the closing market price of a share of BGC Class A common stock was $15.11.

Non-exchangeable Newmark Holdings PSUs or Newmark Holdings APSUs held as of December 31, 2017 that are eligible to be granted exchange rights into Newmark Class A common stock were as follows: Mr. Lutnick, 1,664,770 units; Mr. Gosin, 2,239,640 units; Mr. Ficarro, 38,895 units; and Mr. Rispoli, 13,983 units. These non-exchangeable Newmark Holdings PSUs/APSUs were issued in connection with the separation and distribution agreement.

Non-exchangeable BGC Holdings PSUs or BGC Holdings APSUs held as of December 31, 2017 that are eligible to be granted exchange rights into BGC Class A common stock were as follows: Mr. Lutnick, 3,662,498 units; Mr. Gosin, 4,927,213 units; Mr. Ficarro, 85,569 units; and Mr. Rispoli, 30,763 units. Each of such units was issued 0.454545 related Newmark Holdings units in connection with the separation and distribution agreement, as described in “Certain Relationships and Related Transactions—Separation and Distribution Agreement.”

Non-exchangeable Newmark Holdings NPSUs held as of December 31, 2017 that are eligible to be replaced by non-exchangeable Newmark Holdings PSUs/PPSUs, which in turn would be eligible to be granted exchange rights for shares of Newmark Class A common stock or cash were as follows: Mr. Lutnick, 863,363 units; Mr. Gosin, 0 units; Mr. Ficarro, 9,297 units; and Mr. Rispoli, 0 units. These non-exchangeable Newmark Holdings NPSUs were issued in connection with the separation and distribution agreement.

BGC Holdings NPSUs held as of December 31, 2017 that are eligible to be replaced by non-exchangeable BGC Holdings PSUs/PPSUs, which in turn would be eligible to be granted exchange rights for shares of Class A common stock or cash, were as follows: Mr. Lutnick, 1,900,000; Mr. Ficarro, 20,455; Mr. Rispoli, zero. Each of such units were issued 0.454545 related Newmark Holdings units in connection with the separation and distribution agreement, as described in “Certain Relationships and Related Transactions—Separation and Distribution Agreement.”

Unless otherwise noted, the number and value of awards in the table and this footnote reflect only those amounts attributable to the relevant executive’s services performed for us and excludes the amounts attributable to the relevant executives’ services performed on other matters for BGC Partners and its affiliates (other than us), and represents a percentage (i.e., for Mr. Lutnick, 50% of all compensation paid to him by BGC Partners; for Messrs. Gosin and Rispoli, 100% of all compensation; and for Mr. Ficarro, 90% of all compensation) of their total compensation based on each such executive’s approximate time spent on Newmark matters.

(2)

Column (c) does not include non-exchangeable Newmark Holdings PPSUs held as of December 31, 2017 because they did not represent a right to acquire our Class A common stock. As of December 31, 2017, the non-exchangeable Newmark Holdings PPSUs held by the named executive officers were as follows: Mr. Lutnick, 241,240 units; Mr. Gosin, 120,448 units; Mr. Ficarro, 29,810 units; and Mr. Rispoli, 11,441 units.

Column (c) does not include non-exchangeable BGC Holdings PPSUs held as of December 31, 2017 because they did not represent a right to acquire BGC Class A common stock. As of December 31, 2017, the non-exchangeable BGC Holdings PPSUs held by the named executive officers were as follows: Mr. Lutnick, 530,729 units; Mr. Gosin, 264,985 units; Mr. Ficarro, 65,583 units; and Mr. Rispoli, 25,171 units.

Option Exercises and Stock Vested

During 2017, Mr. Lutnick exercised options as described in the table below. No options were exercised by Messrs. Gosin, Ficarro and Rispoli, and no stock vested for any of the named executive officers.

Option Awards
(a) Name	(b) Number of BGC Shares acquired on exercise (#)(1)	(c) Value Realized on exercise ($) Unexercisable
Howard W. Lutnick	500,000	2,710,000

(1)

During 2017, Mr. Lutnick exercised employee stock options through net exercise on November 29, 2017 with respect to 500,000 shares of BGC Class A common stock at an exercise price of $10.82 per share. The closing price of a share of BGC Class A common stock on November 29, 2017 was $16.24. The net exercise of such option resulted in 73,724 shares of BGC Class A common stock being issued to Mr. Lutnick. The number and value of awards in the table and this footnote reflect only the amount of the options exercised that are attributable to his service to us (approximately 50%).

Potential Payments upon Termination and Change in Control

The following table provides information regarding the estimated amounts payable to the named executive officers listed below, upon either termination or continued employment if such change in control had occurred on December 31, 2017 under their change in control and other agreements, described below, in effect on December 31, 2017. The amounts in the table below reflect the amounts payable to Mr. Lutnick upon a change in control of BGC Partners as of December 31, 2017 that are attributable to his approximate time spent on Newmark matters (i.e., 50% of his BGC Partners compensation). For Mr. Gosin, we have reflected 100% of the amounts he would be paid on a termination of his employment without “cause,” because the payments would have been the same whether or not a change in control of BGC Partners or Newmark had occurred. Messrs. Ficarro and Rispoli are not eligible for additional benefits upon termination or a change in control. All amounts are determined, where applicable, using the $15.90 closing market price of our Class A common stock as of December 29, 2017. All amounts, including estimated tax gross-up payments, are subject to the specific terms and conditions set forth in the applicable change in control or other agreements and applicable law:

Name	Base Salary ($)		Bonus ($)	Earned but Unpaid Commissions	Non-Compete Payments ($)		Vesting of Equity Compensation ($)	Welfare Benefit Continuation ($)	Tax Gross- Up Payment ($)(6)	Total ($)
Howard W. Lutnick
Termination of Employment in connection with a Change in Control(1)	1,000,000		14,000,000	—	—		—	26,018	8,876,344	23,902,362
Extension of Employment in connection with a Change in Control	500,000		7,000,000	—	—		—	26,018	3,774,997	11,301,015
Barry M. Gosin
Termination of Employment without Cause Prior to a Change in Control(2)	2,000,000	(4)	—	437,102	2,000,000	(5)	—	—	—	4,437,102
Termination of Employment without Cause in connection with a Change in Control(3)	2,000,000	(4)	—	437,102	2,000,000	(5)	—	—	—	4,437,102
Any Termination of Employment	—		—	—	2,000,000	(5)	—	—	—	2,000,000

(1)

Upon a change in control at December 31, 2017, Mr. Lutnick would have had the right to receive (i) the replacement of any Newmark Holdings NPSUs with non-exchangeable Newmark Holdings PSUs/PPSUs, and such non-exchangeable Newmark Holdings PSUs/PPSUs would then be granted immediately exchangeable exchange rights in accordance with clause (ii); (ii) grants of immediately exchangeable exchange rights with respect to any non-exchangeable limited partnership units that would be eligible to be granted exchange rights held by him immediately prior to a change in control; and (iii) the immediate lapse of any restrictions on transferability of any shares of restricted stock held by him at such time.

At December 31, 2017, Mr. Lutnick held 3,320,540 of such non-exchangeable Newmark limited partnership units. Based on the closing price of the Newmark’s Class A common stock of $15.90 on December 29, 2017, the aggregate value of the shares and cash underlying such grants would have been $52,939,686.

As of December 31, 2017, Mr. Lutnick held 482,480 non-exchangeable Newmark Holdings PPSUs. Based upon the applicable determination price of each grant of Newmark Holdings PPSUs, the cash value underlying such exchange rights would have been $4,899,734.

As of December 31, 2017, Mr. Lutnick did not hold any shares of our restricted stock.

In each case, the units exclude any units subject to redemption for zero or for cash in accordance with applicable agreements. See “—Change in Control Agreements” below.

(2)

Upon a termination of Mr. Gosin’s employment without cause, any unvested compensatory partnership units held by Mr. Gosin would vest immediately. At December 31, 2017, Mr. Gosin had no unvested partnership units. See “—Employment Agreements—Gosin Employment Agreement” below.

(3)

Upon a change in control at December 31, 2017, any non-exchangeable Newmark Holdings units held by Mr. Gosin as of such date would have been immediately exchangeable into restricted shares of Class A common stock, transferable ratably over the first through third anniversaries of the Change in Control, subject to certain conditions. See “—Change in Control Agreements” below.

At December 31, 2017, Mr. Gosin held 2,239,640 of such non-exchangeable Newmark Holdings units. Based on the closing price of our Class A common stock of $15.90 on December 29, 2017, the value of the shares underlying such grants of exchange rights would have been $35,610,726.

At December 31, 2017, Mr. Gosin did not hold any shares of Newmark restricted stock.

(4)	Effective as of December 1, 2017, Mr. Gosin’s base salary was $1,000,000, payable in cash.

(5)

Following a termination of Mr. Gosin’s employment for any reason, he would be eligible to receive a monthly cash payment equal to $83,333 in exchange for his non-compete for up to 24 months; provided that the Company may elect to release Mr. Gosin from his non-compete and cease making such payments at any time. If the Company elected to enforce Mr. Gosin’s non-compete for the full 24-month period, the value of such payment would be $2,000,000.

(6)

Mr. Lutnick is also entitled to a tax gross-up for excess parachute payments, if any, that would be due in respect of the impact a change in control would have on certain of his outstanding partnership units. Based on the vesting in footnote (1), on either a termination of employment or an extension of employment, these amounts, if any, would be estimated to be $60,569,007.

Change in Control Agreements

On December 13, 2017, Mr. Lutnick entered into a Change of Control Agreement with us (which we refer to as the “Change of Control Agreement”) providing that, upon a change in control, all stock options, RSUs, restricted stock, and other awards based on shares of our Class A common stock held by him immediately prior to such change in control shall vest in full and become immediately exercisable, and all limited partnership units in Newmark Holdings shall, if applicable, vest in full and be granted immediately exchangeable exchange rights for shares of our Class A common stock. The Change of Control Agreement also contains provisions relating to the continuation of medical and life insurance benefits for two years following termination or extension of employment, as applicable.

Under the Change of Control Agreement, if a change in control of the Company occurs (which will occur in the event that none of Cantor or any of its affiliates has a controlling interest in us) and Mr. Lutnick elects to terminate his employment with us upon the change in control pursuant to a written notice of his resignation provided at any time prior to the change in control, he will receive in a lump sum in cash an amount equal to two times the sum of his annual base salary and his prior year’s annual bonus, and receive medical benefits for two years after the termination of his employment (provided that, if Mr. Lutnick becomes re-employed and is eligible to receive medical benefits under another employer-provided plan, the former medical benefits will be secondary to the latter). If a change in control occurs and Mr. Lutnick does not so elect to terminate his employment with us, he will receive in a lump sum in cash an amount equal to his annual base salary and his prior year’s annual bonus, and receive medical benefits, provided that in the event that, during the three-year period following the change in control, his employment is terminated by us (other than by reason of his death or disability), he will receive in a lump sum in cash an amount equal to his annual base salary and his prior year’s annual bonus. The Change of Control Agreement further provides for certain tax gross-up payments, provides for no duty of Mr. Lutnick to mitigate amounts due by seeking other employment and provides for payment of legal fees and expenses as a result of any dispute with respect to the Change of Control Agreement. The Change of Control Agreement further provides for indemnification of Mr. Lutnick in connection with a challenge thereof. In the event of death or disability, or termination in the absence of a change in control, Mr. Lutnick will be paid only his accrued salary to the date of death, disability, or termination. The Change of Control Agreement is terminable by the Company upon two years’ advance notice on or after the 10-year anniversary of the closing of the IPO.

As of the date hereof, Mr. Lutnick is party to a substantially similar change in control agreement with BGC Partners.

Additionally, in connection with our IPO, in December 2017 Mr. Gosin entered into letter agreements with each of BGC Holdings and Newmark Holdings providing that in the event that BGC Partners or Newmark are no longer controlled by Cantor, Mr. Lutnick or one of their affiliates, any PSUs relating to BGC Holdings or Newmark Holdings, as applicable, then held by Mr. Gosin at the time of the change in control shall be exchanged into restricted shares of our Class A common stock (subject to reduction for taxes and withholdings). Such shares shall be transferable ratably over the first through third anniversaries of such change in control, provided that Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the share documentation through the applicable transfer date.

Employment Agreements

In connection with the completion of the IPO, Newmark OpCo and Barry M. Gosin entered into an Employment Agreement, which, as amended from time to time, we refer to as the “Gosin Employment Agreement,” pursuant to which Mr. Gosin serves as Chief Executive Officer of Newmark, reporting directly to Mr. Lutnick. The Gosin Employment Agreement provides for a term commencing as of December 1, 2017 and ending on the earlier of (i) the twelve-month anniversary of the date on which either party notifies the other party in writing of its intention not to terminate the agreement and (ii) the date the agreement is otherwise terminated in accordance with its terms.

The Gosin Employment Agreement provides that Mr. Gosin is entitled to receive (i) an annual base salary of $1,000,000, all of which shall be paid in cash, (ii) commissions under the terms and conditions applicable to Mr. Gosin and in accordance with Newmark’s then-current policies, provided that the payment of any such Commissions must be approved by our Compensation Committee, and (iii) a discretionary annual bonus, subject to the approval of and achievement by Mr. Gosin of any performance goals or targets as may be established by our Compensation Committee.

During the term of employment, Newmark OpCo may terminate the Gosin Employment Agreement for “Cause,” as defined therein, without further obligation, upon death or disability, or without Cause. Amounts payable upon termination for death or disability shall be determined in accordance with Newmark’s then-current policies. If Mr. Gosin is terminated without Cause, he shall be entitled to receive, subject to his execution of a customary release, (i) his salary through the remainder of the term of employment and (ii) if applicable, Mr. Gosin’s non-exchangeable BGC Holdings and Newmark Holdings units will, as determined by the applicable General Partner, be (y) redeemed for cash or stock ratably over the first four anniversaries of such termination or (z) exchanged into restricted shares of stock and become transferable ratably over the first through fourth anniversaries of such termination (provided that, with respect to clauses (x) and (y), Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the share documentation through the applicable transfer date).

In addition, pursuant to the letter agreements between Mr. Gosin and each of BGC Holdings and Newmark Holdings, in the event of Mr. Gosin’s permanent retirement from Newmark and the real estate brokerage industry, it is the current intention of the General Partner of BGC Holdings and the General Partner of Newmark Holdings that Mr. Gosin’s PSUs then held at the time of retirement shall, at Mr. Gosin’s election, either be (i) redeemed for cash or BGC or Newmark Class A common stock, as applicable, ratably over the first through fourth anniversaries of such retirement or (ii) exchanged into BGC or Newmark restricted shares of Class A common stock, as applicable, upon such retirement and become transferable ratably over the first through fourth anniversaries of such retirement; provided that Mr. Gosin continues to satisfy the non-compete, non-solicitation and non-disparagement conditions set forth in the share documentation through the applicable transfer date. Mr. Gosin may also request to remain a partner in BGC Holdings.

Mr. Gosin is subject to confidentiality, non-competition, non-solicitation and non-disparagement obligations. For as long as Mr. Gosin does not compete with Newmark, subject to customary exceptions including ownership of less than 1% of the securities of a publicly traded competitor and certain investments in ownership of real property, during the 24 months after any termination, and, provided that he executes and delivers a customary release, among other requirements, Mr. Gosin is entitled to receive $83,333.33 per month during the non-compete period (unless Newmark OpCo elects not to continue to enforce the non-compete, at which time payments will cease). He also agreed not to solicit or perform services for any clients or prospective clients of Newmark for such 24-month period and not to solicit any employees, consultants or independent contractors of Newmark for a five-year period following termination of his employment.

Mr. Gosin is also entitled to certain rights in the event of a Change in Control. See “—Change in Control Agreements” above.

Our Compensation Plans

Equity Plan

On December 13, 2017, we adopted the Equity Plan to provide a means for us to attract, retain, motivate and reward present and prospective directors, officers, employees, consultants and service providers by increasing their ownership interests in us. Under the Equity Plan, individual awards may take the form of: (i) stock options, including incentive stock options (which we refer to as “ISOs”); (ii) SARs; (iii) restricted stock, consisting of shares of our Class A common stock that are subject to restrictions on transferability and other possible restrictions, including forfeiture based upon the failure to satisfy service-related or other restrictions; (iv) deferred stock, representing the right to receive shares of our stock in the future, such as RSUs; (v) bonus stock and awards in lieu of cash compensation, including in payment of bonuses under our Incentive Plan; (vi) dividend equivalents, consisting of a right to receive cash, other awards or other property equal in value to dividends paid with respect to a specified number of shares of our stock; or (vii) Other Stock-Based Awards, consisting of awards denominated or payable in, or the value of which is based in whole or in part upon the market or book value of, our Class A common stock, including in connection with Newmark Holdings limited partnership units awarded under the Participation Plan and working partner units that are exchangeable for shares of our Class A common stock or cash settled. Dividend equivalents may be paid, distributed or accrued in connection with any award issued under the Equity Plan, including RSUs, whether or not vested. Awards granted under the Equity Plan are generally not assignable or transferable, except by the laws of descent and distribution, unless permitted by our Compensation Committee or its designee.

Subject to adjustment, the Equity Plan authorizes the issuance of up to 400 million shares of our Class A common stock (subject to adjustment) pursuant to the exercise or settlement of awards granted under the Equity Plan. During any calendar year, no participant in the Equity Plan may be granted awards (including options and stock appreciation rights) that may be settled by delivery of more than 15 million shares of our Class A common stock, subject to adjustment. In addition, with respect to awards that may be settled solely in cash, no participant may be paid in any calendar year cash amounts relating to such awards that exceed the greater of the fair market value of the number of shares of stock in the immediately preceding sentence at the date of grant or the date of settlement of the award. The Equity Plan treats these limitations as two separate limitations, such that awards that may be settled solely by delivery of stock will not operate to reduce the amount of cash-only awards, and vice-versa.

The Equity Plan is generally administered by our Compensation Committee, except that our Board of Directors performs the Committee’s functions under the Equity Plan for purposes of grants of awards to members of the Committee and, to the extent permitted under applicable law and regulation, may perform any other function of our committee as well. Our Compensation Committee will have the authority, among other things, to: (i) select the present or prospective directors, officers, employees and consultants entitled to be granted awards under the Equity Plan; (ii) determine the types of awards, or combinations thereof, and whether such awards are to operate on a tandem basis or in conjunction with other awards; (iii) determine the number of shares of our Class A common stock or units or rights covered by an award; and (iv) determine the other terms and conditions of any award, including, without limitation, any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provisions or waivers thereof, including forfeiture of awards, or of the cash, shares, other awards or other property received in payment or settlement of awards, in the event of termination of employment or service of the participant or his or her violation of company policies, restrictions, or other requirements. The grant price at which shares of our Class A common stock may be acquired pursuant to the grant of stock options and SARs under the Equity Plan may not be less than 100% of the fair market value of the shares covered by such grant on the date of grant, measured at the closing market price of our Class A common stock on such date. Our Compensation Committee’s authority with respect to awards to employees who are not directors or executive officers may be delegated to our officers or managers, including our Chairman. This delegation may be revoked at any time.

Our present and prospective directors, officers, employees, consultants and service providers and those of our parent, subsidiaries and affiliates will be eligible for awards under the Equity Plan. Since the selection of participants and their awards under the Equity Plan are to be determined in the discretion of our compensation committee or its designee, such individuals and their awards are not presently determinable, other than with respect to automatic grants to non-employee directors, as discussed above, and the potential grant of exchange rights and cash settlement awards related to non-exchangeable PSUs and other limited partnership units (for which exchange rights may be granted) awarded under the Participation Plan, including pursuant to the committee’s special quarterly performance-based award opportunities and change in control agreements and provisions discussed above.

The flexible terms of the Equity Plan are intended to, among other things, permit our Compensation Committee to impose performance conditions with respect to any award, thereby requiring forfeiture of all or part of an award if performance objectives are not met, or linking the grant, exercisability or settlement of an award to the achievement of performance conditions. The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based solely on one or more of the following measures: (i) pre-tax or after-tax net income; (ii) pre-tax or after-tax operating income; (iii) gross revenue; (iv) profit margin; (v) stock price, dividends and/or total stockholder return; (vi) cash flow(s); (vii) market share; (viii) pre-tax or after-tax earnings per share; (ix) pre-tax or after-tax operating earnings per share; (x) expenses; (xi) return on equity; or (xii) strategic business criteria, consisting of one or more objectives based upon meeting specified revenue, market penetration or geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures or any combination thereof. The determination of whether any performance goal is satisfied will be made in accordance with U.S. GAAP, to the extent relevant. However, in connection with any goal that is based upon operating income or operating earnings, the calculation may be made on the same basis as reflected in a release of earnings for a previously completed period as specified by the Committee.

If our Compensation Committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or exchange of shares of our Class A common stock or other securities, stock dividend or other special, large and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), liquidation, dissolution, or other similar corporate transaction or event affects our shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock reserved and available for awards under the Equity Plan; (ii) the number and kind of shares of stock specified in the annual per-person limitations under the Equity Plan; (iii) the number and kind of shares of outstanding restricted stock or other outstanding awards in connection with which shares have been issued; (iv) the number and kind of shares that may be issued in respect of other outstanding awards; and (v) the exercise price, grant price or purchase price relating to any award (or, if deemed appropriate, the committee may make provision for a cash payment, including, without limitation, payment based upon the intrinsic (i.e., in-the-money) value, if any, with respect to any outstanding award). In addition, the committee shall make appropriate adjustments in the terms and conditions of, and the criteria included in, awards (including, without limitation, cancellation of unexercised or outstanding awards, or substitution of awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence and events constituting a change in control) affecting us or our financial statements, or in response to changes in applicable law, regulation, or accounting principles.

Except as otherwise provided in individual award agreements, which need not be uniform, all conditions and restrictions relating to the continued performance of services with respect to the exercisability or full enjoyment of an award will accelerate or otherwise lapse immediately prior to a “change in control” (as defined in the Equity Plan, and which, prior to the distribution, will include a “change in control” of BGC Partners). Upon the consummation of any transaction whereby we become a wholly owned subsidiary of any unaffiliated corporation, all stock options outstanding under the Equity Plan will terminate (after taking into account any accelerated vesting), with or without the payment of any consideration therefor, including, without limitation, payment of the intrinsic (i.e., in-the-money) value, if any, of such options, as determined by our compensation committee, unless such other corporation continues or assumes the Equity Plan as it relates to options then outstanding (in which case such other corporation will be treated as us for all purposes under the Equity Plan, and our Compensation Committee shall make appropriate adjustment in the number and kind of shares of stock subject thereto and the exercise price per share thereof to reflect consummation of such transaction). If the Equity Plan is not to be so assumed, we will notify participants at least 10 days in advance of the consummation of such transaction.

As to any award granted as a stock option or SAR, the Equity Plan includes a restriction providing that our compensation committee may not, without prior stockholder approval to the extent required under applicable law, regulation, or exchange rule, subsequently reduce the exercise price or grant price relating to such award, or take such other actions as may be considered a “repricing” of such award under U.S. GAAP. Adjustments to the exercise or grant price or number of shares of our Class A common stock subject to an option or SAR to reflect the effects of a stock split or other extraordinary corporate transaction will not constitute a “repricing.”

We may not, in connection with any award, extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to any participant who is our director or executive officer. With the consent of our compensation committee, and subject at all times to, and only to the extent, if any, permitted under, applicable law and regulation and other binding obligations or provisions applicable to us, we may extend, maintain, renew, guarantee or arrange for credit in the form of a personal loan to a participant who is not our director or executive officer in connection with any award, including, without limitation, the payment by such participant of any or all federal, state or local income or other taxes due in connection with any award.

The Equity Plan is non-exclusive, and the Plan creates no limitations on our Board of Directors or Compensation Committee from adopting other compensatory arrangements. The Equity Plan may be amended, altered, suspended, discontinued or terminated by our Board without stockholder approval unless such approval is required by law or regulation, including, without limitation, under the applicable rules of any stock exchange. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although our Board may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable. Our compensation committee may waive any conditions or rights, or amend, alter, suspend, discontinue or terminate any award, under the Equity Plan. No such change to the Equity Plan or any award may, without the participant’s consent, materially impair the rights of the participant under an outstanding award except as provided in the Equity Plan or applicable award agreement.

Material Federal Income Tax Consequences of Our Equity Plan

The following is a brief description of the federal income tax consequences generally arising with respect to awards that may be granted under the Equity Plan. This discussion is intended for the information of our stockholders and not as tax guidance to individuals who may participate in the Equity Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign laws.

The grant of a stock option or SAR will create no tax consequences for the participant or us. A participant will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no tax deduction at that time. Upon exercising an option other than an ISO, the participant must generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable stock received. In each case, we will generally be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant.

A participant’s disposition of stock acquired upon the exercise of a stock option or SAR generally will result in capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such stock (or the exercise price of the option in the case of stock acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to us in connection with a disposition of stock acquired upon the exercise of an option or other award, except that we will generally be entitled to a tax deduction (and the participant will recognize ordinary taxable income) if stock acquired upon exercise of an ISO is disposed of before the applicable ISO holding periods have been satisfied.

With respect to awards granted under the Equity Plan that may be settled either in cash or in stock or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or fair market value of stock or other property received. We will generally be entitled to a tax deduction for the same amount. With respect to awards involving stock or other property that is restricted as to transferability and subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the fair market value of the stock or other property received at the first time the stock or other property becomes transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. We will generally be entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. A participant may elect to be taxed at the time of receipt of the stock or other property rather than upon the lapse of restrictions on transferability or substantial risk of forfeiture, but if the participant subsequently forfeits such stock or property, the participant would not be entitled to any tax deduction, including a capital loss, for the value of the stock or property on which the participant previously paid tax. Such election must be made and filed with the IRS within 30 days after the receipt of the stock or other property.

As discussed above, in certain cases the federal income tax deduction to which we otherwise are entitled may be limited by application of Section 162(m) of the Code, which generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other most highly compensated named executive officers in excess of $1,000,000 in any year. We intend that stock options and SARs granted under the Equity Plan at the fair market value of our Class A common stock on the date of grant will qualify as performance-based compensation, to the extent applicable. Stock units, performance units, stock awards, dividend equivalents, exchange rights and other awards granted under the Equity Plan will qualify as performance-based compensation only when our Compensation Committee conditions the grant, exercise or settlement of such awards on the achievement of specified performance goals in accordance with the requirements of Section 162(m) of the Code, to the extent applicable, and the Equity Plan.

Under Section 409A of the Code, an award under the Equity Plan may be taxable to the participant at 20 percentage points above ordinary federal income tax rates at the time the award becomes vested, plus interest and penalties, even if that is prior to the delivery of cash or stock in settlement of the award, if the award constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

The Equity Plan provides that we have the right to require participants under the Equity Plan to pay us an amount necessary for us to satisfy our federal, state, local and foreign tax withholding obligations with respect to such awards. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. Unless the Compensation Committee or its designee determines otherwise, a participant may satisfy this withholding obligation by having shares acquired pursuant to the award withheld, or by transferring to us previously acquired shares of our Class A common stock.

Incentive Plan

On December 13, 2017, we adopted the Incentive Plan. The purpose of the Incentive Plan is to (i) attract, retain and reward key employees by providing them with the opportunity to earn bonuses that are based on the achievement of specified performance goals, and (ii) structure such bonus opportunities in a way that will qualify the payments made as “performance-based” for purposes of Section 162(m) of the Code so that we will be entitled to a federal income tax deduction for the payment of such incentive bonuses to such employees, to the extent applicable. The adoption of the Incentive Plan will not limit the power of our Board of Directors or of our Compensation Committee to adopt such other bonus or incentive arrangements as it may deem appropriate.

The Incentive Plan is administered by our Compensation Committee. The Committee has broad administrative authority to, among other things, designate participants, establish performance goals and performance periods, determine the timing of the payment of bonuses, and interpret and administer the Incentive Plan.

Participants in the Incentive Plan for any given performance period may include any of our key employees, including those of our subsidiaries, operating units and divisions, who is designated as a participant for such period by the Committee. The participants in the Plan for any given performance period will be designated by the Committee, in its sole discretion, before the end of the 90th day of such performance period or the date on which 25% of such performance period has been completed (which we refer to as the “Applicable Period”). This determination may vary from period to period. Bonuses paid under the Plan may be made in the form of cash, shares of our Class A common stock or other stock-based awards under our Equity Plan, or partnership unit awards under the Participation Plan.

Within the Applicable Period, our Compensation Committee will specify the applicable performance criteria and targets to be used under the Incentive Plan for such performance period. These performance criteria may vary from participant to participant and will be based on one or more of the following measures: (i) pre-tax or after-tax net income; (ii) pre-tax or after-tax operating income; (iii) gross revenue; (iv) profit margin; (v) stock price, dividends and/or total stockholder return; (vi) cash flow(s); (vii) market share; (viii) pre-tax or after-tax earnings per share; (ix) pre-tax or after-tax operating earnings per share; (x) expenses; (xi) return on equity; or (xii) strategic business criteria consisting of one or more objectives based upon meeting specified revenue, market penetration or geographic business expansion goals, cost targets and goals relating to acquisitions or divestitures, or any combination thereof. These performance criteria or goals may be: (a) expressed on an absolute or relative basis, including comparisons to the performance of other companies; (b) based on internal targets; (c) based on comparisons with prior performance; and (d) based on comparisons to capital, stockholders’ equity, shares outstanding, assets or net assets. The determination of whether any performance goal is satisfied will be made in accordance with U.S. GAAP, to the extent relevant, without regard to extraordinary items, changes in accounting, unless the committee determines otherwise, or nonrecurring acquisition expenses and restructuring charges, including various charges related to the merger. However, in connection with any goal that is based on operating income or operating earnings, the calculation may be made on the same basis as reflected in a release of earnings for a previously completed period, as specified by the Committee. For example, an income-based performance measure could be expressed in a number of ways, such as net earnings per share or return on equity, and with reference to meeting or exceeding a specific target, or with reference to growth above a specified level, such as a prior year’s performance or current or previous peer group performance. The Incentive Plan provides that the achievement of such goals must be substantially uncertain at the time they are established, and bonus opportunities are subject to the Committee’s right to reduce the amount of any bonus payable as a result of such performance, as discussed below.

The bonus opportunity for each participant may be expressed as a dollar-denominated amount or by reference to a formula, such as a percentage share of a bonus pool to be created under the Incentive Plan or a multiple of annual base salary. If a pool approach is used, the total bonus opportunities represented by the shares designated for the participants may not exceed 100% of the pool. In all cases, our Compensation Committee has the sole discretion to reduce (but not to increase) the actual bonuses paid under the Incentive Plan. The actual bonus paid to any given participant at the end of a performance period will be based on the extent to which the applicable performance goals for such performance period are achieved, as determined by the committee. The maximum bonus payable under the Incentive Plan to any one individual in any one calendar year will be $25 million.

Our Board of Directors may at any time amend or terminate the Incentive Plan, provided that (i) without the participant’s written consent, no such amendment or termination may adversely affect the bonus rights (if any) of any already designated participant for a given performance period once the participant designations and performance goals for such performance period have been announced; and (ii) our Board will be authorized to make any amendments necessary to comply with applicable regulatory requirements, including, without limitation, Section 162(m) of the Code, to the extent applicable. Amendments to the Incentive Plan will require stockholder approval only if required under Section 162(m) of the Code or other applicable law or regulation.

Material Federal Income Tax Consequences of Our Incentive Plan

The following is a brief description of the federal income tax consequences generally arising with respect to bonuses paid under the Incentive Plan. This discussion is intended for the information of our stockholders and not as tax guidance to individuals who may participate in the Incentive Plan. This summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Subject to certain exceptions, Section 162(m) of the Code disallows a publicly held corporation’s federal income tax deduction in excess of $1,000,000 for compensation paid to its chief executive officer and certain of its other most highly compensated named executive officers, subject to certain exceptions.

Under present federal income tax law, a participant will generally realize ordinary income equal to the amount of the bonus received under the Incentive Plan in the year of such receipt. We will receive a tax deduction for the amount constituting ordinary income to the participant, provided that the participant’s total compensation is below the limit established by Section 162(m) of the Code or the Incentive Plan award satisfies the requirements of an exception to the limits pursuant to Section 162(m) of the Code. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m), to the extent available. In December 2017, Section 162(m) of the Code was modified by the Tax Cuts and Jobs Act to remove the exemption for performance-based compensation over the $1,000,000 limit. We do not currently expect that decisions relating to compensation will be significantly impacted by Section 162(m) matters on a going forward basis. The Committee retains negative discretion to reduce or withhold performance-based compensation to our executive officers, and also reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate, including after taking into consideration changing business conditions or the executive officer’s individual performance.

Under Section 409A of the Code, an award under the Incentive Plan may be taxable to the recipient at 20 percentage points above ordinary income tax rates at the time the award becomes vested, plus interest and penalties, if the award constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

The Incentive Plan provides that we have the right to withhold from any bonus payable to a participant an amount necessary to satisfy our federal, state and local tax withholding obligations.

Our Participation Plan

On December 13, 2017, we adopted the Participation Plan as a means to attract, retain, motivate and reward present or prospective officers, employees and consultants of and service providers to us and our affiliates, by enabling such persons to acquire or increase their ownership interests in Newmark Holdings.

The Participation Plan is administered by our Compensation Committee or its designee. The Participation Plan provides for the grant of Newmark Holdings limited partnership interests issuable pursuant to the Newmark Holdings limited partnership agreement as of the date of the Participation Plan or as may thereafter be issuable thereunder. The total number of Newmark Holdings limited partnership interests issuable under the Participation Plan will be determined from time to time by our Board of Directors, provided that interests exchangeable for or otherwise representing the right to acquire shares of our Class A common stock may only be granted to the extent such shares are available for issuance under the Equity Plan. The Committee has broad administrative authority to, among other things, select from among present and prospective officers, employees and consultants of and service providers to us and our affiliates entitled to receive bonus or purchase awards, determine the number and type of partnership interests covered by such awards, including whether such partnership interests will be exchangeable for or otherwise represent the right to receive shares of our Class A common stock, determine the purchase period and other terms and conditions of any purchase rights, and interpret and administer the Participation Plan. The Committee has the discretion to determine the price of any purchase right, which may be set at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock.

The Participation Plan provides that our Compensation Committee may at any time amend or terminate the Participation Plan, provided that, without the participant’s written consent, no such amendment or termination will adversely affect any outstanding purchase rights. Amendments to the Participation Plan will require stockholder approval only if required by applicable laws or applicable regulatory requirements.

Compensation of Directors

Directors who are also our employees do not receive additional compensation for serving as director. Effective upon the completion of our IPO in December 2017, the compensation schedule for our non-employee directors was as follows:

•	an annual cash retainer of $100,000,

•	an annual stipend for the chair of our Compensation Committee of $15,000, and

•	an annual stipend for the chair of our Audit Committee of $25,000.

We also pay each non-employee director $2,000 for each meeting of our Board of Directors and $1,000 for each meeting of a committee of our Board actually attended, whether in person or by telephone. Under our policy, none of our non-employee directors is to be paid more than $3,000 in the aggregate for attendance at meetings held on the same date. Non-employee directors may also receive additional per diem fees for services as a director at the rate of $1,000 per day, with a limit of $5,000 per matter, for additional time spent on Board or Committee matters as directed from time to time by our Board. Non-employee directors also are reimbursed for all out-of-pocket expenses incurred in attending meetings of our Board or its Committees on which they serve.

In addition to the cash compensation described above, under our current policy, upon the appointment or initial election of a non-employee director, we will grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $70,000 at the closing price of our Class A common stock on the trading date of the appointment or initial election of the non-employee director (rounded down to the next whole share). These RSUs will vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board of Directors at the opening of business on such dates.

Thereafter, we expect to annually grant to each non-employee director RSUs equal to the value of shares of our Class A common stock that could be purchased for $50,000 on the date of his or her re-election in consideration for services provided. These RSUs will vest equally on each of the first two anniversaries of the grant date, provided that the non-employee director is a member of our Board at the opening of business on such dates.

The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2017:

(a) Name (1)	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)(2)	(d) Option Awards ($)(3)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
John H. Dalton	—	70,000	—	—	—	—	70,000
Director
Michael Snow	—	70,000	—	—	—	—	70,000
Director

(1)

Howard Lutnick, our Chairman, is not included in this table as he is an employee of our Company and thus received no compensation for his services as director. The compensation received by Mr. Lutnick as an employee of our Company is shown in the Summary Compensation Table.

(2)

Reflects the grant date fair value of RSUs granted on December 19, 2017 to each of Messrs. Dalton and Snow. In 2017, each of Messrs. Dalton and Snow was granted 5,000 RSUs at the initial public offering price of our Class A common stock of $14.00 per share. As of December 31, 2017, Messrs. Dalton and Snow each had 5,000 RSUs outstanding.

(3)	No options were granted to non-employee directors in 2017. As of December 31, 2017, none of the non-employee directors had any options outstanding.

Compensation Committee Interlocks and Insider Participation

For the portion of 2017 during which we had a Compensation Committee, the Committee consisted of Messrs. Dalton and Snow, the latter of whom serves as Chairman of the Committee. All of the members who served on our Committee during 2017 were independent directors. No member of the Committee had any relationship with the Company during 2017 pursuant to which disclosure would be required under applicable SEC rules. With the exceptions of Messrs. Lutnick and Dalton, during 2017, none of our executive officers served as a member of the board of directors or the compensation committee, or similar body, of a corporation where any of its executive officers served on our Committee or on our Board. Mr. Lutnick serves on the board of directors of BGC Partners. In addition, prior to December 19, 2017, when Mr. Dalton became our director and joined the Compensation and Audit Committees of our Board, Mr. Dalton served as a member of the board of directors for BGC Partners and served on their compensation committee and audit committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 30, 2018, with respect to the beneficial ownership of our Class A common stock and Class B common stock by: (1) each stockholder, or group of affiliated stockholders, that owns more than 5% of any class of our outstanding capital stock; (2) each of the named executive officers; (3) each director; and (4) the executive officers and directors as a group. Unless otherwise indicated in the footnotes, the principal address of each of the stockholders, executive officers and directors identified below is located at 125 Park Avenue, New York, New York 10017. Shares of our Class B common stock are convertible into shares of our Class A common stock at any time in the discretion of the holder on a one-for-one basis. Accordingly, a holder of Class B common stock is deemed to be the beneficial owner of an equal number of shares of our Class A common stock for purposes of this table. In addition, certain of the limited partnership interests of Newmark Holdings will be exchangeable with us for shares of our Class A common stock or shares of our Class B common stock equal to the exchange ratio (which is currently one, but is subject to adjustment as set forth in the separation and distribution agreement). The table and footnotes below are based on a one-to-one exchange ratio. See “Certain Relationships and Related Transactions—Adjustment to Exchange Ratio.”

Name	Class B Common Stock				Class A Common Stock
	Shares		%		Shares		%
5% Beneficial Owners(1):
BGC Partners, Inc.	15,840,049	(2)	100.0	(3)	148,040,561	(4)	86.4	(5)
Cantor Fitzgerald, L.P.	39,641,396	(6)	100.0	(7)	171,841,908	(8)	88.0	(9)
CF Group Management, Inc. (10)	39,641,396	(6)	100.0	(7)	171,841,908	(8)	88.0	(9)
Executive Officers and Directors(1):
Executive Officers
Howard W. Lutnick (11)	39,641,396	(6)	100.0	(7)	172,314,981	(12)	88.1	(13)
Barry M. Gosin	—		—		1,858,808	(14)	*
James R. Ficarro	—		—		16,395	(15)	*
Michael J. Rispoli	—		—		17,801	(16)	*
Directors
John H. Dalton	—		—		—	*
Michael Snow	—		—		—	*
Virginia S. Bauer	—		—		—	*
Peter F. Cervinka	—		—		—	*
All executive officers and directors as a group (8 persons)	39,641,396	(6)	100.0	(7)	173,880,239	(17)	88.2	(18)

*	Less than 1%

(1)	Based upon information supplied by directors, executive officers and 5% beneficial owners in filings under Sections 13(d) and 16(a) of the Securities Exchange Act of 1934, as amended.

(2)

Consists of (a) 15,840,049 shares of our Class B common stock held by BGC Partners, of which Cantor may be deemed the beneficial owner as a result of its ownership of a majority of the outstanding voting power of BGC Partners.

(3)	Percentage based on 15,840,049 shares of our Class B common stock outstanding as of June 30, 2018.

(4)

Consists of (a) 115,593,786 shares of our Class A common stock held directly; (b) 15,840,049 shares of our Class A common stock acquirable upon conversion of 15,840,049 shares of our Class B common stock held by BGC Partners; and (c) 16,606,726 shares of our Class A common stock acquirable upon exchange of 16,606,726 Newmark Holdings exchangeable limited partnership interests held by BGC Partners, Inc. (“BGC Partners”). As previously disclosed, on March 6, 2018, BGC Partners, including through its subsidiary, BGC Partners, L.P. (“BGC OpCo”), entered into an agreement to purchase an aggregate of 16,606,726 newly issued Newmark Holdings exchangeable limited partnership interests for approximately $242.0 million (the “Investment”). In the Investment, BGC Partners acquired 7,750,487 Newmark Holdings exchangeable limited partnership interests and BGC OpCo acquired 8,856,239 Newmark Holdings exchangeable limited partnership interests.

(5)

Percentage based on (a) 138,921,532 shares of our Class A common stock outstanding as of June 30, 2018; (b) 15,840,049 shares of our Class A common stock acquirable upon conversion of 15,840,049 shares of our Class B common stock held by BGC Partners; and (c) 16,606,726 shares of our Class A common stock acquirable upon exchange of 16,606,726 Newmark Holdings exchangeable limited partnership interests held collectively by BGC Partners and BGC OpCo.

(6)

Consists of (a) 15,840,049 shares of our Class B common stock held by BGC Partners, of which Cantor may be deemed the beneficial owner as a result of its ownership of a majority of the outstanding voting power of BGC Partners, and (b) 23,801,347 shares of our Class B common stock acquirable upon exchange of 23,801,347 Newmark Holdings exchangeable limited partnership units held by Cantor.

(7)

Percentage based on (a) 15,840,049 shares of our Class B common stock outstanding and (b) 23,801,347 shares of our Class B common stock acquirable upon exchange of Newmark Holdings exchangeable limited partnership units held by Cantor.

(8)

Consists of (a) 115,593,786 shares of our Class A common stock held by BGC Partners, (b) 15,840,049 shares of our Class A common stock acquirable upon conversion of 15,840,049 shares of our Class B common stock held by BGC Partners, of which Cantor may be deemed the beneficial owner as a result of its ownership of a majority of the outstanding voting power of BGC Partners, (c) 16,606,726 shares of our Class A common stock acquirable upon exchange of 16,606,726 Newmark Holdings exchangeable limited partnership interests held collectively by BGC Partners and BGC OpCo, and (d) 23,801,347 shares of our Class A common stock acquirable upon exchange of 23,801,347 Newmark Holdings exchangeable limited partnership units held by Cantor.

(9)

Percentage based on (a) 138,921,532 shares of our Class A common stock outstanding as of June 30, 2018, (b) 15,840,049 shares of our Class A common stock acquirable upon conversion of 15,840,049 shares of our Class B common stock held by BGC Partners, (c) 16,606,726 shares of our Class A common stock acquirable upon exchange of 16,606,726 Newmark Holdings exchangeable limited partnership interests held collectively by BGC Partners and BGC OpCo and (d) 23,801,347 shares of our Class A common stock acquirable upon exchange of 23,801,347 Newmark Holdings exchangeable limited partnership units held by Cantor.

(10)	CFGM is the managing general partner of Cantor.

(11)	Mr. Lutnick is the Chairman and Chief Executive Officer of CFGM, and is also a trustee of an entity that is the sole stockholder of CFGM. CFGM is the managing general partner of Cantor.

(12)

Consists of (a) 115,593,786 shares of our Class A common stock held by BGC Partners, (b) 15,840,049 shares of our Class A common stock acquirable upon conversion of 15,840,049 shares of our Class B common stock held by BGC Partners, of which Cantor may be deemed the beneficial owner as a result of its ownership of a majority of the outstanding voting power of BGC Partners, (c) 16,606,726 shares of Class A common stock acquirable upon exchange of 16,606,726 Newmark Holdings exchangeable limited partnership units held collectively by BGC Partners and BGC OpCo, (d) 23,801,347 shares of our Class A common stock acquirable upon exchange of 23,801,347 Newmark Holdings exchangeable limited partnership units held by Cantor and (e) 473,073 shares of our Class A common stock acquirable upon exchange of 473,073 Newmark Holdings exchangeable limited partnership units held by Mr. Lutnick.

(13)

Percentage based on (a) 138,921,532 shares of our Class A common stock outstanding as of June 30, 2018, (b) 15,840,049 shares of our Class A common stock acquirable upon conversion of 15,840,049 shares of our Class B common stock held by BGC Partners, of which Cantor may be deemed the beneficial owner as a result of its ownership of a majority of the outstanding voting power of BGC Partners, (c) 16,606,726 shares of Class A common stock acquirable upon exchange of 16,606,726 Newmark Holdings exchangeable limited partnership units held collectively by BGC Partners and BGC OpCo, (d) 23,801,347 shares of our Class A common stock acquirable upon exchange of 23,801,347 Newmark Holdings exchangeable limited partnership units held by Cantor and (e) 473,073 shares of our Class A common stock acquirable upon exchange of 473,073 Newmark Holdings exchangeable limited partnership units held by Mr. Lutnick.

(14)

Consists of (a) 327,746 shares of our Class A common stock held directly; and (b) 1,531,062 shares of our Class A common stock acquirable upon exchange of 1,531,062 Newmark Holdings exchangeable limited partnership units held by Mr. Gosin.

(15)	Consists of 16,395 shares of our Class A common stock acquirable upon exchange of 16,395 Newmark Holdings exchangeable partnership units held by Mr. Ficarro.

(16)	Consists of 17,801 shares of our Class A common stock acquirable upon exchange of 17,801 Newmark Holdings exchangeable partnership units held by Mr. Rispoli.

(17)

Consists of (a) 115,593,786 shares of our Class A common stock held by BGC Partners, (b) 15,840,049 shares of our Class A common stock acquirable upon conversion of 15,840,049 shares of our Class B common stock held by BGC Partners, of which Cantor may be deemed the beneficial owner as a result of its ownership of a majority of the outstanding voting power of BGC Partners, (c) 16,606,726 shares of our Class A common stock acquirable upon exchange of 16,606,726 Newmark Holdings exchangeable limited partnership units held collectively by BGC Partners and BGC OpCo, (d) 23,801,347 shares of our Class A common stock acquirable upon exchange of 23,801,347 Newmark Holdings exchangeable limited partnership units held by Cantor and (e) 2,038,331 shares of our Class A common stock acquirable upon exchange of 2,038,331 Newmark Holdings exchangeable limited partnership units held by our executive officers and directors.

(18)

Percentage based on (a) 138,921,532 shares of our Class A common stock outstanding as of June 30, 2018, (b) 15,840,049 shares of our Class A common stock acquirable upon conversion of 15,840,049 shares of our Class B common stock held by BGC Partners, of which

Cantor may be deemed the beneficial owner as a result of its ownership of a majority of the outstanding voting power of BGC Partners, (c) 16,606,726 shares of our Class A common stock acquirable upon exchange of 16,606,726 Newmark Holdings exchangeable limited partnership units held collectively by BGC Partners and BGC OpCo, (d) 23,801,347 shares of our Class A common stock acquirable upon exchange of 23,801,347 Newmark Holdings exchangeable limited partnership units held by Cantor and (e) 2,038,331 shares of our Class A common stock acquirable upon exchange of 2,038,331 Newmark Holdings exchangeable limited partnership units held by our executive officers and directors.

Equity Compensation Plan Information as of December 31, 2017

	Number of securities to be issued upon exercise of outstanding restricted stock units, options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Plan (approved by security holders)	8,041,425	$15.90	391,958,575
Equity compensation plans not approved by security holders	—	—	—

Total	8,041,425	$15.90	391,958,575

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees incurred by us for audit and other services rendered by Ernst & Young, LLP (“Ernst & Young”) during the years ended December 31, 2017 and 2016:

	Year Ended December 31,
	2017	2016
Audit fees	$1,881,774	$1,747,714
Audit-related fees	884,586	—
Tax fees	—	—
All other fees	—	—

Total	$2,766,300	$1,747,714

“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and internal control over financial reporting, including audit fees for the Company’s employee benefit plan. Audit related fees includes fees for registration statements. “Tax fees” are fees for tax compliance, tax advice and tax planning, and “all other fees” are fees for any services not included in the other categories.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

During 2017, our Audit Committee specifically approved the appointment of Ernst & Young to be our independent auditors for the year ended December 31, 2017. Ernst & Young was also approved to perform reviews of our quarterly financial reports within the year ended December 31, 2017 and certain other audit-related services such as accounting consultations. Pursuant to our Audit Committee Charter, the Committee will pre-approve audit services, internal control-related services and permitted non-audit services (including the fees and other terms thereof) to be performed for us by Ernst  & Young, as set forth in the Audit Committee Charter.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is made up solely of independent directors, as defined under applicable Nasdaq Stock Market and Securities and Exchange Commission (“SEC”) rules, and it operates under a written Charter adopted by the Board and the Committee. The composition of the Committee, the attributes of its members and its responsibilities, as reflected in its Charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its Charter on an annual basis. A copy of the Audit Committee Charter is available on the company’s website at http://ir.ngkf.com/investors/investors-home under the heading “Governance Documents—Audit Committee Charter,” or upon written request from the Company free of charge.

As described more fully in its Charter, the primary function of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal control over financial reporting and audit process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal control over financial reporting; and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm (the “Auditors”) is responsible for performing an independent audit of the Company’s annual consolidated financial statements, and a review of its quarterly consolidated financial statements, in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and an independent audit of the Company’s internal control over financial reporting and on the effectiveness of such control.

The Audit Committee has the sole authority to appoint or replace the Auditors, and is directly responsible for the oversight of the scope of the Auditors’ role and the determination of its compensation.

Although each of the members of the Audit Committee has experience that qualifies him or her as an audit committee financial expert, none of the Committee members are currently professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the Auditors, nor can the Committee certify that the Auditors are “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the Auditors on the basis of the information it receives, discussions with management and the Auditors, and the experience of the Committee’s members in business, financial and accounting matters.

The Audit Committee has an annual agenda that includes reviewing the Company’s financial statements, internal control and audit matters as well as related party transactions. The Committee meets each quarter with management and the Auditors to review the Company’s interim financial results before the publication of the Company’s quarterly financial results press releases, and periodically in executive sessions. Management’s and the Auditors’ presentations to and discussions with the Committee cover various topics and events that may have significant financial impact and/or are the subject of discussions between management and the Auditors.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by the Auditors and their affiliates are subject to pre-approval by the Committee. This includes audit services, audit-related services, and any tax services and other services. In addition, the Committee regularly evaluates the performance and independence of the Auditors. Accordingly, the Committee has reviewed and pre-approved all services provided by Ernst & Young subsequent to the firm’s engagement in connection with our IPO in December 2017.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Ernst & Young regarding the fair and complete presentation of the Company’s financial results. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has met to review and discuss the Company’s annual audited and quarterly consolidated financial statements for the fiscal year ended December 31, 2017 (including the disclosures contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with management and Ernst & Young. The Committee also reviewed and discussed with management, the internal auditors and Ernst & Young the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, namely, management’s annual report on the Company’s internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (Codification of Statement on Auditing Standards, AU §380), as modified or supplemented. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the communications of Ernst & Young with the Audit Committee concerning independence, and has discussed with Ernst & Young the firm’s independence from the Company and management, including all relationships between the firm and the Company. The Audit Committee also has considered whether the provision of permitted non-audit services by Ernst & Young is compatible with maintaining the firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 20, 2018.

Dated: August 14, 2018

THE AUDIT COMMITTEE

John H. Dalton, Chairman

Michael Snow

Virginia S. Bauer

Peter F. Cervinka

PROPOSAL 2—APPROVAL OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” added by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the “Dodd-Frank Act,” and the related rules of the SEC, we are providing our stockholders with an advisory vote on executive compensation. This stockholder advisory vote will not be binding on the Company, the Board of Directors, or the Compensation Committee.

As discussed in our Compensation Discussion and Analysis, our executive compensation program, which is under the direction and control of our Compensation Committee, is designed to integrate our executive compensation with the achievement of our short-term and long-term business objectives and to assist us in attracting, motivating and retaining the highest quality executive officers and rewarding them for superior performance. Different components of our executive compensation program are geared to short-term and longer-term performance, with the goal of increasing stockholder value over the long term.

We believe that the compensation of our executive officers should reflect their success in attaining key corporate objectives, such as growth or maintenance of market position, success in attracting and retaining qualified brokers and other professionals, increasing or maintaining revenues and/or profitability, developing new products and marketplaces, completing acquisitions, dispositions, restructurings, and other value-enhancing transactions and integrating any such transactions, as applicable, meeting established goals for operating earnings, earnings per share and increasing the total return for stockholders, including stock price and/or dividend increases, and maintaining and developing customer relationships and long-term competitive advantage. We also believe that executive compensation should also reflect achievement of individual managerial objectives established for specific executive officers at the beginning of the fiscal year as well as reflect specific achievements by such individuals over the course of the year, such as development of specific products or customer relationships or executing or integrating specific acquisitions, dispositions and other strategic arrangements. We further believe that specific significant events led by executives, including acquisitions, dispositions and other significant transactions, should also be given significant weight. We believe that the performance of our executives in managing our Company, and in the provision of services to our operating partnerships and subsidiaries, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.

Our policy is generally that the compensation of our executive officers should not be based on the short-term performance of our Class A common stock, whether favorable or unfavorable, since we believe that the price of our Class A common stock will, in the long term, reflect our overall performance and, ultimately, our management by our executives. We believe that long-term stock performance is reflected in executive compensation through the grant of various equity and partnership awards.

Stockholders are encouraged to read our Compensation Discussion and Analysis in this proxy statement for more detailed information about our executive compensation program and how it reflects our philosophy and is linked to our performance. The non-binding stockholder advisory vote on executive compensation is not intended to address any specific component of our executive compensation program; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We will ask our stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2018 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the holders of a majority of the Total Voting Power present online or represented by proxy at the Annual Meeting and entitled to vote is required to approve the resolution. Abstentions will have the same effect as a vote against the proposal, but broker non-votes will have no effect on the vote. However, the stockholder vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors, or the Compensation Committee. Nevertheless, the Board and the Committee will take into account the outcome of the stockholder advisory vote when making future executive compensation decisions.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

AND COMPENSATION COMMITTEE

OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE RECOMMEND THAT ALL

STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE RESOLUTION.

PROPOSAL 3—APPROVAL OF AN ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the stockholder advisory vote on executive compensation in Proposal 2 above, in accordance with Section 14A of the Exchange Act added by the Dodd-Frank Act, and the related SEC rules, we are providing our stockholders with an opportunity to vote, on an advisory basis, on whether future stockholder advisory votes on executive compensation should be held every year, every two years, or every three years. Stockholders also have the option of abstaining from this advisory frequency vote. This stockholder advisory vote will not be binding on the Company, the Board of Directors, or the Compensation Committee.

After careful consideration, and upon the recommendation of our Compensation Committee, our Board of Directors is recommending a vote in favor of holding a stockholder advisory vote on executive compensation every three years. In reaching this recommendation, the Board and Committee have considered the relevant legislative and regulatory requirements, the Company’s executive compensation program and policies and practices, and the views expressed by the Company’s stockholders, including BGC and Cantor.

The Board has determined that, on balance, holding a stockholder advisory vote on executive compensation every three years, with the flexibility to hold such a vote more frequently if appropriate, is the best approach for the Company at this time for the following reasons:

•

A three-year vote cycle is consistent with the long-term focus of the Company’s compensation objectives and program, as discussed in our Compensation Discussion and Analysis contained in this proxy statement.

•

The stockholder advisory vote on executive compensation is an additional, but not exclusive, opportunity for stockholders to communicate with the Board and the Compensation Committee regarding the Company’s executive compensation program.

•

A longer vote cycle reinforces a longer-term perspective with respect to our executive compensation program, providing the Compensation Committee with time to evaluate the results of the most recent stockholder advisory vote on executive compensation, as well as to develop and implement changes to the Company’s compensation policies and practices that may be appropriate, and then providing both the Committee and the stockholders with the opportunity to assess the impact of those changes before the next such stockholder advisory vote.

Stockholders may vote on their preferred voting frequency for holding future advisory votes on executive compensation by choosing the option of one year, two years, or three years, or may abstain from voting. In considering this proposal, stockholders may wish to review the information presented in connection with the advisory vote on executive compensation (Proposal 2) above and in our Compensation Discussion and Analysis in this proxy statement.

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the holders of a majority of the Total Voting Power present online or represented by proxy at the Annual Meeting and entitled to vote is required to approve a frequency option for the holding of future advisory votes on executive compensation. Abstentions will have the same effect as a vote against the proposal, but broker non-votes will have no effect on the vote. The vote on this frequency proposal is not intended to approve or disapprove the three-year recommendation of the Board of Directors and the Compensation Committee. If one of the frequency options (one year, two years, or three years) receives such a majority of the Total Voting Power, it will be approved as the frequency preferred by the stockholders. However, even if one of the frequency options obtains a majority vote, the vote is still advisory and, therefore, not binding on the Company, the Board of Directors, or the Compensation Committee. Nevertheless, the Board and the Committee will take into account the outcome of this stockholder advisory vote in determining how frequently to hold future advisory votes on executive compensation.

RECOMMENDATION OF OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE

OUR BOARD OF DIRECTORS AND COMPENSATION COMMITTEE RECOMMEND THAT ALL

STOCKHOLDERS VOTE “3 YEARS” AS THE FREQUENCY WITH WHICH

STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval and Ratification of Transactions with Related Persons

The general policy of the Company and our Audit Committee is that all material transactions with a related party, including transactions with BGC Partners and Cantor, the relationships between us and BGC Partners and Cantor and agreements with related parties, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by the Committee and its independent members, which will determine whether such transactions or proposals are fair and reasonable to the Company and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with the Committee at their meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to the Committee with respect to each issue under consideration and decisions will be made by the Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, the Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors. Our policies and procedures regarding related-party transactions are set forth in our Audit Committee Charter and Code of Business Conduct and Ethics, both of which are publicly available on our website at http://ir.ngkf.com/disclaimer-and-legal-information under the headings “CORPORATE GOVERNANCE—Audit Committee Charter” and “CORPORATE GOVERNANCE—Code of Business Conduct and Ethics,” respectively.

Underwriting Agreement and IPO

On December 14, 2017, we entered into the Underwriting Agreement by and among Newmark and Goldman Sachs & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Cantor Fitzgerald & Co. (“CF&Co.”) as representatives of the several Underwriters (“Underwriters”) named therein (the “Underwriting Agreement”), in connection with the initial public offering of up to 23,000,000 shares of Class A common stock, which included 3,000,000 shares of Class A common stock allocated to the Underwriters’ over-allotment option. Sandler O‘Neill & Partners, L.P. acted as the qualified independent underwriter for purposes of Financial Industry Regulatory Authority Rule 5121. On December 19, 2017, we completed the IPO of 20,000,000 shares of our Class A common stock at the IPO price of $14.00 per share ($13.23 per share after deducting underwriting discounts and commissions). Prior to the IPO, we were a wholly owned subsidiary of BGC Partners.

On December 26, 2017, we completed the sale of an additional 3,000,000 shares of our Class A common stock to the Underwriters of our IPO pursuant to the Underwriters’ full exercise of the overallotment option granted to the Underwriters in connection with the IPO. We received approximately $304.3 million in aggregate net proceeds from the IPO, all of which we used to partially repay indebtedness under a certain term loan that we assumed from BGC Partners prior to the closing of our IPO.

The following is a description of certain relationships and transactions that have existed or that we have entered into with our directors, executive officers, or stockholders who are known to us to beneficially own more than five percent of our Class A common stock or Class B common stock, including BGC Partners and Cantor, and their immediate family members as well as certain other transactions. The following summary does not purport to describe all the terms of such agreements or transactions and is qualified in its entirety by reference to the complete text of these agreements, to the extent filed as exhibits to our Annual Report on Form 10-K, our Amendment No. 1 to such Annual Report filed on Form 10-K/A, and our other filings with the SEC. We urge you to read the full text of these agreements.

Separation and Distribution Agreement

On December 13, 2017, prior to the closing of the IPO, BGC Partners, Inc. (“BGC” or “BGC Partners”), BGC Holdings, L.P. (“BGC Holdings”), BGC Partners, L.P. (“BGC U.S. OpCo”), Newmark, Newmark

Holdings, Newmark OpCo and, solely for the provisions listed therein, Cantor Fitzgerald, L.P. (“Cantor”) and BGC Global Holdings, L.P. (“BGC Global OpCo”) entered into the separation and distribution agreement. The separation and distribution agreement sets forth the agreements among BGC, Cantor, Newmark and their respective subsidiaries regarding, among other things:

•

the principal corporate transactions pursuant to which BGC, BGC Holdings and BGC U.S. OpCo and their respective subsidiaries (other than the Newmark group (defined below), the “BGC group”) transferred to Newmark, Newmark Holdings and Newmark OpCo and their respective subsidiaries (the “Newmark group”) the assets and liabilities of the BGC group relating to BGC’s Real Estate Services business (the “separation”);

•	the proportional distribution of interests in Newmark Holdings to holders of interests in BGC Holdings;

•	the IPO;

•	the assumption and repayment of indebtedness by the BGC group and the Newmark group, as further described below;

•

the pro rata distribution of the shares of Newmark Class A common stock and the shares of Newmark Class B common stock held by BGC, pursuant to which shares of Newmark Class A common stock held by BGC would be distributed to the holders of shares of Class A common stock of BGC (the “BGC Class A common stock”) and shares of Newmark Class B common stock held by BGC would be distributed to the holders of shares of Class B common stock of BGC (which are currently Cantor and another entity controlled by Howard W. Lutnick), which distribution is intended to qualify as generally tax-free for U.S. federal income tax purposes (the “Distribution”); provided that the determination of whether, when and how to proceed with the Distribution shall be entirely within the discretion of BGC; and

•	other agreements governing the relationship between BGC, Newmark and Cantor.

The Separation and Contribution

The separation and distribution agreement identifies assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us and BGC Partners as part of the separation of Newmark from BGC Partners into a publicly traded company, and it provides for when and how these transfers, assumptions and assignments will occur.

At the closing of the separation, the BGC Partners group contributed, conveyed, transferred, assigned and delivered to us and our subsidiaries (including Newmark OpCo), and we and our subsidiaries (including Newmark OpCo) acquired and accepted from the BGC Partners group, all of the right, title and interest of the BGC Partners group to the transferred assets (which we refer to as the “contribution”), which include among others the following:

•	all assets that are or would have been included in the Newmark pro forma balance sheet as of September 30, 2017;

•	certain equity interests related to the Newmark business;

•	certain contracts (or portions thereof) primarily related to the Newmark business, including employment agreements with transferred employees;

•	all intellectual property, software and information technology primarily related to the Newmark business;

•	all permits or licenses issued by any governmental authority to the extent primarily related to the Newmark business and permitted by applicable law to be transferred;

•	all non-archived information, books and records (other than tax returns) to the extent available and primarily related to the Newmark business;

•	all rights and assets expressly allocated to us pursuant to the terms of the separation and distribution agreement or the ancillary agreements entered into in connection with the separation;

•	all other assets that are exclusively related to the Newmark business;

•

the right to receive the remainder of the shares of common stock of Nasdaq which remain payable by Nasdaq in connection with the sale on June 28, 2013 of eSpeed, Inc. by BGC Partners to Nasdaq (the “Nasdaq Transaction”) and the related registration rights; and

•	the rights of the members of the BGC group under the Intercompany Term Loan Note (as defined below) and the Intercompany Revolver Note (as defined below).

The BGC Partners group retained ownership to all of their other assets, which include among others the following:

•	the right to receive payment in respect of certain note obligations owed to BGC Partners that were assumed by Newmark OpCo from BGC U.S. OpCo;

•	any litigation claim or recovery relating to specified matters, and any insurance policy and proceeds to the extent covering any excluded asset or any excluded liability (as described below);

•	specified equity interests;

•

all cash, cash equivalents and marketable securities of any member of the BGC Partners group as of the effective time, including an amount of cash, cash equivalents and marketable securities equal to BGC Partners’ estimate of the sum of (1) all pre-tax net income generated by the Newmark business during the fiscal quarter ended December 31, 2017 up to the closing date of the contribution and (2) all after-tax net income generated by the Newmark business during the fiscal quarter ended December 31, 2017 after the closing date of the contribution (it being understood that, if such estimate is greater than the actual sum of the amounts described in clauses (1) and (2) above, then an amount equal to such excess shall be deemed to be a transferred asset);

•

all intellectual property, software and information technology not primarily used in the Newmark business, including any rights (ownership, licensed or otherwise) to use the “BGC” or “BGC Partners” name or mark;

•

all information, books and records that cannot, without unreasonable efforts or expense, be separated from the information, books and records maintained by the BGC Partners group in connection with businesses other than the Newmark business or to the extent that such information, books and records are related to excluded assets, excluded liabilities or employees who do not become Newmark employees, personnel files and records and tax returns; and

•	all assets relating to the other businesses of BGC Partners (other than any of the transferred assets).

In the separation, we, Newmark Holdings and Newmark OpCo assumed and became liable for, and will pay, perform and discharge as they become due, the transferred liabilities, which include among others the following:

•

all liabilities set forth that are or would have been included in the Newmark balance sheet as of September 30, 2017 (including the Term Loan (as defined below), the Converted Term Loan (as defined below) the note obligations and other indebtedness of BGC Partners or its subsidiaries that we assumed in the separation, plus any accrued but unpaid interest thereon);

•

all liabilities of the BGC Partners group or the Newmark group relating to, arising from or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the effective time of the separation, in each case to the extent that such liabilities relate to, arise out of or result from the Newmark business or a transferred asset;

•

all liabilities arising out of claims made by any third party against any member of the BGC Partners group or Newmark group to the extent relating to, arising out of or resulting from the Newmark business or a transferred asset; and

•

all liabilities relating to, arising from or in connection with the Newmark business’ employees and their employment, including all compensation, benefits, severance, workers’ compensation and welfare benefit claims and other employment-related liabilities arising from or relating to the conduct of the Newmark business.

The BGC Partners group retained and became liable for, and will pay, perform and discharge as they become due, the excluded liabilities, which include:

•	any guarantee by BGC Partners to a third party in respect of the Term Loan or the Converted Term Loan;

•

all liabilities relating to, arising from or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the effective time of the separation of the BGC Partners group and, as of the effective time of the separation, the Newmark group, in each case that are not transferred liabilities; and

•

all liabilities arising out of claims made by any third party against any member of the BGC Partners group or Newmark group to the extent relating to, arising out of or resulting from BGC Partners’ retained businesses or an excluded asset.

The parties to the separation and distribution agreement executed and delivered one or more agreements of assignment and assumption and/or bills of sale or such other instruments of transfer as BGC Partners requested for the purpose of effecting the separation.

No Representations and Warranties

No party to the separation and distribution agreement made any representations or warranties of any kind concerning the transactions contemplated by the separation and distribution agreement, transferred assets, transferred liabilities or the Newmark business or any consents or approvals required in such connection. The parties agree that we bear the economic and legal risk that the conveyance of the transferred assets is insufficient or that the title to those assets is not good, marketable and free from encumbrances.

Intercompany Agreements; Guarantee Obligations

Certain contracts, licenses, commitments or other arrangements between BGC Partners and us or any entity transferred to us in the separation will be terminated immediately prior to the distribution. Intercompany receivables outstanding under any of the terminated agreements as of the completion of the IPO will be net settled in cash within 90 days thereafter.

The parties will cooperate to have the applicable members of the BGC Partners group substituted or otherwise removed as guarantor or obligor in respect of all obligations of BGC Partners under any transferred liabilities for which BGC Partners may be liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for any excluded liability. We (1) will indemnify and hold harmless BGC Partners for any resulting identifiable losses and (2) will not renew, extend the term of, increase its obligations under, or transfer to a third party, without BGC Partners’ prior written consent, any loan, lease, contract or other obligation for which BGC Partners may be liable.

The parties will cooperate to have the applicable members of the Newmark group substituted or otherwise removed as guarantor or obligor in respect of all obligations of Newmark under any excluded liabilities for which Newmark may be liable, as guarantor, original tenant, primary obligor or otherwise, except, in each case, for any transferred liability. BGC Partners (1) will indemnify us and hold us harmless for any resulting identifiable losses and (2) will not renew, extend the term of, increase its obligations under, or transfer to a third party, without our prior written consent, any loan, lease, contract or other obligation for which we may be liable.

New Newmark

To facilitate tax-free exchanges of the Newmark Holdings exchangeable limited partnership interests, Cantor has a one-time right, exercisable at any time after the second anniversary of the distribution and otherwise subject to preserving the tax-free treatment of the distribution to BGC Partners, at Newmark Holdings’ expense to (1) incorporate, or cause the incorporation of, a newly formed, wholly owned subsidiary of ours (which we refer to as “New Newmark”), (2) incorporate, or cause the incorporation of, a newly formed, wholly owned subsidiary of New Newmark (which we refer to as “New Newmark Sub”) and (3) cause the merger of New Newmark Sub with us, with the surviving corporation being a wholly owned subsidiary of New Newmark. In connection with such a merger, our Class A common stock and Class B common stock will each hold equivalent common stock in New Newmark, with identical rights to the applicable class of shares held prior to such merger. As a condition to such merger, we will have received an opinion of counsel, reasonably satisfactory to our Audit Committee, to the effect that such merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Cantor will indemnify us to the extent that we incur any material income taxes as a result of the transactions related to such merger.

Indemnification

Newmark OpCo will indemnify, defend and hold harmless the Cantor group, the BGC Partners group and the Newmark group (other than Newmark OpCo and its subsidiaries) and each of their respective directors, officers, general partners, managers and employees, from and against all liabilities to the extent relating to, arising out of or resulting from:

•	the transferred liabilities;

•

the failure of any member of the Newmark group or any other person to pay, perform or otherwise promptly discharge any of the transferred liabilities in accordance with their terms, whether prior to, at or after the separation;

•

any breach by any member of the Newmark group of the separation and distribution agreement or any of the ancillary agreements, other than the transition services agreement or the administrative services agreement;

•

except to the extent relating to an excluded liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement or arrangement for the benefit of any member of the Newmark group by any member of the BGC Partners group that survives following the separation; and

•

any untrue statement or alleged untrue statement of a material fact in our registration statement on Form S-1 with respect to our IPO other than statements made explicitly in the name of a member of the BGC Partners group (including the reasons of the Board of Directors of BGC Partners for the separation) or specifically relating to the BGC Partners group or the BGC Partners business.

BGC U.S. OpCo and BGC Global OpCo will indemnify, defend and hold harmless the Cantor group, the Newmark group and the BGC Partners Group (other than BGC U.S. OpCo, BGC Global OpCo and their respective subsidiaries) and each of their respective directors, officers, general partners, managers and employees from and against all liabilities to the extent relating to, arising out of or resulting from:

•	the excluded liabilities;

•

the failure of any member of the BGC Partners group or any other person to pay, perform or otherwise promptly discharge any of the excluded liabilities in accordance with their terms, whether prior to, at or after the separation;

•	any breach by any member of the BGC Partners group of the separation and distribution agreement or any of the ancillary agreements, other than the transition services agreement;

•

except to the extent relating to a transferred liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement or arrangement for the benefit of any member of the BGC Partners group by any member of the Newmark group that survives following the separation; and

•

any untrue statement or alleged untrue statement of a material fact in our registration statement on Form S-1 with respect to our IPO, but only with respect to statements made explicitly in the name of a member of the BGC Partners group (including the reasons of the Board of Directors of BGC Partners for the separation) or specifically relating to the BGC Partners group or the BGC Partners business.

The separation and distribution agreement specifies procedures with respect to claims subject to indemnification and related matters.

Releases

As of the separation, the Newmark group agreed to release and forever discharge the BGC Partners group from:

•	the transferred liabilities;

•	all liabilities existing or arising from the implementation of the separation, the IPO or the distribution; and

•	all liabilities existing or arising from any facts or conditions existing prior to the IPO relating to the Newmark business, the transferred assets or the transferred liabilities.

As of the separation, the BGC Partners group agreed to release and forever discharge the Newmark group from:

•	the excluded liabilities;

•	all liabilities existing or arising from the implementation of the separation, the IPO or the distribution; and

•	all liabilities existing or arising from any facts or conditions existing prior to the IPO relating to the BGC Partners business, the excluded assets or the excluded liabilities.

The releases do not extend to (1) obligations or liabilities the release of which would result in the release of an unaffiliated third party or (2) obligations or liabilities under any agreements between the parties that remain in effect following the separation, including, but not limited to, the separation and distribution agreement, the administrative services agreement, the transition services agreement, the tax receivable agreement, the tax matters agreement, the registration rights agreement and the transfer documents in connection with the separation.

Employee Matters

In general, any employee of BGC Partners or its subsidiaries primarily engaged in the conduct of the Newmark business immediately prior to the separation, except those employees employed by BGC Partners primarily in corporate or executive level functions, were transferred to us. As promptly as practicable following each fiscal quarter, our management will provide a report to our Audit Committee specifying all of the founding partners who have been terminated by us. Our management will also give the Committee notice prior to such termination if the capital account underlying the Newmark Holdings founding partner interests held by a founding partner or, in the case of a series of related terminations, by a group of founding partners, exceeds $2.0 million on the date of termination.

In connection with the distribution, the compensation committee of the board of directors of BGC Partners will have the exclusive authority to determine the treatment of restricted stock awards and restricted stock unit awards outstanding under the BGC Equity Plan. BGC Partners restricted stock awards will participate in the distribution as if such holder held unrestricted shares of BGC Partners common stock, and following the distribution, any shares of Newmark common stock issued in respect of restricted BGC Partners common stock shall remain subject to any vesting, lapse or forfeiture restrictions applicable to the restricted BGC Partners shares prior to the distribution. Restricted stock unit awards outstanding under the BGC Equity Plan will be adjusted so that each holder of a BGC Partners restricted stock unit award shall continue to hold a BGC restricted stock unit award covering BGC Partners Class A common shares, but shall also receive a Newmark restricted stock unit award covering Newmark Class A common shares on an “as distributed basis” in order to reflect the impact of the distribution on the pre-distribution BGC Partners restricted stock unit awards. Such restricted stock units shall generally have the same terms, including vesting terms, as the pre-distribution BGC Partners restricted stock unit awards, subject to any adjustments made by the compensation committee of the BGC Partners board of directors.

Amendment

The separation and distribution agreement may be amended and modified only by a written agreement, signed by all parties to the separation distribution agreement.

OpCo Partnership Division

Prior to the completion of the IPO, in connection with the separation, BGC U.S. OpCo and its partners took a series of steps so that its assets and liabilities were divided between BGC U.S. OpCo and Newmark OpCo. We refer to these steps as the “OpCo Partnership Division.” Immediately following the OpCo Partnership Division, the limited partners of BGC U.S. OpCo held all of the outstanding Newmark OpCo limited partnership interests in the same aggregate proportions that such persons held in BGC U.S. OpCo, with the total number of Newmark OpCo limited partnership units equal to the total number of BGC U.S. OpCo limited partnership units multiplied by the contribution ratio (which at the time was one divided by 2.2).

Holdings Partnership Division

Prior to the completion of the IPO, in connection with the separation, BGC Holdings and its partners took a series of steps so that its assets and liabilities were divided between BGC Holdings and Newmark Holdings. We refer to these steps as the “Holdings Partnership Division.” Immediately following the Holdings Partnership Division, the limited partners of BGC Holdings held all of the outstanding Newmark Holdings limited partnership interests in the same aggregate proportions that such persons held in BGC Holdings, with the total number of Newmark Holdings limited partnership units equal to the total number of BGC Holdings limited partnership units multiplied by the contribution ratio.

Newmark Contribution

Prior to the completion of the IPO, in connection with the separation, BGC Partners contributed certain assets and liabilities to Newmark. In consideration of this contribution, effective as of the closing of the contribution, Newmark took such actions (through an issuance of additional shares of Newmark common stock to BGC Partners, a recapitalization, stock split or otherwise) such that after such action, (1) the aggregate number of shares of Newmark Class A common stock held by BGC Partners immediately following such action equaled the number of shares of BGC Partners Class A common stock outstanding immediately following such action multiplied by the contribution ratio; and (ii) the aggregate number of shares of Newmark Class B common stock held by BGC Partners immediately following such action equaled the number of shares of BGC Partners Class B common stock outstanding immediately following such action multiplied by the contribution ratio.

Assumption and Repayment of Indebtedness

In connection with the separation and prior to the closing of the IPO, we assumed from BGC Partners the Term Loan and the Converted Term Loan. Newmark OpCo also assumed from BGC U.S. OpCo under an amended and restated promissory note, effective as of June 26, 2012, with an aggregate principal amount of $112.5 million payable to BGC (the “2042 Promissory Note”) and an amended and restated promissory note, effective as of December 9, 2014, with an aggregate principal amount of $300.0 million payable to BGC (the “2019 Promissory Note”). We contributed all of the net proceeds of the IPO (including any net proceeds received in connection with the Underwriters’ option to purchase additional shares of Class A common stock) to Newmark OpCo in exchange for a number of units representing Newmark OpCo limited partnership interests equal to the number of shares issued by us in the IPO. Newmark OpCo used all of such net proceeds to partially repay intercompany indebtedness owed by Newmark OpCo to us in respect of the Term Loan (which intercompany indebtedness was originally issued by BGC U.S. OpCo and was assumed by Newmark OpCo in connection with the separation). The Term Loan had an outstanding principal amount of approximately $270.7 million as of December 31, 2017, plus accrued but unpaid interest thereon, with an interest rate calculated based on one-month LIBOR plus 2.75%, subject to adjustment, which was approximately 4.21% per annum as of December 31, 2017. The Term Loan had a maturity date of September 8, 2019, and was repaid in full on March 9, 2018. Pursuant to the Term Loan, in the event that any member of the Newmark group receives net proceeds from the incurrence of indebtedness for borrowed money or an equity issuance (in each case subject to certain exceptions), Newmark OpCo was obligated to use such net proceeds to repay the remaining intercompany indebtedness owed by Newmark OpCo to us in respect of the Term Loan (which in turn we were obligated to repay the remaining amount outstanding on the Term Loan), and thereafter, to repay the remaining intercompany indebtedness owed by Newmark OpCo to us in respect of the Converted Term Loan (which in turn we will use to repay the remaining amount outstanding on the Converted Term Loan). Following the IPO and the repayment of the Term Loan and the Converted Term Loan, in the event that any member of the Newmark group receives net proceeds from the incurrence of indebtedness for borrowed money (subject to certain exceptions), Newmark OpCo will be obligated to use such net proceeds to repay the 2042 Promissory Note and the 2019 Promissory Note. In addition, we will be obligated to repay any remaining amounts under the 2042 Promissory Note and the 2019 Promissory Note prior to the distribution.

The Distribution

The separation and distribution agreement also governs the rights and obligations of BGC Partners and Newmark regarding the potential distribution by BGC Partners to its stockholders of the shares of our common stock held by BGC Partners following the IPO. BGC Partners has advised us that it currently expects to accomplish the distribution through a spin-off, which is a pro rata distribution by BGC Partners of its shares of our common stock to holders of BGC Partners’ common stock, with our shares of Class A common stock held by it to be distributed to the holders of shares of Class A common stock of BGC Partners and our shares of Class B common stock held by it to be distributed to the holders of the shares of Class B common stock of BGC Partners.

To account for potential changes in the number of shares of Class A common stock and Class B common stock of BGC Partners and Newmark between the IPO and the distribution, and to ensure that the distribution (if it occurs) is pro rata to the stockholders of BGC Partners, immediately prior to the distribution, BGC Partners will convert any shares of Class B common stock of Newmark beneficially owned by BGC Partners into shares of Class A common stock of Newmark, or exchange any shares of Class A common stock of Newmark beneficially owned by BGC Partners for shares of Class B common stock of Newmark, so that the ratio of shares of Class B common stock of Newmark held by BGC Partners to the shares of Class A common stock of Newmark held by BGC Partners, in each case as of immediately prior to the distribution, equals the ratio of shares of outstanding Class B common stock of BGC Partners to the shares of outstanding Class A common stock of BGC Partners, in each case as of the record date of the distribution.

If the distribution were to have occurred immediately after the IPO, then each share of Class A common stock of BGC Partners would have received in the distribution a number of shares of Class A common stock of

Newmark equal to the contribution ratio, and each share of Class B common stock of BGC Partners would have received in the distribution a number of shares of Class B common stock of Newmark equal to the contribution ratio. If the distribution were to have occurred immediately following June 30, 2018, the ratio of our Class A shares of common stock to be distributed for each share of Class A common stock of BGC Partners would have been 0.4647. The precise distribution ratio, however, may change if there are changes in the number of outstanding shares of Class A or Class B common stock of BGC Partners, or the number of shares of Class A or Class B common stock of Newmark held by BGC Partners, between the date of the IPO and the date of the distribution.

There are various conditions to the completion of the distribution. In addition, BGC Partners may terminate its obligation to complete the distribution at any time if the Board of Directors of BGC Partners, in its sole discretion, determines that the distribution is not in the best interests of BGC Partners or its stockholders. Consequently, we cannot assure you as to when or whether the distribution will occur.

The separation and distribution agreement provides that BGC Partners’ obligation to complete the distribution will be subject to several conditions that must be satisfied (or waived by BGC Partners in its sole discretion), including, among others:

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BGC Partners’ receipt of an opinion from Wachtell, Lipton, Rosen & Katz, outside counsel to BGC Partners, satisfactory to the board of directors of BGC Partners, to the effect that the contribution and distribution, taken together, will qualify as a “reorganization” under Sections 355 and 368(a)(1)(D) of the Code;

•	all governmental approvals necessary to consummate the distribution having been obtained and remaining in full force and effect;

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all actions and filings necessary or appropriate under applicable securities laws in connection with the distribution having been taken or made, and, where applicable, becoming effective or being accepted by the applicable governmental authority;

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the approval for listing on the NASDAQ Global Select Market of the shares of our Class A common stock to be distributed to the holders of BGC Partners Class A common stock in the distribution, subject to official notice of distribution;

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no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the related transactions being in effect, and no other event outside the control of BGC Partners having occurred or failed to occur that prevents the consummation of the distribution or any of the related transactions;

•	we shall have repaid in full the 2042 Promissory Note and the 2019 Promissory Note;

•	BGC Partners’ guarantee of the obligations under the Term Loan and BGC Partners’ guarantee of the obligations under the Converted Term Loan, in each case, shall have been terminated in full;

•	all borrowings pursuant to the Intercompany Credit Agreement shall have been repaid in full, and the Intercompany Credit Agreement shall have been terminated; and

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no other events or developments having occurred subsequent to the completion of the IPO that, in the judgment of the Board of Directors of BGC Partners, would result in the distribution not being in the best interest of BGC Partners or its stockholders.

In addition, we plan to take the following key steps in advance of the distribution:

•	First, we intend to attain our own credit rating.

•	Second, we expect to repay or refinance all of the debt owed by us to or guaranteed by BGC. This is necessary for the distribution to be tax-free.

BGC Partners has indicated that it intends to complete the necessary steps to achieve the distribution by the end of 2018.

As described above, BGC Partners will have the right to terminate its obligation to complete the distribution if, at any time, the board of directors of BGC Partners determines, in its sole discretion, that the distribution is not in the best interests of BGC Partners or its stockholders. If such termination occurs after the separation, neither party will have any liability to the other party under the separation and distribution agreement in respect of the distribution.

If the board of directors of BGC Partners terminates BGC Partners’ obligation to complete the distribution or waives a material condition to the distribution, we intend to issue a press release disclosing this waiver, if any, or file a current report on Form 8-K with the SEC.

We will cooperate with BGC Partners to accomplish the distribution and will, at BGC Partners’ direction, promptly take any and all actions necessary or desirable to effect the distribution, including, if necessary, the registration under the Securities Act of our Class A common stock on an appropriate registration form or forms to be designated by BGC Partners.

Operating Covenants

For so long as BGC Partners beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of directors, we will not, and will cause our subsidiaries to not (without BGC Partners’ prior written consent):

•	take any action that would limit the ability of BGC Partners to transfer its shares of our common stock or limit the rights of any transferee of BGC Partners as a holder of our common stock;

•	take any actions that could reasonably result in BGC Partners being in breach of or in default under any contract or agreement;

•	acquire any other businesses or assets or dispose of any of our assets, in each case with an aggregate value for all such transactions in excess of $100 million;

•	acquire any equity interests in, or loan any funds to, third parties in excess of $100 million in the aggregate; or

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incur any indebtedness, other than indebtedness not in excess of $50 million in the aggregate or any indebtedness some or all of the proceeds of which are used to repay the Term Loan, the Converted Term Loan, the 2042 Promissory Note or the 2019 Promissory Note, or (2) incur any indebtedness that would cause BGC Partners to be in breach of or in default under any contract or that could be reasonably likely to adversely impact the credit rating of any commercial indebtedness of BGC Partners.

For so long as BGC Partners beneficially owns shares of our capital stock constituting “control” within the meaning of Section 368(c) of the Code, we will not (without BGC Partners’ prior written consent):

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issue any shares of our capital stock or any rights, warrants or options to acquire our capital stock (including securities convertible into or exchangeable for our capital stock) if this could cause BGC Partners, at any time prior to the distribution, to (1) beneficially own less than 82% of the total voting power of our outstanding common stock entitled to vote in the election of directors or less than 82% of the outstanding shares of any class of our capital stock not entitled to vote in the election of directors; or (2) otherwise fail to have “control” of us within the meaning of Section 368(c) of the Code;

•	issue any shares of our capital stock in respect of any Newmark Holdings exchangeable limited partnership interests; or

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take any action or fail to take any action that could reasonably be expected to prevent the contribution and the distribution from qualifying as a tax-free transaction to us, BGC Partners and BGC Partners’ stockholders for U.S. federal income tax purposes.

For so long as BGC Partners beneficially owns shares of our capital stock satisfying the stock ownership requirements set forth in Section 1504 of the Code, we will not (without BGC Partners’ prior written consent) issue any shares of our capital stock or any rights, warrants or options to acquire our capital stock, if this could cause BGC Partners, at any time prior to the distribution, to (1) fail to beneficially own shares of our capital stock satisfying the stock ownership requirements set forth in Section 1504 of the Code or (2) otherwise not be permitted to treat any member of the Newmark group as members of the “affiliated group” (within the meaning of Section 1504 of the Code) of which BGC Partners is the common parent.

Auditors and Audits; Annual Financial Statements and Accounting

For so long as BGC Partners is required to consolidate our results of operations and financial position or account for its investment in us under the equity method of accounting, we will:

•	not change our independent auditors without BGC Partners’ prior written consent;

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use our reasonable best efforts to enable our independent auditors to complete their audit of our financial statements in a timely manner so as to permit timely filing of BGC Partners’ financial statements;

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provide to BGC Partners and its independent auditors all information required for BGC Partners to meet its schedule for the filing and distribution of its financial statements and to make available to BGC Partners and its independent auditors all documents necessary for the annual audit of us as well as access to the responsible personnel so that BGC Partners and its independent auditors may conduct their audits relating to our financial statements;

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adhere to certain specified BGC Partners accounting policies and notify and consult with BGC Partners regarding any changes to our accounting principles and estimates used in the preparation of our financial statements, and any deficiencies in, or violations of law in connection with, our internal control over financial reporting; and

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consult with BGC Partners regarding the timing and content of our earnings releases and cooperate fully (and cause our independent auditors to cooperate fully) with BGC Partners in connection with any of its public filings.

Access to Information

Under the separation and distribution agreement, following the separation, we and BGC Partners are obligated to provide each other access to information as follows:

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subject to applicable confidentiality obligations and other restrictions, we and BGC Partners will use commercially reasonable efforts to provide each other any information within each other’s possession that the requesting party reasonably needs for use in the conduct of its business in accordance with past practice, to comply with requirements imposed on the requesting party by a governmental authority, for use in any proceeding or to satisfy audit, accounting or similar requirements, or to comply with its obligations under the separation and distribution agreement or any ancillary agreement;

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until our first fiscal year-end occurring after the distribution (and for a reasonable period of time afterwards as required for each of BGC Partners or us to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the distribution occurs), we will maintain in effect at our own cost and expense adequate systems and controls to the extent necessary to enable the members of the BGC Partners group to satisfy their respective reporting, accounting, audit and other obligations, and we will provide to BGC Partners in such form as BGC Partners may request, at no charge to BGC Partners, all financial and other data and information as BGC Partners determines necessary or advisable in order to prepare its financial statements and reports or filings with any governmental authorities, including copies of all quarterly and annual financial information and other reports and documents that we intend to file with the SEC prior to such filings (as well as final copies upon filing), and copies of our budgets and financial projections;

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subject to certain exceptions, we and BGC Partners will use reasonable best efforts to make available to each other, our past, present and future directors, officers, other employees and representatives to the extent reasonably required as witnesses in any legal, administrative or other proceedings in which the other party may become involved;

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the party providing information, consultant or witness services under the separation and distribution agreement will be entitled to reimbursement from the other party for reasonable out-of-pocket expenses incurred in providing this assistance;

•	each party will use reasonable best efforts to retain information in its possession or control in accordance with BGC Partners’ record retention policy as of the separation; and

•	subject to certain exceptions, we and BGC Partners will hold in confidence all information concerning or belonging to the other party, unless legally required to disclose such information.

Expenses

Under the separation and distribution agreement, we were responsible for all third-party costs, fees and expenses relating to the IPO, including the SEC registration fee, the FINRA fee, the reimbursable expenses of the Underwriters pursuant to the underwriting agreement, all of the costs of producing, printing, mailing and otherwise distributing the prospectus, as well as the underwriting discounts and commissions. All third-party fees, costs and expenses paid or incurred in connection with the distribution will be paid by BGC Partners. Except as otherwise set forth above or as provided in the separation and distribution agreement or other ancillary agreements, all other costs and expenses incurred in connection with the transactions contemplated by the separation and distribution agreement will be borne by the party incurring such costs and expenses.

Termination

The separation and distribution agreement may be terminated and the distribution may be amended, modified or abandoned at any time prior to the distribution by the mutual consent of BGC Partners and us. In addition, prior to the distribution, BGC Partners has the right to terminate its obligation to complete the distribution if, at any time, the Board of Directors of BGC Partners determines, in its sole discretion, that the distribution is not in the best interests of BGC Partners or its stockholders. If the separation and distribution agreement is terminated after the completion of the IPO, only the provisions of the separation and distribution agreement that obligate the parties to pursue the distribution will terminate. The other provisions of the separation and distribution agreement and the other ancillary agreements that BGC Partners and we entered into will remain in full force and effect.

BGC Partners Contribution of Newmark OpCo Units Prior to the Distribution

Prior to the distribution, unless otherwise agreed by BGC Partners, in order for a partner of BGC Holdings to exchange a BGC Holdings exchange right unit into a share of common stock of BGC Partners pursuant to the BGC Holdings limited partnership agreement, such partner must exchange both one BGC Holdings exchange right unit and a number of Newmark Holdings exchange right units calculated in accordance with the BGC Holdings limited partnership agreement, in order to receive one share of BGC Partners common stock. Prior to the distribution, to the extent that BGC Partners receives any Newmark OpCo units as a result of any exchange of Newmark Holdings exchange right unit as described in the immediately preceding sentence or as a result of any contribution by BGC Partners to Newmark OpCo, purchase by BGC Partners of Newmark OpCo units or otherwise (see “—Reinvestments in Newmark OpCo by BGC Partners”), then in each case, BGC Partners will contribute such Newmark OpCo units to Newmark in exchange for a number of shares of Newmark common stock equal to the number of such Newmark OpCo units multiplied by the exchange ratio, which was initially one-for-one and is subject to adjustment (with the class of shares of our common stock corresponding to the class of shares of common stock that BGC Partners issued upon such exchange).

Exchange Agreement

In connection with the separation on December 13, 2017, we entered into the exchange agreement, which provides BGC Partners, Cantor, CFGM and any other qualified Class B Holder entitled to hold Class B common stock under our certificate of incorporation with the right to exchange at any time and from time to time, on a one-to-one basis, shares of our Class A common stock now owned or subsequently acquired by such persons for shares of our Class B common stock, up to the number of shares of Class B common stock that are authorized but unissued under our certificate of incorporation. Prior to the distribution, however, without the prior consent of BGC Partners, the Cantor entities may not exchange such shares of our Class A common stock into shares of our Class B common stock. Our Audit Committee and Board of Directors have determined that the exchange agreement is in the best interests of Newmark and its stockholders because, among other things, it will help ensure that Cantor retains its exchangeable limited partnership units in Newmark Holdings, which is the same partnership in which Newmark’s partner employees participate, thus continuing to align the interests of Cantor with those of the partner employees.

Amended and Restated Newmark Holdings Limited Partnership Agreement

On December 13, 2017, we entered into the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, which we refer to as the “Newmark Holdings limited partnership agreement,” and which is described below.

Management

Newmark Holdings is managed by its general partner, which is a wholly owned subsidiary of Newmark. Through our ownership of the general partner of Newmark Holdings, we hold the Newmark Holdings general partnership interest and the Newmark Holdings special voting limited partnership interest, which entitles us to control Newmark Holdings and to remove and appoint the general partner of Newmark Holdings.

Under the Newmark Holdings limited partnership agreement, the Newmark Holdings general partner manages the business and affairs of Newmark Holdings. However, Cantor’s consent is required for amendments to the Newmark Holdings limited partnership agreement, to decrease distributions to Newmark Holdings limited partners to less than 100% of net income received by Newmark Holdings (other than with respect to selected extraordinary items as described below), to transfer any Newmark OpCo partnership interests beneficially owned by Newmark Holdings and to take any other actions that may adversely affect Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests, its right to purchase Newmark Holdings founding partner interests and its right to exchange the Newmark Holdings exchangeable limited partnership interests. Cantor’s consent is also required in connection with transfers of Newmark Holdings limited partnership interests by other limited partners and the issuance of additional Newmark Holdings limited partnership interests outside of the Participation Plan or certain other limited circumstances.

The Newmark Holdings limited partnership agreement also provides that Newmark Holdings, in its capacity as the general partner of Newmark OpCo, requires Cantor’s consent to amend the terms of the Newmark OpCo limited partnership agreement or take any other action that may interfere with Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests (and the corresponding investment in Newmark OpCo by Newmark Holdings) or its rights to exchange the Newmark Holdings exchangeable limited partnership interests. Founding/working partners and limited partnership unit holders do not have any voting rights with respect to their ownership of Newmark Holdings limited partnership interests, other than limited consent rights concerning certain amendments to the terms of the Newmark Holdings limited partnership agreement.

Classes of Interests in Newmark Holdings

Newmark Holdings has the following outstanding interests:

•	a general partnership interest, which is held indirectly by us;

•	a special voting limited partnership interest, which is held indirectly by us and which entitles us to remove and appoint the general partner of Newmark Holdings;

•	Newmark Holdings exchangeable limited partnership interests, which are held by Cantor;

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Newmark Holdings founding partner interests, which are limited partnership interests that will be issued in the separation in respect of BGC Holdings founding partner interests (which were issued to certain partners in connection with the 2008 separation of BGC Partners from Cantor); and

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Newmark Holdings limited partnership interests and units, including REU and AREU interests and working partner interests (including RPU, ARPU, PSI, PSE, APSI, PSU, APSU, LPU and NPSU interests and Preferred Units).

Newmark Holdings founding/working partner interests are divided into a number of different classes of Newmark Holdings units underlying such partner’s Newmark Holdings founding partner interests and Newmark Holdings working partner interests, respectively.

Each class of Newmark Holdings units held by founding/working partners (other than certain non-participating units) generally entitles the holder to receive a pro rata share of the distributions of income received by Newmark Holdings. See “—Distributions” below. The terms of each class of limited partnership interests vary and are described in the Newmark Holdings limited partnership agreement.

The general partner of Newmark Holdings may determine the total number of authorized Newmark Holdings units.

Any authorized but unissued Newmark Holdings units may be issued:

•	pursuant to the separation or as otherwise contemplated by the separation and distribution agreement or the Newmark Holdings limited partnership agreement;

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to Cantor and members of the Cantor group, (1) in connection with a reinvestment in Newmark Holdings or (2) in the event of a termination or bankruptcy of a founding/working partner or limited partnership unit holder or the redemption of a founding/working partner interest or limited partnership unit pursuant to the Newmark Holdings limited partnership agreement;

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with respect to Newmark Holdings founding/working partner interests, to an eligible recipient, which means any limited partner or member of the Cantor group or any affiliate, employee service provider or partner thereof, in each case as directed by a Newmark Holdings exchangeable limited partner majority in interest (provided that such person or entity is not primarily engaged in a business that competes with Newmark Holdings or its subsidiaries);

•	as otherwise agreed by the general partner and a Newmark Holdings exchangeable limited partner interest majority in interest;

•	pursuant to the Participation Plan;

•	to any then-current founding/working partner or limited partnership unit holder pursuant to the Newmark Holdings limited partnership agreement; or

•	to any Newmark Holdings partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

In the event that Newmark Holdings redeems any of its outstanding units, our Audit Committee has authorized management to sell to the members of the Cantor group exchangeable units equal in number to such redeemed units at a price per exchangeable unit to be determined based on an average daily closing price of the Class A common stock.

The Newmark Holdings limited partnership agreement provides that (1) where either current, terminating or terminated partners are permitted by us to exchange any portion of their founding partner units and Cantor consents to such exchangeability, we will offer to Cantor the opportunity for Cantor to purchase the same number of new exchangeable limited partnership interests in Newmark Holdings at the price that Cantor would have paid for the founding partner units had we redeemed them; and (2) the exchangeable limited partnership interests to be offered to Cantor pursuant to clause (1) above would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect.

Exchanges

Each unit of the Newmark Holdings limited partnership interests held by Cantor is generally exchangeable with us for a number of shares of Class B common stock (or, at Cantor’s option or if there are no additional authorized but unissued shares of Class B common stock, a number of shares of Class A common stock) equal to the current exchange ratio. Currently, the exchange ratio equals one, so that each unit of an exchangeable Newmark Holdings limited partnership interest will be exchangeable with Newmark for one share of Newmark common stock. However, the exchange ratio is subject to adjustment as described below under “—Adjustment to Exchange Ratio.”

The Newmark Holdings founding partner interests (which were issued in the separation to holders of BGC Holdings founding partner interests, who received such founding partner interests in connection with the separation of BGC Partners from Cantor in 2008) will not be exchangeable with us unless (1) Cantor reacquires such interests from Newmark Holdings upon termination or bankruptcy of the founding partners or redemption of their units (which it has the right to do under certain circumstances), in which case such interests will be exchangeable with us for Class A common stock or Class B common stock as described above or (2) Cantor determines that such interests can be exchanged by such founding partners with us for Class A common stock, in which case each such Newmark Holdings unit will be exchangeable with us for a number of shares of our Class A common stock equal to the then current exchange ratio, on terms and conditions to be determined by Cantor. Once a Newmark Holdings founding partner interest becomes exchangeable, such founding partner interest is automatically exchanged upon a termination or bankruptcy (x) with BGC Partners for Class A common stock of BGC Partners (after also providing the requisite portion of BGC Holdings founding partner interests) if the termination or bankruptcy occurs prior to the distribution and (y) in all other cases, with us for our Class A common stock.

In particular, Cantor has provided that 428,177 Newmark Holdings founding partner interests will be exchangeable with us for a number of shares of Class A common stock equal to the then current exchange ratio, in accordance with the terms of the Newmark Holdings limited partnership agreement.

We provide exchangeability for partnership units into shares of our Class A common stock in connection with (1) our partnership redemption, compensation and restructuring programs, (2) other incentive compensation arrangements and (3) business combination transactions.

Working partner interests will not be exchangeable with us unless otherwise determined by us with the written consent of a Newmark Holdings exchangeable limited partnership interest majority in interest, in accordance with the terms of the Newmark Holdings limited partnership agreement.

The limited partnership units will only be exchangeable for Class A common stock in accordance with the terms and conditions of the grant of such units, which terms and conditions will be determined in our sole discretion, as the general partner of Newmark Holdings, with the written consent of the Newmark Holdings exchangeable limited partnership interest majority in interest with respect to the grant of any exchange right, in accordance with the terms of the Newmark Holdings limited partnership agreement.

Notwithstanding the foregoing, with respect to BGC Holdings units outstanding as of immediately prior to the separation and Newmark Holdings units issued in the separation in respect of such BGC Holdings units (see “—Separation and Distribution Agreement—Holdings Partnership Division”), which we refer to “legacy BGC Holdings units” and “legacy Newmark Holdings units,” to the extent that such legacy BGC Holdings units or legacy Newmark Holdings are not exchangeable as of immediately after the separation, the determination of whether to grant an exchange right with respect to such legacy BGC Holdings units and legacy Newmark Holdings units will be made as follows:

•	If the legacy BGC Holdings units and legacy Newmark Holdings unit are held by an employee of the BGC group providing services solely to the BGC group, then BGC Partners shall make such determination;

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If the legacy BGC Holdings units and legacy Newmark Holdings unit are held by an employee of the Newmark group providing services solely to the Newmark group, then Newmark shall make such determination; and

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If the legacy BGC Holdings units and legacy Newmark Holdings unit are held by an employee of the BGC group, the Newmark group or the Cantor group providing services to both the BGC group and the Newmark group, then BGC Partners shall make such determination to the extent that the grant of the exchange right relates to compensation for services by such employee to the BGC group, and Newmark shall make such determination to the extent that the grant of the exchange right relates to compensation for services by such employee to the Newmark group. Grants of exchangeability may be made at any time in the discretion of the relevant service recipient, and future grant practices may differ from prior practices, including without limitation in connection with performance achievement, changes in incentive arrangements, accounting principles, and tax laws (including deductibility of compensation) and other applicable laws.

As a result of the distribution of limited partnership interests of Newmark Holdings in connection with the separation, each holder of BGC Holdings limited partnership interests will hold a BGC Holdings limited partnership interest and a corresponding Newmark Holdings limited partnership interest for each BGC Holdings limited partnership interest held thereby immediately prior to the separation. The BGC Holdings limited partnership interests and Newmark Holdings limited partnership interests will each be entitled to receive cash distributions from BGC Holdings and Newmark Holdings, respectively, in accordance with the terms of such partnership’s respective limited partnership agreement.

Notwithstanding the foregoing, prior to the distribution, without the prior consent of BGC Partners, no Newmark Holdings limited partnership interests shall be exchangeable into our shares of common stock. Prior to the distribution, unless otherwise agreed by BGC Partners, in order for a partner to exchange exchangeable limited partnership interests in BGC Holdings or Newmark Holdings into shares of common stock of BGC Partners, such partner must exchange both units of a BGC Holdings exchangeable limited partnership interests together with the ratable portion of the associated units of Newmark Holdings exchangeable limited partnership interests, calculated in accordance with the BGC Holdings limited partnership agreement, in order to receive shares of BGC Partners common stock. Prior to the distribution, to the extent that BGC Partners receives any

Newmark OpCo units as a result of any such exchange of Newmark Holdings exchangeable limited partnership interests or otherwise (as described below), then BGC Partners will contribute such Newmark OpCo units to us in exchange for a number of shares of our common stock equal to the exchange ratio, which was initially one-for-one and is subject to adjustment (with the class of shares of our common stock corresponding to the class of shares of common stock that BGC Partners issued upon such exchange).

Upon our receipt (or, prior to the distribution and as described above, BGC Partners’ receipt) of any Newmark Holdings exchangeable limited partnership interest, or Newmark Holdings founding partner interest, working partner interest or limited partnership unit that is exchangeable, pursuant to an exchange, such interest being so exchanged will cease to be outstanding and will be automatically and fully cancelled, and such interest will automatically be designated as a Newmark Holdings regular limited partnership interest, will have all rights and obligations of a holder of Newmark Holdings regular limited partnership interests and will cease to be designated as a Newmark Holdings exchangeable interest, or Newmark Holdings founding partner interest, working partner interest or limited partnership unit that is exchangeable, and will not be exchangeable.

With each exchange, our direct and indirect (and, prior to the distribution and as described above, BGC Partners’ indirect) interest in Newmark OpCo will proportionately increase, because immediately following an exchange, Newmark Holdings will redeem the Newmark Holdings unit so acquired for the Newmark OpCo limited partnership interest underlying such Newmark Holdings unit.

In addition, upon a transfer of a Newmark Holdings exchangeable limited partnership interest that is not permitted by the Newmark Holdings limited partnership agreement (see “—Transfers of Interests” below), such interest will cease to be designated as a Newmark Holdings exchangeable limited partnership interest and will automatically be designated as a regular limited partnership interest.

In the case of an exchange of an exchangeable limited partnership interest or a founding partner interest (or portion thereof), the aggregate capital account of the Newmark Holdings unit so exchanged will equal a pro rata portion of the total aggregate capital account of all exchangeable limited partnership units and founding partner units then outstanding, reflecting the portion of all such exchangeable limited partnership units and founding partner units then outstanding represented by the unit so exchanged. The aggregate capital account of such exchanging partner in such partner’s remaining exchangeable limited partnership units and/or founding partner units will be reduced by an equivalent amount. If the aggregate capital account of such partner is insufficient to permit such a reduction without resulting in a negative capital account, the amount of such insufficiency will be satisfied by reallocating capital from the capital accounts of the exchangeable limited partners and the founding partners to the capital account of the unit so exchanged, pro rata based on the number of units underlying the outstanding exchangeable limited partnership interests and the founding partner interests or based on other factors as determined by a Newmark Holdings exchangeable limited partnership interest majority in interest.

In the case of an exchange of an REU interest or working partner interest or portion thereof, the aggregate capital account of the Newmark Holdings units so exchanged will equal the capital account of the REU interest or working partner interest (or portion thereof), as the case may be, represented by such Newmark Holdings units.

We agreed to reserve, out of our authorized but unissued Class B common stock and Class A common stock, a sufficient number of shares of Class B common stock and Class A common stock to effect the exchange of all then outstanding Newmark Holdings exchangeable limited partnership interests, the Newmark Holdings founding/working partner interests, if exchangeable, and Newmark Holdings limited partnership units, if exchangeable, into shares of Class B common stock or Class A common stock pursuant to the exchanges and a sufficient number of shares of Class A common stock to effect the exchange of shares of Class B common stock issued or issuable in respect of exchangeable Newmark Holdings limited partnership interests (subject, in each case, to the maximum number of shares authorized but unissued under our certificate of incorporation as then in effect). We have agreed that all shares of Class B common stock and Class A common stock issued in an exchange will be duly authorized, validly issued, fully paid and non-assessable and will be free from pre-emptive rights and free of any encumbrances.

Partnership Enhancement Programs

We may from time to time undertake partnership redemption and compensation restructuring programs to enhance our employment arrangements by leveraging our unique partnership structure. Under these programs, participating partners generally may agree to extend the lengths of their employment or service agreements, to accept a larger portion of their compensation in partnership units and to other contractual modifications sought by us. As part of these programs, we may also redeem limited partnership interests for cash and/or other units and grant exchangeability to certain units.

Distributions

The profit and loss of Newmark OpCo are generally allocated based on the total number of Newmark OpCo units outstanding. The profit and loss of Newmark Holdings are generally allocated based on the total number of Newmark Holdings units outstanding. The minimum distribution for each RPU interest issued after the IPO is $0.005 per quarter.

Pursuant to the terms of the Newmark Holdings limited partnership agreement, distributions by Newmark Holdings to its partners may not be decreased below 100% of net income received by Newmark Holdings from Newmark OpCo (other than with respect to selected extraordinary items with respect to founding/working partners or limited partnership unit holders, such as the disposition directly or indirectly of partnership assets outside of the ordinary course of business) unless we determine otherwise, subject to Cantor’s consent (as the holder of the Newmark Holdings exchangeable limited partnership interest majority in interest).

In addition, the Newmark Holdings general partner, with the consent of Cantor, as holder of a majority of the Newmark Holdings exchangeable limited partnership interests, in its sole and absolute discretion, may direct Newmark Holdings, upon a founding/working partner’s or a limited partnership unit holder’s death, retirement, withdrawal from Newmark Holdings or other full or partial redemption of Newmark Holdings units, to distribute to such partner (or to his or her personal representative, as the case may be) a number of publicly traded shares or an amount of other property that the Newmark Holdings general partner determines is appropriate in light of the goodwill associated with such partner and his, her or its Newmark Holdings units, such partner’s length of service, responsibilities and contributions to Newmark Holdings and/or other factors deemed to be relevant by the Newmark Holdings general partner.

In the discretion of the Newmark Holdings general partner, distributions with respect to selected extraordinary transactions, as described below, may be withheld from the founding/working partners and the limited partnership unit holders and distributed over time subject to the satisfaction of conditions set by us, as the general partner of Newmark Holdings, such as continued service to us. These distributions that may be withheld relate to income items from nonrecurring events, including, without limitation, items that would be considered “extraordinary items” under U.S. GAAP and recoveries with respect to claims for expenses, costs and damages (excluding any recovery that does not result in monetary payments to Newmark Holdings) attributable to extraordinary events affecting Newmark Holdings.

Cantor’s Right to Purchase Redeemed Interests

Newmark Holdings Founding Partner Interests

The terms of the Newmark Holdings founding partner interests are substantially the same as the terms of the BGC Holdings founding partner interests. There are no Newmark Holdings founding partner interests outstanding other than from the mathematical carryover from the BGC Holdings founding partner interests (i.e., the Newmark Holdings founding partner interests distributed in the separation in respect of the outstanding BGC Holdings founding partner interests). No holder of Newmark Holdings founding partner interests is currently employed by us.

Cantor has a right to purchase any Newmark Holdings founding partner interests that have not become exchangeable that are redeemed by Newmark Holdings upon termination or bankruptcy of a founding partner or upon mutual consent of the general partner of Newmark Holdings and Cantor. Cantor has the right to purchase such Newmark Holdings founding partner interests at a price equal to the lesser of (1) the amount that Newmark Holdings would be required to pay to redeem and purchase such Newmark Holdings founding partner interests and (2) the amount equal to (a) the number of units underlying such founding partner interests, multiplied by (b) the exchange ratio as of the date of such purchase, multiplied by (c) the then current market price of our Class A common stock. Cantor may pay such price using cash, publicly traded shares or other property, or a combination of the foregoing. If Cantor (or the other member of the Cantor group acquiring such founding partner interests, as the case may be) so purchases such founding partner interests at a price equal to clause (2) above, neither Cantor nor any member of the Cantor group nor Newmark Holdings nor any other person is obligated to pay Newmark Holdings or the holder of such founding partner interests any amount in excess of the amount set forth in clause (2) above. As of the date of filing of this Proxy Statement, Cantor has not purchased any such founding partner interests.

In addition, the Newmark Holdings limited partnership agreement provides that (1) where either current, terminating or terminated partners are permitted by us to exchange any portion of their founding partner units and Cantor consents to such exchangeability, we will offer to Cantor the opportunity for Cantor to purchase the same number of new exchangeable limited partnership interests in Newmark Holdings at the price that Cantor would have paid for the founding partner units had we redeemed them; and (2) the exchangeable limited partnership interests to be offered to Cantor pursuant to clause (1) above would be subject to, and granted in accordance with, applicable laws, rules and regulations then in effect. As of the date of filing of this Proxy Statement, Cantor has not purchased any such exchangeable limited partnership interests.

Any unit of a Newmark Holdings founding partner interests acquired by Cantor, while not exchangeable in the hands of the founding partner absent a determination by Cantor to the contrary, will be exchangeable by Cantor for a number of shares of our Class B common stock or, at Cantor’s election, shares of our Class A common stock, in each case, equal to the then current exchange ratio, on the same basis as the limited partnership interests held by Cantor, and will be designated as Newmark Holdings exchangeable limited partnership interests when acquired by Cantor. The current exchange ratio is one, but is subject to adjustment in accordance with the terms of the separation and distribution agreement as described below under “—Adjustment to Exchange Ratio.” This may permit Cantor to receive a larger share of income generated by our business at a less expensive price than through purchasing shares of our Class A common stock, which is a result of the price payable by Cantor to Newmark Holdings upon exercise of its right to purchase equivalent exchangeable interests.

Newmark Holdings Working Partner Interests and Newmark Holdings Limited Partnership Units

Cantor has a right to purchase any Newmark Holdings working partner interests or Newmark Holdings limited partnership units (in each case that have not become exchangeable), as the case may be, that are redeemable by Newmark Holdings if Newmark Holdings elects to transfer the right to purchase such interests to a Newmark Holdings partner rather than redeem such interests itself. Cantor has the right to purchase such interests on the same terms that such Newmark Holdings partner would have a right to purchase such interests.

Newmark from time to time may enter into various compensatory arrangements with partners, including founding partners who hold non-exchangeable founding partner units that Cantor has not elected to make exchangeable into shares of Class A common stock. These arrangements, which may be entered into prior to or in connection with the termination of such partners, include but are not limited to the grant of shares or other awards under the Equity Plan, payments of cash or other property, or partnership awards under the Participation

Plan or other partnership adjustments, which arrangements may result in the repayment by such partners of any partnership loans or other amounts payable to or guaranteed by Cantor earlier than might otherwise be the case, and for which Newmark may incur compensation charges that it might not otherwise have incurred had such arrangements not been entered into.

Transfers of Interests

The Newmark Holdings partnership agreement contains restrictions on the transfer of interests in Newmark Holdings. In general, a partner may not transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in Newmark Holdings, except in the circumstances described in the Newmark Holdings partnership agreement.

Amendments

The Newmark Holdings limited partnership agreement cannot be amended except with the approval of each of the general partner and the exchangeable limited partners (by the affirmative vote of a Newmark Holdings exchangeable limited partnership interest majority in interest) of Newmark Holdings. In addition, the Newmark Holdings limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of Newmark Holdings may authorize any amendment to correct any technically incorrect statement or error apparent on the face thereof in order to further the parties’ intent or to correct any formality or error or incorrect statement or defect in the execution of the Newmark Holdings limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The Newmark Holdings limited partnership agreement contains similar corporate opportunity provisions to those included in our certificate of incorporation with respect to Newmark, BGC Partners and/or Cantor and their respective representatives. See “—Potential Conflicts of Interest and Competition with BGC Partners and Cantor.”

Parity of Interests

The Newmark Holdings limited partnership agreement provides that it is the non-binding intention of Newmark Holdings and each of the partners of Newmark Holdings that the aggregate number of Newmark OpCo units held by Newmark Holdings and its subsidiaries (other than Newmark OpCo and its subsidiaries) at a given time divided by the aggregate number of Newmark Holdings units issued and outstanding at such time is at all times equal to one, which ratio is referred to herein as the “Newmark Holdings ratio.” It is the non-binding intention of each of the partners of Newmark Holdings and of Newmark Holdings that there be a parallel issuance or repurchase transaction by Newmark Holdings in the event of any issuance or repurchase by Newmark OpCo of Newmark OpCo units to or held by Newmark Holdings so that the Newmark Holdings ratio at all times equals one.

Amended and Restated Limited Partnership Agreement of Newmark OpCo

On December 13, 2017, we entered into the Amended and Restated Agreement of Limited Partnership of Newmark OpCo, which we refer to as the “OpCo LP Agreement” and which is described below.

Management

Newmark OpCo is managed by its general partner, which is owned by Newmark Holdings. The Newmark OpCo general partner holds the Newmark OpCo general partnership interest and the Newmark OpCo special voting limited partnership interest, which entitles the holder thereof to remove and appoint the general partner of Newmark OpCo and serves as the general partner of Newmark OpCo, which entitles Newmark Holdings (and thereby, Newmark) to control Newmark OpCo, subject to limited consent rights of Cantor and to the rights of Newmark Holdings as the special voting limited partner. Newmark Holdings holds its Newmark OpCo general partnership interest through a Delaware limited liability company, Newmark Holdings, LLC.

Cantor’s “consent rights” means that Newmark Holdings, in its capacity as general partner of Newmark OpCo, is required to obtain Cantor’s consent to amend the terms of the Newmark OpCo limited partnership agreement or take any other action that may adversely affect Cantor’s exercise of its co-investment rights to acquire Newmark Holdings limited partnership interests (and the corresponding investment in Newmark OpCo by Newmark Holdings) or right to exchange Newmark Holdings exchangeable limited partnership interests.

Classes of Interests in Newmark OpCo

Newmark OpCo has the following outstanding interests:

•	a general partnership interest, which is held indirectly by Newmark Holdings;

•	limited partnership interests, which are held by Newmark and Newmark Holdings; and

•	a special voting limited partnership interest, which is held indirectly by Newmark Holdings and which entitles the holder thereof to remove and appoint the general partner of Newmark OpCo.

The general partner of Newmark OpCo determines the aggregate number of authorized units in Newmark OpCo.

Any authorized but unissued units in Newmark OpCo may be issued:

•	pursuant to the separation;

•	to Newmark and/or Newmark Holdings and members of their group, as the case may be, in connection with an investment in Newmark OpCo;

•	to Newmark Holdings or members of its group in connection with a redemption pursuant to the Newmark Holdings limited partnership agreement;

•

as otherwise agreed by each of the general partner and the limited partners (by affirmative vote of the limited partners holding a majority of the units underlying limited partnership interests outstanding of Newmark OpCo (except that if Newmark Holdings and its group holds a majority in interest and Cantor and its group holds a majority of units underlying the Newmark Holdings exchangeable limited partnership interests, then majority in interest means Cantor) (which we refer to as a “Newmark OpCo majority in interest”));

•	to Newmark or Newmark Holdings in connection with a grant of equity by Newmark or Newmark Holdings; and

•	to any Newmark OpCo partner in connection with a conversion of an issued unit and interest into a different class or type of unit and interest.

There will be no additional classes of partnership interests in Newmark OpCo.

Distributions

The profit and loss of Newmark OpCo is generally allocated based on the total number of Newmark OpCo units outstanding.

Transfers of Interests

The Newmark OpCo partnership agreement contains restrictions on the transfer of interests in Newmark OpCo. In general, a partner may not transfer or agree or otherwise commit to transfer all or any portion of, or any rights, title and interest in and to, its interest in Newmark OpCo, except in the circumstances described in the Newmark OpCo partnership agreement.

Amendments

The Newmark OpCo limited partnership agreement cannot be amended except with the approval of each of the general partner and the limited partners (by the affirmative vote of a Newmark OpCo majority in interest) of Newmark OpCo. In addition, the Newmark OpCo limited partnership agreement cannot be amended to:

•	amend any provisions which require the consent of a specified percentage in interest of the limited partners without the consent of that specified percentage in interest of the limited partners;

•

alter the interest of any partner in the amount or timing of distributions or the allocation of profits, losses or credits, if such alteration would either materially adversely affect the economic interest of a partner or would materially adversely affect the value of interests, without the consent of the partners holding at least two-thirds of all units, in the case of an amendment applying in substantially similar manner to all classes of interests, or two-thirds in interest of the affected class or classes of the partners, in the case of any other amendment; or

•	alter the special voting limited partner’s ability to remove a general partner.

The general partner of Newmark OpCo may authorize any amendment to correct any technically incorrect statement or error in order to further the parties’ intent or to correct any formality or error or defect in the execution of the Newmark OpCo limited partnership agreement.

Corporate Opportunity; Fiduciary Duty

The Newmark OpCo limited partnership agreement contains similar corporate opportunity provisions to those included in our certificate of incorporation with respect to Newmark and/or Newmark Holdings and their respective representatives. See “—Potential Conflicts of Interest and Competition with BGC Partners and Cantor.”

Parity of Interests

The limited partnership agreement of Newmark OpCo provides that, at the election of Newmark, in connection with a repurchase of our Class A common stock or similar actions, Newmark OpCo will redeem and repurchase from Newmark a number of units in Newmark OpCo equivalent to the number of shares of Class A common stock repurchased by Newmark in exchange for cash in the amount of the gross proceeds to be paid in connection with such stock repurchase.

Adjustment to Exchange Ratio

Each unit of an exchangeable Newmark Holdings limited partnership interest will be exchangeable with Newmark for a number of shares of Newmark common stock equal to the exchange ratio. Initially, the exchange ratio will equal one, so that each unit of an exchangeable Newmark Holdings limited partnership interest will be exchangeable with Newmark for one share of Newmark common stock.

For reinvestment, acquisition or other purposes, Newmark may determine to distribute to its stockholders a smaller percentage than Newmark Holdings distributes to its equityholders (excluding tax distributions from Newmark Holdings) of cash that it receives from Newmark OpCo. In such circumstances, the separation and distribution agreement provides that the exchange ratio will be reduced to reflect the amount of additional cash retained by Newmark as a result of the distribution of such smaller percentage, after the payment of taxes (which we refer to as “reinvestment cash”).

The separation and distribution agreement provides that, if, in any fiscal quarter, there is reinvestment cash for such fiscal quarter, then, the exchange ratio will be adjusted so that, following such adjustment, but subject to any other further adjustment as a result of other anti-dilution and other equitable adjustments as set forth in the separation and distribution agreement, the exchange ratio shall equal:

•	the number of outstanding shares of Newmark common stock as of immediately prior to such adjustment, divided by

•

the sum of (A) the number of outstanding shares of Newmark common stock as of immediately prior to such adjustment, plus (B) the adjustment factor (as described below) for such fiscal quarter plus (C) the sum of the aggregate adjustment factors for all prior fiscal quarters following the IPO.

The “adjustment factor” means, with respect to any fiscal quarter in which there is reinvestment cash, an amount (which may be a positive or a negative number) equal to: (a) the reinvestment cash for such fiscal quarter, divided by (b) the Newmark OpCo per unit price as of the day prior to the date on which the adjustment to the exchange ratio with respect to such adjustment factor is made. Newmark shall determine the particular date in which any adjustment to the exchange ratio in respect of a particular fiscal quarter shall occur, taking into account the precise timing of any distributions by Newmark Holdings and Newmark in respect of such fiscal quarter.

Use of Reinvestment Cash

We receive significant tax benefits from the partnership structure of Newmark OpCo and Newmark Holdings. Specifically, in connection with an exchange of an exchangeable Newmark Holdings limited partnership interest with Newmark for shares of Newmark common stock, Newmark OpCo receives a tax deduction. We, in turn, benefit from the majority of this tax deduction as a result of our ownership interest in Newmark OpCo. In a typical up-C structure, we would normally receive a much smaller portion of these tax benefits.

In light of these tax benefits and the fact that the exchange ratio is adjusted downward if there is any reinvestment cash, and in order to induce the holder of a majority of the Newmark exchangeable limited partnership interest to consent to the partnership structure, we have agreed in the separation and distribution agreement that, to the extent that there is any reinvestment cash, we will contribute such cash to Newmark OpCo as an additional capital contribution with respect to our existing limited partnership interest in Newmark OpCo, unless we and the holder of a majority of the Newmark exchangeable limited partnership interests agree otherwise.

Reinvestments in Newmark OpCo by Newmark; Co-Investment Rights; Distributions to Holders of Our Common Stock and to Newmark Holdings Limited Partners

In order to maintain our economic interest in Newmark OpCo, the separation and distribution agreement provides that any net proceeds received by us from any subsequent issuances of our common stock (other than upon exchange of Newmark Holdings exchangeable limited partnership interests) will be, unless otherwise determined by our Board of Directors, contributed to Newmark OpCo in exchange for Newmark OpCo limited partnership interests consisting of a number of Newmark OpCo units that will equal the number of shares of our common stock issued divided by the exchange ratio as of immediately prior to the issuance of such shares.

In addition, we may elect to purchase from Newmark OpCo a number of Newmark OpCo units through cash or non-cash consideration. The investment price will be based on the then-applicable market price for shares of our Class A common stock. In the future, from time to time, we also may use cash on hand and funds received from distributions, loans or other payments from Newmark OpCo to purchase shares of common stock or Newmark Holdings exchangeable limited partnership interests.

In the event that we acquire any additional Newmark OpCo limited partnership interests from Newmark OpCo, Cantor would have the right to cause Newmark Holdings to acquire additional Newmark OpCo limited partnership interests from Newmark OpCo up to the number of Newmark OpCo units that would preserve Cantor’s relative indirect economic percentage interest in Newmark OpCo compared to our and BGC’s aggregate interests immediately prior to the acquisition of such additional Newmark OpCo units by us or BGC, and Cantor would acquire an equivalent number of additional Newmark Holdings limited partnership interests to reflect such relative indirect interest. The purchase price per Newmark OpCo unit for any such Newmark OpCo limited partnership interests issued indirectly to Cantor pursuant to its co-investment rights will be equal to the price paid by us per Newmark OpCo unit. Any such Newmark Holdings limited partnership interests issued to Cantor will be designated as exchangeable limited partnership interests.

Cantor will have 10 days after the related issuance of Newmark OpCo limited partnership interests to elect such reinvestment and will have to close such election no later than 120 days following such election.

In addition, the Participation Plan provides for issuances, in the discretion of our Compensation Committee or its designee, of Newmark Holdings limited partnership interests to current or prospective working partners and executive officers of Newmark. Any net proceeds received by Newmark Holdings for such issuances generally will be contributed to Newmark OpCo in exchange for Newmark OpCo limited partnership interests consisting of a number of Newmark OpCo units equal to the number of Newmark Holdings limited partnership interests being issued so that the cost of such compensation award, if any, is borne pro rata by all holders of the Newmark OpCo units, including by us. Any Newmark Holdings limited partnership interests acquired by the working partners, including any such interests acquired at preferential or historical prices that are less than the prevailing fair market value of our Class A common stock, will be designated as Newmark Holdings working partner interests and will generally receive distributions from Newmark OpCo on an equal basis with all other limited partnership interests.

Newmark Holdings will not have the right to acquire limited partnership interests in Newmark OpCo other than in connection with an investment by Cantor as described above or in connection with issuances of Newmark Holdings interests to the working partners and executive officers under the Participation Plan.

Reinvestments in Newmark OpCo by BGC Partners

Pursuant to the separation and distribution agreement, any net proceeds received by BGC Partners from any subsequent issuances of BGC Partners common stock (other than upon exchange of a combination of BGC Holdings exchangeable limited partnership interests and Newmark Holdings exchangeable limited partnership interests) will be, unless otherwise determined by BGC Partners’ board of directors, contributed to BGC U.S. OpCo, BGC Global OpCo and/or Newmark OpCo in exchange for (1) a BGC U.S. OpCo limited partnership interest consisting of a number of BGC U.S. OpCo units, (2) a BGC Global OpCo limited partnership interest consisting of a number of BGC Global OpCo units, and (3) a Newmark OpCo limited partnership interest consisting of a number of Newmark OpCo units, in each case calculated in accordance with the separation and distribution agreement. Any such contributions may also be made directly or indirectly into Newmark or Newmark Holdings or through BGC U.S. OpCo, BGC Global OpCo, or Newmark OpCo.

In addition, if BGC Partners exercises its right to purchase from BGC U.S. OpCo and BGC Global OpCo a number of BGC U.S. OpCo units and BGC Global OpCo units, unless otherwise determined by BGC Partners’ board of directors, BGC Partners will also purchase a certain number of Newmark OpCo units based on the then-applicable market price for shares of our Class A common stock.

Amendment No. 1 to Newmark OpCo Limited Partnership Agreement

The Newmark OpCo limited partnership agreement was amended, effective as of December 13, 2017, on March 14, 2018 to adjust certain allocations to certain partnership-owned entities.

Second Amendment and Restatement of Newmark OpCo Limited Partnership Agreement

On June 19, 2018, Newmark OpCo amended and restated its limited partnership agreement, as described under “Nasdaq Monetization Transaction and Repayment of Term Loan” below.

Administrative Services Agreement

On December 13, 2017, we entered into an administrative services agreement with Cantor which is described below.

The administrative services agreement has an initial term of three years, starting on the date of the separation. Thereafter, the administrative services agreement renews automatically for successive one-year terms, unless any party provides written notice to the other parties of its desire to terminate the agreement at least 120 days before the end of any such year ending during the initial or extended term, in which event the administrative services agreement will end with respect to the terminating party on the last day of such term. In addition, any particular service provided under the administrative services agreement may be cancelled by the receiving party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including any severance or cancellation fees.

Cantor is entitled to continued use of hardware and equipment it used prior to the date of the administrative services agreement on the terms and conditions provided, even in the event we terminate the administrative services agreement, although there is no requirement to repair or replace such hardware or equipment.

During the term of the administrative services agreement, the parties will provide administrative and technical support services to each other, including:

•	administration and benefits services;

•	employee benefits, human resources and payroll services;

•	financial and operations services;

•	internal auditing services;

•	legal related services;

•	risk and credit services;

•	accounting and general tax services;

•	office space;

•	personnel, hardware and equipment services

•	communication and data facilities;

•	facilities management services;

•	promotional, sales and marketing services;

•	procuring of insurance coverage; and

•	any miscellaneous services to which the parties reasonably agree.

The administrative services agreement includes provisions for allowing a provider or affiliate to arrange for a third party to provide for the services.

In consideration for the services provided, the providing party generally charges the other party an amount (including any applicable taxes) equal to (1) the direct cost that the providing party incurs in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agree.

The administrative services agreement provides that the services recipient generally indemnifies the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

Transition Services Agreement

On December 13, 2017, we entered into a transition services agreement with BGC Partners which is described below.

The transition services agreement has a term of two years following the distribution, starting on the date of the separation. Any particular service provided under the transition services agreement may be cancelled by the receiving party, with at least 90 days’ prior written notice to the providing party, with no effect on the other services. The terminating party will be charged a termination fee equal to the costs incurred by the party providing services as a result of such termination, including any severance or cancellation fees.

BGC Partners is entitled to continued use of hardware and equipment it used prior to the date of the transition services agreement on the terms and conditions provided until two years following the distribution, even in the event we terminate the transition services agreement, although there is no requirement to repair or replace such hardware or equipment.

During the term of the transition services agreement, the parties will provide transition services to each other, including, among others, office space, personnel, hardware and equipment services; communication and data facilities; and any miscellaneous services to which the parties reasonably agree.

The transition services agreement includes provisions for allowing a provider or affiliate to arrange for a third party to provide for the services.

In consideration for the services provided, the providing party generally charges the other party an amount (including any applicable taxes) equal to (1) the direct cost that the providing party incurs in performing those services, including third-party charges incurred in providing services, plus (2) a reasonable allocation of other costs determined in a consistent and fair manner so as to cover the providing party’s appropriate costs or in such other manner as the parties agree.

The transition services agreement provides that the services recipient generally indemnifies the services provider for liabilities that it incurs arising from the provision of services other than liabilities arising from fraud or willful misconduct of the service provider.

Tax Matters Agreement

On December 13, 2017, BGC Partners, BGC Holdings, BGC U.S. OpCo, Newmark, Newmark Holdings and Newmark OpCo entered into a tax matters agreement in connection with the separation that governs the parties’ respective rights, responsibilities and obligations after the separation with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes and tax benefits, the preparation and filing of tax returns, the control of audits and other tax proceedings, tax elections, assistance and cooperation in respect of tax matters, procedures and restrictions relating to the distribution, if any, and certain other tax matters.

In addition, the tax matters agreement imposes certain restrictions on Newmark and its subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) that will be designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement provides special rules to allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free, as well as any tax liabilities incurred in connection with the separation. In general, under the tax matters agreement, each party is expected to be responsible for any taxes imposed on BGC Partners or Newmark that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant representations or covenants made by that party in the tax matters agreement.

Tax Receivable Agreement

On December 13, 2017, Cantor and Newmark entered into a tax receivable agreement which is described below.

Certain interests in Newmark Holdings may be exchanged in the future for a number of shares of Newmark Class A common stock or shares of Newmark Class B common stock equal to the exchange ratio (which is currently one, but is subject to adjustments as set forth in the separation and distribution agreement). See above under “—Adjustment to Exchange Ratio.” In addition, prior to the distribution, certain interests in Newmark Holdings may, together with certain interests in BGC Holdings, be exchanged for shares of BGC Partners common stock. Certain of these exchanges may result in increases to our share of the tax basis of the tangible and intangible assets of Newmark OpCo that otherwise would not have been available, although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge by the IRS. These increases in tax basis, if sustained, may reduce the amount of tax that we would otherwise be required to pay in the future.

Our tax receivable agreement with Cantor also provides for the payment by us to Cantor of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis and of certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. It is expected that we will benefit from the remaining 15% of cash savings, if any, in income tax that we realize. Pursuant to the tax receivable agreement, we will determine, after consultation with Cantor, the extent to which we are permitted to claim any such tax benefits, and such tax benefits will be taken into account in computing any cash savings so long as our accountants agree that it is at least more likely than not that such tax benefit is available.

Pursuant to the tax receivable agreement, 20% of each payment that would otherwise be made by us will be deposited into an escrow account until the expiration of the statute of limitations for the tax year to which the payment relates. If the IRS successfully challenges the availability of any tax benefit and determines that a tax benefit is not available, we will be entitled to receive reimbursements from Cantor for amounts we previously paid under the tax receivable agreement and Cantor will indemnify us and hold us harmless with respect to any interest or penalties and any other losses in respect of the disallowance of any deductions which gave rise to the payment under the tax receivable agreement (together with reasonable attorneys’ and accountants’ fees incurred in connection with any related tax contest, but the indemnity for such reasonable attorneys’ and accountants’ fees shall only apply to the extent Cantor is permitted to control such contest). Any such reimbursement or indemnification payment will be satisfied first from the escrow account (to the extent funded in respect of such payments under the tax receivable agreement).

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no depreciation or amortization deductions available to us that were attributable to an increase in tax basis (or any imputed interest) as a result of an exchange. The tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we (with the approval by a majority of our independent directors) exercise our right to terminate the tax receivable agreement for an amount based on an agreed value of payments remaining to be made under the agreement, provided that if Cantor and we cannot agree upon a value, the agreement will remain in full force and effect. The actual amount and timing of any payment under the tax receivable agreement will vary depending on a number of factors, including the nature of the interests exchanged, the timing of exchanges, the extent to which such exchanges are taxable and the amount and timing of our income.

Any amendment to the tax receivable agreement will be subject to approval by a majority of our independent directors.

Registration Rights Agreement

In connection with the separation and distribution, on December 13, 2017, we entered into a registration rights agreement with BGC Partners and Cantor which provides Cantor, BGC Partners and their respective affiliates (prior to the distribution) and Cantor and its affiliates (after the distribution) registration rights with respect to shares of our Class A common stock, including shares issued or to be issued upon exchange of the Newmark Holdings exchangeable limited partnership interests held by Cantor, shares of our Class A common stock issued or issuable in respect of or in exchange for any shares of our Class B common stock and any other shares of our Class A common stock that may be acquired by Cantor, BGC Partners or their respective affiliates. We refer to these shares as “registrable securities,” and we refer to the holders of these registrable securities as “holders.”

The registration rights agreement provides that each holder is entitled to unlimited piggyback registration rights with respect to its registrable securities, meaning that each holder can include its registrable securities in registration statements filed by us, including registration effected by us for security holders other than holders, subject to certain limitations. The registration rights agreement also grants Cantor and BGC Partners unlimited demand registration rights requiring that we register registrable securities held by Cantor and BGC Partners and take all actions reasonably necessary or desirable to expedite or facilitate the disposition of registrable securities. Our obligation to effect demand registration rights will not be relieved to the extent we effect piggyback registration rights.

We will pay the costs incident to our compliance with the registration rights agreement but the holders will pay for any underwriting discounts or commissions or transfer taxes associated with all such registrations.

We have agreed to indemnify the holders (and their directors, officers, agents and each other person who controls a holder under Section 15 of the Securities Act) registering shares pursuant to the registration rights agreement against certain losses, expenses and liabilities under the Securities Act, common law or otherwise. Holders will similarly indemnify us but such indemnification will be limited to an amount equal to the net proceeds received by such holder under the sale of registrable securities giving rise to the indemnification obligation.

Leases

We currently occupy concurrent computing centers in Weehawken, New Jersey and Trumbull, Connecticut, maintained by BGC Partners. Under the transition services agreement, we are obligated to BGC Partners for our pro rata portion (based on square footage used) of rental expense during the terms of the leases for such spaces.

Potential Conflicts of Interest and Competition with BGC Partners and Cantor

Various conflicts of interest between and among us, BGC Partners and Cantor may arise in the future in a number of areas relating to our past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new directors, payment of dividends, incurrence of indebtedness, tax matters, financial commitments, marketing functions, indemnity arrangements, service arrangements, issuances of capital stock, sales or distributions of shares of our common stock and the exercise by BGC Partners and/or Cantor of control over our management and affairs.

BGC Partners, directly through its ownership of shares of our Class A common stock and Class B common stock, and Cantor, indirectly through its control of BGC Partners, will each be able to exercise control over our management and affairs and all matters requiring stockholder approval, including the election of our directors and determinations with respect to acquisitions and dispositions, as well as material expansions or contractions of our business, entry into new lines of business and borrowings and issuances of our common stock or other securities. BGC Partners’ voting power, prior to the completion of the distribution, and Cantor’s voting power, indirectly prior to the completion of the distribution and directly after the completion of the distribution, may also have the effect of delaying or preventing a change of control of us. This control will also be exercised because BGC Partners is, in turn, controlled by Cantor and Cantor is, in turn, controlled by CFGM, its managing general partner, and, ultimately, by Mr. Lutnick, who serves as our Chairman. Mr. Lutnick is also the Chairman of the Board of Directors and Chief Executive Officer of BGC Partners and Cantor and the Chairman and Chief Executive Officer of CFGM as well as the trustee of an entity that is the sole shareholder of CFGM.

Conflicts of interest may arise between and among us, BGC Partners and Cantor in a number of areas relating to our past and ongoing relationships, including:

•	potential acquisitions and dispositions of businesses;

•	our issuance or disposition of securities;

•	the election of new or additional directors to our Board of Directors;

•

the payment of dividends by us (if any), distribution of profits by Newmark OpCo and/or Newmark Holdings and repurchases of shares of our common stock or purchases of Newmark Holdings limited partnership interests or other equity interests in our subsidiaries, including from BGC Partners, Cantor or our executive officers, other employees, partners and others;

•	business operations or business opportunities of us, BGC Partners and Cantor that would compete with the other party’s business opportunities;

•	intellectual property matters;

•	business combinations involving us;

•	the terms of the separation and distribution agreement and the ancillary agreements we entered into in connection with the separation;

•	the nature, quality and pricing of administrative services and transition services to be provided by BGC Partners and/or Cantor and/or their respective affiliates; and

•	potential and existing loan arrangements.

We also expect each of BGC Partners and Cantor to manage its respective ownership of us so that it will not be deemed to be an investment company under the Investment Company Act, including by maintaining its voting power in us above a majority absent an applicable exemption from the Investment Company Act. This may result in conflicts with us, including those relating to acquisitions or offerings by us involving issuances of shares of our Class A common stock, or securities convertible or exchangeable into shares of Class A common stock, that would dilute BGC Partners’ or Cantor’s voting power in us.

In addition, each of BGC Partners and Cantor has from time to time in the past and may in the future consider possible strategic realignments of its own businesses and/or of the relationships that exist between and among BGC Partners and/or Cantor and their other respective affiliates and us. Any future material related-party transaction or arrangement between BGC Partners and/or Cantor and their other respective affiliates and us is subject to the prior approval by our Audit Committee, but generally does not require the separate approval of our stockholders, and if such stockholder approval is required, BGC Partners and/or Cantor may retain sufficient voting power to provide any such requisite approval without the affirmative consent of our other stockholders.

Moreover, the service of officers or partners of BGC Partners or Cantor as our executive officers and directors, and those persons’ ownership interests in and payments from BGC Partners or Cantor and their respective affiliates, could create conflicts of interest when we and those directors or executive officers are faced with decisions that could have different implications for us and them.

Our agreements and other arrangements with BGC Partners and Cantor, including the separation and distribution agreement, may be amended upon agreement of the parties to those agreements and approval of our Audit Committee. During the time that we are controlled by BGC Partners and/or Cantor, BGC Partners and/or Cantor may be able to require us to agree to amendments to these agreements. We may not be able to resolve any potential conflicts, and, even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated party. As a result, the prices charged to or by us for services provided under our agreements with BGC Partners and/or Cantor may be higher or lower than prices that may be charged to or by third parties, and the terms of these agreements may be more or less favorable to us than those that we could have negotiated with third parties. Additionally, pursuant to the separation and distribution agreement, for so long as BGC Partners beneficially owns at least 50% of the total voting power of our outstanding capital stock entitled to vote in the election of directors, we will not, and will cause our subsidiaries to not (without BGC Partners’ prior written consent) take certain actions, including, without limitation, acquiring any other businesses or assets or disposing of any of our assets, in each case with an aggregate value for all such transactions in excess of $100 million, or incurring any indebtedness, other than indebtedness not in excess of $50 million in the aggregate or any indebtedness some or all of the proceeds of which are used to repay the Term Loan, the Converted Term Loan, the 2042 Promissory Note or the 2019 Promissory Note. See “—Separation and Distribution Agreement—Operating Covenants.”

In order to address potential conflicts of interest between or among BGC Partners, Cantor and their respective representatives and us, our certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve BGC Partners and/or Cantor and their respective representatives, and our powers, rights, duties and liabilities and those of our representatives in connection therewith. Our certificate of incorporation provides that, to the greatest extent permitted by law, no Cantor Company or BGC Partners Company, each as defined below, or any of the representatives, as defined below, of a Cantor Company or BGC Partners Company will, in its capacity as our stockholder or affiliate, owe or be liable for breach of any fiduciary duty to us or any of our stockholders. In addition, to the greatest extent permitted by law, none of any Cantor Company, BGC Partners Company or any of their respective representatives will owe any duty to refrain from engaging in the same or similar activities or lines of business as us or our representatives or doing business with any of our or our representatives’ clients or customers. If any Cantor Company, BGC Partners Company or any of their respective representatives acquires knowledge of a potential transaction or matter that may be a corporate opportunity (as defined below) for any such person, on the one hand, and us or any of our representatives, on the other hand, such person will have no duty to communicate or offer such corporate opportunity to us or any of our representatives, and will not be liable to us, any of our stockholders or any of our representatives for breach of any fiduciary duty by reason of the fact that they pursue or acquire such corporate opportunity for themselves, direct such corporate opportunity to another person or do not present such corporate opportunity to us or any of our representatives, subject to the requirement described in the following sentence. If a third party presents a corporate opportunity to a person who is both our representative and a representative of a BGC Partners Company and/or a Cantor Company, expressly and solely in such person’s capacity as our representative, and such person acts in good faith in a manner consistent with the policy that such corporate opportunity belongs to us, then such person will be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to us as our representative with respect to such corporate opportunity, provided that any BGC Partners Company, any Cantor Company or any of their respective representatives may pursue such corporate opportunity if we decide not to pursue such corporate opportunity.

No contract, agreement, arrangement or transaction between any BGC Partners Company, any Cantor Company or any of their respective representatives, on the one hand, and us or any of our representatives, on the other hand, will be void or voidable solely because any BGC Partners Company, any Cantor Company or any of their respective representatives has a direct or indirect interest in such contract, agreement, arrangement or transaction, and any BGC Partners Company, any Cantor Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to us and our stockholders with respect thereto; and (ii) shall not be liable to us or our stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, if:

•

such contract, agreement, arrangement or transaction is approved by our Board of Directors or any committee thereof by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•

such contract, agreement, arrangement or transaction is approved by our stockholders by the affirmative vote of a majority of the voting power of all of our outstanding shares of capital stock entitled to vote thereon, excluding from such calculation shares of capital stock that are beneficially owned (as such term is defined in Rule 16a-1(a)(2) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”)) by a BGC Partners Company or a Cantor Company, respectively; or

•	such contract, agreement, arrangement or transaction, judged according to the circumstances at the time of the commitment, is fair to us.

While the satisfaction of the foregoing conditions shall be sufficient to show that any BGC Partners Company, any Cantor Company or any of their respective representatives (i) shall have fully satisfied and fulfilled its duties and obligations to us and our stockholders with respect thereto; and (ii) shall not be liable to us or our stockholders for any breach of any duty or obligation by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction, none of the foregoing conditions shall be required to be satisfied for such showing.

Our directors who are also directors or officers of any BGC Partners Company, any Cantor Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee that authorizes such contract, agreement, arrangement or transaction. Shares of our common stock owned by any BGC Partners Company, any Cantor Company or any of their respective representatives may be counted in determining the presence of a quorum at a meeting of stockholders called to authorize such contract, agreement, arrangement or transaction. Our directors who are also directors or officers of any BGC Partners Company, any Cantor Company or any of their respective representatives shall not owe or be liable for breach of any fiduciary duty to us or any of our stockholders for any action taken by any BGC Partners Company, any Cantor Company or their respective representatives, in their capacity as our stockholder or affiliate.

For purposes of the above:

•	“BGC Partners Company” means BGC Partners or any of its affiliates (other than us and our subsidiaries);

•	“Cantor Company” means Cantor or any of its affiliates (other than us and our subsidiaries);

•	“representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person; and

•

“corporate opportunity” means any business opportunity that we are financially able to undertake, that is, from its nature, in our lines of business, is of practical advantage to us and is one in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of a BGC Partners Company or a Cantor Company or any of their respective representatives, as the case may be, will be brought into conflict with our self-interest.

Certain Acquisitions and Dispositions of Interests in Our Capital Stock by BGC Partners and Cantor

Our Board of Directors has determined that each of BGC Partners and Cantor is a “deputized” director of the Company for purposes of Rule 16b-3 under the Exchange Act with respect to the transactions contemplated by the separation and the distribution. Rule 16b-3 exempts from the short-swing profits liability provisions of Section 16(b) of the Exchange Act certain transactions in an issuer’s securities between the issuer or its majority-owned subsidiaries and its officers and directors if, among other things, the transaction is approved in advance by the issuer’s board of directors or a disinterested committee of the issuer’s board of directors. The Rule 16b-3 exemption extends to any such transactions by an entity beneficially owning more than 10% of a class of an issuer’s equity securities if the entity is a “deputized” director because it has a representative on the issuer’s board of directors. Our Board of Directors’ intent in determining that each of BGC Partners and Cantor is a “deputized” director is that acquisitions or dispositions by BGC Partners or Cantor of shares of our common stock or interests in our common stock from or to us or their respective majority- owned subsidiaries will be eligible for the Rule 16b-3 exemption from the short-swing profits liability provisions of Section 16(b) of the Exchange Act.

Service Agreements

We have received administrative services including but not limited to, treasury, legal, accounting, information technology, payroll administration, human resources, incentive compensation plans and other support provided by Cantor and BGC Partners. Where it is possible to specifically attribute such expenses to our activities, these amounts have been expensed directly to us. Direct costs are primarily comprised of rent and equity and other incentive compensation expenses. Allocations of expenses not directly attributable to us are based on a services agreement between BGC Partners and Cantor which reflects the utilization of service provided or benefits received by us, such as headcount, square footage and revenue. For the year ended December 31, 2017 and the six months ended June 30, 2018, we incurred expenses of $14.2 million and $13.2 million, respectively, for these services. For the years ended December 31, 2016, 2015 and 2014, we incurred $18.0 million, $18.5 million and $11.2 million, respectively.

Transactions with Cantor Commercial Real Estate Company, L.P.

We have a referral agreement in place with CCRE in which brokers are incentivized to refer business to CCRE through a revenue-share arrangement. In connection with this revenue-share agreement, we recognized revenues of $0.1 million for the year ended December 31, 2017 and no revenues for the six months ended June 30, 2018.

We have an additional revenue-share agreement with CCRE in which we pay CCRE for referrals for leasing or other services. We did not make any payments under this agreement to CCRE for the year ended December 31, 2017 or for the six months ended June 30, 2018.

We also have a loan referral agreement in place with CCRE, in which either party can refer a loan to the other. Revenue from these referrals from CCRE was $3.3 million for the year ended December 31, 2017. These referrals fees are net of the broker fees and commissions to CCRE of $0.7 million.

On March 11, 2015, we and CCRE entered into a note receivable/payable that allows for advances to or from CCRE at an interest rate of 1 month LIBOR plus 1.0%. On September 8, 2017, the note receivable/payable was terminated and all outstanding advances due were paid off. We recognized interest income of $0.7 million for the year ended December 31, 2017. We recognized interest expense of and $2.5 million for the year ended December 31, 2017.

For the year ended December 31, 2017, we purchased the primary servicing rights for $0.3 billion of loans originated by CCRE for $0.6 million. We also service loans for CCRE on a “fee for service” basis, generally prior to a loan’s sale or securitization, and for which no mortgage servicing right is recognized. We recognized $2.8 million for the year ended December 31, 2017, of servicing revenue from loans purchased from CCRE on a “fee for service” basis.

BP Transaction Agreement and Real Estate LP Limited Partnership Agreement

On September 8, 2017, pursuant to a transaction agreement (which we refer to as the “BP transaction agreement”) with Cantor, CCRE, the general partner of CCRE, Real Estate LP and CF Real Estate Holdings GP, LLC, the general partner of Real Estate LP (which we refer to as the “Real Estate LP general partner”), BGC Partners purchased from CCRE all of the outstanding membership interests of Berkeley Point. The total consideration for the acquisition of Berkeley Point was $875 million, subject to certain adjustments. Concurrently with the acquisition of Berkeley Point, (i) BGC Partners invested $100 million of cash in Real Estate LP for approximately 27% of the capital of Real Estate LP, and (ii) Cantor contributed approximately $267 million of cash for approximately 73% of the capital of Real Estate LP. We refer to these transactions, collectively, as the “BP Transaction.” As part of the separation prior to the completion of the IPO, the BGC group contributed its interests in Berkeley Point and Real Estate LP to Newmark. Newmark accounted for its minority interest in Real Estate LP as an equity investment, and it is not consolidated in Newmark’s financial statements.

Berkeley Point Acquisition

Pursuant to the BP transaction agreement, BGC Partners purchased from CCRE all of the outstanding membership interests of Berkeley Point for a purchase price equal to $875 million, subject to certain adjustments, with $3.2 million of the purchase price paid in units of BGC Holdings (which we refer to as the “Berkeley Point Acquisition”). In accordance with the BP Transaction Agreement, Berkeley Point made a distribution of $69.8 million to CCRE prior to the Berkeley Point Acquisition, for the amount by which Berkeley Point’s net assets exceeded $508.6 million. Cantor is entitled to receive the profits and obligated to bear the losses of the special asset servicing business of Berkeley Point, which represents less than 10% of Berkeley Point’s servicing portfolio and generates an immaterial amount of Berkeley Point’s servicing fee revenue.

Investment in Real Estate LP

Concurrently with the Berkeley Point Acquisition, (i) BGC Partners invested $100 million of cash in Real Estate LP for approximately 27% of the capital of Real Estate LP, and (ii) Cantor contributed approximately $267 million of cash for approximately 73% of the capital of Real Estate LP. Real Estate LP may conduct activities in any real estate-related business or asset-backed securities-related business or any extensions thereof and ancillary activities thereto. Real Estate LP is operated and managed by Real Estate LP General Partner, which is controlled by Cantor.

Pursuant to the Amended and Restated Agreement of Limited Partnership of Real Estate LP (which we refer to as the “Real Estate LP limited partnership agreement”), BGC Partners (or, following the separation, Newmark) is entitled to a cumulative annual preferred return of five percent of its capital account balance (which we refer to as the “Preferred Return”). After the Preferred Return is allocated, Cantor is then entitled to a cumulative annual preferred return of five percent of its capital account balance. Thereafter, BGC Partners (or, following the separation, Newmark) is entitled to 60% of the gross percentage return on capital of Real Estate LP, multiplied by BGC Partners’ (or, following the separation, Newmark’s) capital account balance in Real Estate LP (less any amounts previously allocated to BGC Partners or Newmark pursuant to the Preferred Return), with the remainder of the net income of Real Estate LP allocated to Cantor. Cantor will bear initial net losses of Real Estate LP, if any, up to an aggregate amount of approximately $37 million per year. These allocations of net income and net loss are subject to certain adjustments.

At the option of Newmark, and upon one-year’s written notice to Real Estate LP delivered any time on or after the fourth anniversary of the closing of the BP Transaction, Real Estate LP will redeem in full Newmark’s investment in Real Estate LP in exchange for Newmark’s capital account balance in Real Estate LP as of such time. At the option of Cantor, at any time on or after the fifth anniversary of the closing of the BP Transaction, Real Estate LP will redeem in full Newmark’s investment in Real Estate LP in exchange for Newmark’s capital account balance in Real Estate LP as of such time. At the option of Cantor, at any time prior to the fifth anniversary of the closing of the BP Transaction, Real Estate LP will redeem in full BGC Partners’ (or, following the separation, Newmark’s) investment in Real Estate LP in exchange for (i) BGC Partners’ (or, following the separation, Newmark’s) capital account balance in Real Estate LP as of such time plus (ii) the sum of the Preferred Return amounts for any prior taxable periods, less (iii) any net income allocated to BGC Partners or Newmark in any prior taxable periods.

Additional Terms of the BP Transaction Agreement

The BP transaction agreement includes customary representations, warranties and covenants, including covenants related to intercompany referral arrangements among Cantor, BGC Partners, Newmark and their respective subsidiaries. These referral arrangements provide for profit-sharing and fee-sharing arrangements at various rates depending on the nature of a particular referral. The parties have further agreed that, subject to limited exceptions, for so long as a member of the BGC group or a member of the Newmark group maintains an investment in Real Estate LP, Real Estate LP and the Cantor group will seek certain government-sponsored and government-funded loan financing exclusively through Berkeley Point.

Also in connection with the Berkeley Point Acquisition and BGC Partners’ investment in Real Estate LP, on September 8, 2017, BGC Partners entered into an unsecured senior revolving credit agreement (which we refer to as the “Revolving Credit Agreement”) with the Administrative Agent and a syndicate of lenders. The Revolving Credit Agreement provides for revolving loans of up to $400.0 million (which we refer to as the “Revolving Credit Facility”). As of December 31, 2017, there were $400.0 million of borrowings outstanding under the Revolving Credit Facility. If there are any amounts outstanding under the Term Loan Facility as of December 31, 2017, the pricing shall increase by 50 basis points until the Term Loan Facility is paid in full and if there are any amounts outstanding under the Term Loan Facility as of June 30, 2018, the pricing shall increase by an additional 75 basis points (125 basis points in the aggregate) until the Term Loan Facility is paid in full. From and after the repayment in full of the Term Loan Facility, the pricing shall return to the levels previously described. In connection with the $400.0 million borrowings, the proceeds of which BGC Partners lent to BGC U.S. OpCo, BGC U.S. OpCo issued a promissory note with an aggregate principal amount of $400.0 million to BGC Partners (which we refer to as the “Intercompany Revolver Note”). Pursuant to the terms of the Intercompany Revolver Note, all of the rights and obligations of BGC Partners under the Intercompany Revolver Note are the same as the rights and obligations of the lenders with respect to payment under the Revolving Credit Facility, and all of the rights and obligations of BGC U.S. OpCo under the Intercompany Revolver Note are the same as the rights and obligations of BGC Partners with respect to payment under the Revolving Credit Facility. On November 22, 2017, we entered into an amendment to the Revolving Credit Agreement (which we refer to as the “Revolver Amendment”), pursuant to which the then outstanding borrowings of BGC Partners under the Revolving Credit Facility were converted into a term loan (which we refer to as the “Converted Term Loan”) and thereafter, in connection with the separation and prior to the closing of our IPO, we assumed the obligations of BGC Partners as borrower under the Converted Term Loan. BGC Partners will remain the borrower under the Revolving Credit Facility for any future draws and, as long as there is any principal amount outstanding under the Converted Term Loan, we will guarantee the obligations of BGC Partners under the Revolving Credit Facility. In connection with our assumption of the Converted Term Loan, BGC Partners assigned to us, and we assumed, all of BGC

Partners’ rights and obligations under the Intercompany Revolver Note and, pursuant to the separation, Newmark OpCo assumed all of BGC U.S. OpCo’s rights and obligations under the Intercompany Revolver Note.

Under the Term Loan Credit Agreement and Revolving Credit Agreement, each as amended, BGC Partners guaranteed our repayment obligations under the Term Loan and the Converted Term Loan, respectively. As long as the Converted Term Loan remains unpaid in any portion, we will guarantee any draws by BGC Partners under the Revolving Credit Facility. Once the Term Loan and the Converted Term Loan have been paid in full, we will no longer have obligations as a borrower or as a guarantor under either the Term Loan Credit Agreement or the Revolving Credit Agreement. Upon repayment, no portion of the Term Loan or the Converted Term Loan may be reborrowed by us.

Grubb & Ellis Transaction

On April 13, 2012, we completed the acquisition of substantially all of the assets of Grubb & Ellis (which we refer to as “Grubb”). Grubb filed for protection under the U.S. Bankruptcy Code in February 2012 and sold most of its assets to us for a total consideration of approximately $47.1 million. This amount included the extinguishment of approximately $30.0 million (principal amount) pre-bankruptcy senior secured debt, which was purchased at a discount, and which had a fair value of approximately $25.6 million as of the acquisition date. The consideration transferred also included approximately $5.5 million under debtor-in-possession loans and $16.0 million in cash to the bankruptcy estate for the benefit of Grubb’s unsecured creditors. Our Chief Financial Officer, Michael Rispoli, was the Chief Financial Officer of Grubb during this period and joined us in April 2012.

Related Party Receivables and Payables

On December 13, 2017, in connection with the separation and distribution agreement, Newmark OpCo assumed from BGC OpCo certain obligations owed to BGC Partners, including pursuant to the 2042 Promissory Note and the 2019 Promissory Note. As of June 30, 2018, these amounts were included in “long term debt payable to related parties” on our consolidated balance sheet.

On December 13, 2017, in connection with the separation and distribution agreement, BGC entered into an unsecured senior credit agreement with Newmark, as amended, restated, supplemented or otherwise modified from time to time (the “Intercompany Credit Agreement”). The Intercompany Credit Agreement provides for each party to issue loans to the other party in the lender’s discretion and matures on December 13, 2018 (the “Intercompany Facility”). The interest rate on the Intercompany Facility is the higher of BGC’s or Newmark’s short term borrowing rate in effect at such time plus 100 basis points. The interest rate as of June 30, 2018 was 5.31%. As of June 30, 2018, the amount outstanding under the Intercompany Facility was $270.0 million and is included in “current portion of payables to related parties” on the consolidated balance sheet. We recorded interest expense of $2.7 million and $3.6 million for the three and six months ended June 30, 2018, which is included in “Interest income, net” in our unaudited condensed consolidated statement of operations.

As of June 30, 2018, there were no related party receivables or current portion of payables to related parties.

Fees to related parties and allocations of net income and grant of exchangeability to limited partnership units that are charged by BGC Partners and Cantor to us are reflected as cash flows from operating activities in our combined statement of cash flows for each period presented as if our IPO allocations and grant of exchangeability charges will become non-cash in nature to the extent they relate to our limited partnership units, and therefore will be excluded from cash flow operations. Prior to the IPO, related party receivables were generated from our earnings as BGC Partners sweeps our excess cash to manage treasury centrally. Related party payables reflect borrowing of cash from BGC Partners to fund our operations and growth. These borrowings from and repayments to BGC Partners are reflected as cash flows from financing activities in our combined statement of cash flows for each period presented.

Loan Arrangements

For 2015, Mr. Ficarro was provided a loan in the amount of $326,250 (representing the portion of such award attributable to his approximate time spent on Newmark matters), pursuant to which the actual amount of the loan when issued was $228,707, which is the result of $326,250 (the nominal gross amount) less $97,543 held in reserve for payment of tax liabilities. This loan was forgiven in October 2017.

For 2015, Mr. Rispoli was provided a loan in the amount of $192,500, pursuant to which the actual amount of the loan when issued was $118,893, which is the result of $192,500 (the nominal gross amount) less $73,607 held in reserve for payment of tax liabilities. This loan was forgiven in October 2017.

Charitable Donations

On November 16, 2017, Mr. Ficarro donated an aggregate of 10,000 shares of BGC Partners Class A common stock to a charitable organization.

Investment Agreement

On March 7, 2018, BGC, including through its operating subsidiary BGC U.S. OpCo, purchased 16,606,726 newly issued exchangeable limited partnership units (the “Units”) of Newmark Holdings for approximately $242.0 million (the “Investment”). The price per Unit was based on the $14.57 closing price of Newmark’s Class A common stock on March 6, 2018 as reported on the NASDAQ Global Select Market. These newly-issued Units are exchangeable, at BGC’s discretion, into either shares of Class A common stock or shares of Class B common stock, par value $0.01 per share, of Newmark.

BGC made the Investment on March 7, 2018 pursuant to an Investment Agreement, dated as of March 6, 2018, by and among BGC, BGC Holdings, BGC Partners, L.P., BGC Global Holdings, L.P., Newmark, Newmark Holdings and Newmark OpCo. The Investment and related transactions were approved by the Audit Committees of the Boards of Directors of BGC and Newmark (the “Boards”) and by the full Boards upon the recommendation of the Audit Committees.

BGC and BGC U.S. OpCo funded the Investment using the proceeds of BGC’s Controlled Equity Offering Class A common stock sales program pursuant to the Sales Agreement dated April 1, 2017 between BGC. and CF&Co. with respect to 20,000,000 shares of Class A common stock (the “2017 Sales Agreement”). Since December 19, 2017, BGC has sold an aggregate of 19.4 million newly-issued Class A common shares under the 2017 Sales Agreement for net proceeds of $270.9 million. Approximately $242.0 million of gross proceeds were used to make the Investment. The remaining funds were used to repurchase shares of BGC’s Class A common stock and to purchase or redeem limited partnership interests of BGC Holdings and limited partnership interests of Newmark Holdings. All of the shares under the 2017 Sales Agreement have been sold as of the date hereof.

Term Loan

On November 22, 2017, BGC and Newmark entered into an amendment (the “Term Loan Amendment”) to the unsecured senior term loan credit agreement (the “Term Loan Credit Agreement”), dated as of September 8, 2017, with Bank of America, N.A., as administrative agent (the “Administrative Agent”), and a syndicate of lenders. The Term Loan Credit Agreement provided for a term loan in the aggregate principal amount of $575.0 million (the “Term Loan”). In connection with Newmark’s separation from BGC, Newmark assumed the obligations of BGC as borrower under the Term Loan. Newmark repaid a portion of the Term Loan from the proceeds of its initial public offering in December 2017 and made two additional payments of $14.4 million each subsequent to December 31, 2017, Newmark used the proceeds from the Investment to repay the balance of the outstanding principal amount under the Term Loan in the amount of approximately $242.0 million.

Intercompany Credit Agreement

On March 19, 2018, Newmark and BGC amended and restated the Intercompany Credit Agreement and Newmark borrowed $150.0 million from BGC pursuant to the facilities under the Intercompany Credit Agreement at a rate of LIBOR plus 3.25%, which may be adjusted based on the higher of BGC’s or Newmark’s short-term borrowing rate then in effect. Newmark intends to use these proceeds for a period of at least three months to supplement its restricted cash account pledged for the benefit of Fannie Mae. In addition, as described under “Redemption by BGC of the 8.125% Senior Notes due 2042/Payment by Newmark OpCo of Assumed Obligation,” BGC and Newmark in August 2018 approved a $112.5 million loan by BGC U.S. OpCo to Newmark OpCo under the Intercompany Credit Agreement in order to enable Newmark OpCo to fund the repayment by it of the 2042 Promissory Note. As of June 30, 2018, the amount outstanding under the Intercompany Facility was $270.0 million and is included in “Current portion of payables to related parties” on the unaudited condensed consolidated balance sheets.

Nasdaq Monetization Transaction and Repayment of Term Loan

On June 18, 2018, we entered into certain transactions related to the monetization of certain shares of Nasdaq, Inc. (“Nasdaq”) common stock we expect to receive in 2019 and 2020. Net of transaction costs, we received $152,885,669.35 of cash in the second quarter of 2018 with respect to this transaction. Newmark OpCo issued two new series of exchangeable preferred limited partnership units (the “Newmark OpCo EPUs”) to the Royal Bank of Canada (“RBC”) for an aggregate amount of approximately $175 million in cash (the “Newmark OpCo Preferred Investment”). Concurrently therewith, Newmark SPV I, LLC, a newly formed Delaware limited liability company and a direct, wholly owned subsidiary of Newmark OpCo (“Newmark SPV”), entered into two variable postpaid forward transactions (together, the “Forward”) with RBC involving up to an aggregate of 1,984,494 shares of Nasdaq, Inc. (“Nasdaq”) common stock (“Nasdaq Shares”) which are expected to be received by Newmark SPV in the fourth quarter of each of 2019 and 2020, as further described below (collectively, with the Newmark OpCo Preferred Investment, the “Monetization Transactions”).

As previously disclosed, as partial consideration for the sale of eSpeed, Inc. to Nasdaq on June 28, 2013, BGC Partners acquired the right to receive up to 14,883,705 Nasdaq Shares, payable ratably through 2027 in the fourth quarter of each year provided that Nasdaq produces at least $25 million in gross revenues for the applicable year (the “Nasdaq Earn-out”). Nasdaq has recorded more than $2.4 billion in gross revenues for each of the past 11 calendar years and generated gross revenues of approximately $4.0 billion in 2017. As noted above, in connection with the separation of Newmark from BGC in December 2017, the Nasdaq Earn-out was transferred to Newmark OpCo. As a result, Newmark OpCo is entitled to receive the remaining approximately 9.9 million Nasdaq Shares pursuant to the Nasdaq Earn-out, which have an aggregate value of approximately $935 million based on the closing price of Nasdaq Shares on June 18, 2018. In connection with the Monetization Transactions, Newmark OpCo has assigned to Newmark SPV its right to receive the Nasdaq Shares pursuant to the Nasdaq Earn-out for the 2019 and 2020 calendar years, which include an aggregate of 1,984,494 Nasdaq Shares, subject to certain conditions and adjustments. Newmark OpCo will retain the right to receive the remaining Nasdaq Shares pursuant to the Nasdaq Earn-out that were not assigned to Newmark SPV.

The Monetization Transactions enable us to monetize the Nasdaq Earn-out for each of the 2019 and 2020 calendar years by issuing the Newmark OpCo EPUs for cash. Newmark SPV will deliver a certain number of Nasdaq Shares in exchange for such Newmark OpCo EPUs as settlement of the Forward in 2019 and 2020 (subject to Newmark SPV’s ability to elect certain alternative settlement methods). Additionally, the Forward contains provisions the economic effect of which is equivalent to Newmark SPV purchasing two at-the-money put options with respect to the Nasdaq Shares, which will provide economic protection in the event the Nasdaq Shares decline in value while enabling Newmark to retain any increase in the value of the Nasdaq Shares as fewer Nasdaq Shares will be deliverable to RBC should the value of the Nasdaq Shares rise above the reference price. The Monetization Transactions enable us to generate immediate liquidity and recognize permanent equity capital on our balance sheet without expected dilution to Newmark’s stockholders.

In connection with the Monetization Transactions, we and/or our subsidiaries entered into the following agreements:

(a)

Newmark SPV entered into the Forward with RBC pursuant to a Confirmation Agreement (the “Confirmation Agreement”), referencing the Nasdaq Shares deliverable to Newmark SPV. Under the Confirmation Agreement, each party has the right to trigger settlement of the Forward at any time during each one-year period commencing on November 30 of the applicable year. Once settlement is triggered, absent contrary election by Newmark SPV, RBC will deliver the applicable series of Newmark OpCo EPUs to Newmark SPV, and Newmark SPV will deliver a number of Nasdaq Shares calculated based on the volume weighted average price (“VWAP”) of Nasdaq Shares for each of 10 trading days prior to trade settlement date using $94.21 as the reference Nasdaq Share price. On each trade settlement date, if the Nasdaq Share price has fallen below the reference price, Newmark SPV delivers a maximum of 992,247 Nasdaq Shares for the applicable tranche and thus the value of the delivered Nasdaq Shares falls with the Nasdaq Share price, and if the Nasdaq Share price has increased, Newmark SPV delivers a number of Nasdaq Shares equal to the fully accreted value of the applicable series of EPUs, which will always be less than the 992,247 Nasdaq Shares receivable by Newmark SPV from Nasdaq with respect to the applicable tranche and thus the value of the Nasdaq Shares retained by Newmark SPV increases as the Nasdaq Share price increases. Although Newmark presently anticipates utilizing the foregoing settlement method, Newmark SPV has the right to elect to receive cash in lieu of the Newmark OpCo EPUs and/or to deliver Newmark Class A common stock, par value $0.01 per share (the “Newmark Common Stock”) in lieu of Nasdaq Shares. The terms of the Forward may be adjusted, and the Forward terminated, in certain circumstances based on Nasdaq corporate actions and other events such as mergers, nationalization and delisting. The Forward also contains certain other customary representations, warranties, covenants, events of default and termination rights. Additional forward transactions referencing Nasdaq Shares may be entered into pursuant to the Confirmation Agreement on economic terms agreed at the time any such additional transaction is entered into.

(b)

Newmark OpCo amended and restated its limited partnership agreement (the “Second A&R Limited Partnership Agreement”). Pursuant to the Second A&R Limited Partnership Agreement, the Newmark OpCo EPUs were authorized and designated as “Series A EPUs” and “Series B EPUs”, which may be exchanged at the election of either Newmark OpCo or the holders of the Newmark OpCo EPUs for up to a maximum of 12,649,471 shares of Newmark Common Stock, based on a price of $14.78 per share, subject to certain conditions including Newmark’s consolidated revenues exceeding $475 million in the third quarters of 2019 or 2020. Newmark does not presently anticipate that such election will be exercised by Newmark or the holders of the Newmark OpCo EPUs. The holders of EPUs are not allocated any gains or losses for tax purposes and are not entitled to regular distributions. The EPUs were issued to RBC pursuant to the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Audit Committee of the Board of Directors of Newmark has approved the Newmark OpCo Preferred Investments.

(c)

Newmark, Newmark OpCo and RBC entered into a Parent Agreement pursuant to which Newmark and Newmark OpCo, among other things, agreed to observe certain separateness covenants relating to Newmark SPV and provide a limited guaranty in respect of certain delivery obligations of Newmark SPV under the Forward. The assets and liabilities of Newmark SPV are legally separated from other assets and liabilities of Newmark, Newmark OpCo and its affiliates. The assets of Newmark SPV will not be available to its stockholders until the claims of its creditors have been paid.

As previously disclosed, on November 22, 2017, BGC and Newmark entered into an amendment to the unsecured senior revolving credit agreement (the “Credit Agreement”), dated as of September 8, 2017, with Bank of America, N.A., as administrative agent (the “Administrative Agent”), and a syndicate of lenders, pursuant to which the outstanding balance of revolving loans under the Credit Agreement totaling $400 million was converted to a term loan (the “Converted Term Loan”) assumed by Newmark and guaranteed by BGC. Newmark is required to and has used the net proceeds from the Newmark OpCo Preferred Investment to repay approximately $153 million of the outstanding principal amount under the Converted Term Loan, which amount then became available for BGC to draw upon under its revolving credit facility under the Credit Agreement. After such repayment, as of June 30, 2018, the balance of the Converted Term Loan was $247.2 million.

Redemption by BGC of the 8.125% Senior Notes / Payment by Newmark OpCo of Assumed Obligation

As described under “—Separation and Distribution Agreement—Assumption and Repayment of Indebtedness,” in connection with the separation, Newmark OpCo assumed the obligations of BGC U.S. OpCo under the 2042 Promissory Note and the 2019 Promissory Note. On August 3, 2018, BGC, delivered a notice of redemption to the holders of its outstanding $112.5 million aggregate principal amount of 8.125% Senior Notes due June 26, 2042 (the “8.125% Senior Notes”), which redemption (the “Redemption”) will occur on September 5, 2018 (the “Redemption Date”). The 2042 Promissory Note issued by BGC U.S. OpCo to BGC Partners in connection with the issuance of the 8.125% Senior Notes will become due and payable, plus accrued and unpaid interest, to but excluding, the Redemption Date, on the Redemption Date. Accordingly, on September 4, 2018, Newmark OpCo will borrow $112.5 million from BGC OpCo pursuant to the Intercompany Credit Agreement, which loan will bear interest at an annual rate equal to 6.5% (such loan, the “Intercompany Loan”). Newmark OpCo will use the proceeds of the Intercompany Loan to repay the 2042 Promissory Note on, or immediately prior to, the Redemption Date. The Board of Directors and Audit Committee of each of Newmark and BGC have approved the Intercompany Loan.

EXPENSES OF SOLICITATION

The total cost of the proxy solicitation will be borne by us. In addition to the mails, proxies may be solicited by our directors and officers by personal interviews, telephone, or e-mail. It is anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to the beneficial owners of shares of common equity entitled to vote at the Annual Meeting and that such persons will be reimbursed for their out-of-pocket expenses incurred in this connection. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for Internet access charges you may incur.

2019 STOCKHOLDER PROPOSALS

If a stockholder desires to present a proposal for inclusion in next year’s proxy statement for our 2019 annual meeting of stockholders (assuming such meeting were to take place on approximately the same date as the 2018 meeting), the proposal must be submitted in writing to us for receipt not later than April 16, 2019. Additionally, to be included in the proxy materials, proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Stockholders who wish to raise a proposal for consideration at our 2019 annual meeting of stockholders, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should comply with our bylaws and deliver to us a copy of their proposal no later than April 15, 2019. If a stockholder fails to provide such notice, the respective proposal need not be addressed in the proxy materials and the proxies may exercise their discretionary voting authority if the proposal is raised at the annual meeting. In the event the date of our 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after September 25, 2019, stockholder proposals whether for inclusion in our 2019 proxy statement or not, must be submitted to us not later than the close of business on the later of April 16, 2019 or the 10th day following the date on which we first publicly announce the date of the 2019 annual meeting. In all cases, proposals should be sent to Newmark Group, Inc., 125 Park Avenue, New York, NY 10017, Attention: Secretary.

CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS

The Company may satisfy SEC rules regarding delivery of Notices of Internet Availability of Proxy Materials, proxy statements and annual reports by delivering a single copy of these materials to an address shared by two or more Company stockholders. This delivery method is referred to as “householding” and can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company will deliver only one Notice of Internet Availability of Proxy Materials to multiple stockholders who share an address and one proxy statement and annual report to multiple stockholders who share an address, and who do not participate in electronic delivery of proxy materials, unless contrary instructions are received from impacted stockholders prior to the mailing date.

We undertake to deliver promptly upon written or oral request a separate copy of the Proxy Statement and/or 2017 Annual Report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of the Proxy Statement or 2017 Annual Report either now or in the future, please contact the Company via the contact page at http://ir.ngkf.com/investors/contact-us/contact-us or via phone at (212) 610-2426. If your stock is held through a broker or bank and you prefer to receive separate copies of the Proxy Statement or 2017 Annual Report either now or in the future, please contact such broker or bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any person holding more than 10% of our Class A common stock are required to file initial forms of ownership of our Class A common stock and reports of changes in that ownership with the SEC. Based solely on our review of the copies of such forms received by us with respect to 2017, the Company believes that all reports were filed on a timely basis with respect to transactions in 2017.

CODE OF ETHICS AND WHISTLEBLOWER PROCEDURES

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Business Conduct and Ethics is publicly available on our website at http://ir.ngkf.com/disclaimer-and-legal-information under the heading “CORPORATE GOVERNANCE—Code of Business Conduct and Ethics.” Information available on our website is not incorporated herein by reference. If we amend or grant any waiver from a provision of our Code of Business Conduct and Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

In accordance with the requirements of the Sarbanes-Oxley Act, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, or auditing matters, and for the confidential, anonymous reporting of employee concerns regarding questionable accounting or auditing matters. The Secretary and his or her designee and the Chairman of the Audit Committee will direct the investigation of any such complaints in accordance with the procedures.

MISCELLANEOUS

Our Board of Directors knows of no other business to be presented at the Annual Meeting. If, however, other matters properly do come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons holding such proxies.

YOU ARE URGED TO CAST YOUR VOTE AS INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

By Order of the Board of Directors,

New York, NY

August 14, 2018

NEWMARK GROUP, INC. 125 PARK AVENUE NEW YORK, NY 10017

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/nmrk

You may participate in the meeting via the Internet and vote during the meeting. Have the information that is printed in box marked by the arrow available and follow the instructions. There will be NO physical location at which stockholders may attend the meeting.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E50503-P11688 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEWMARK GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR the following:
		☐	☐	☐
1. Election of Directors
Nominees:
01) Howard W. Lutnick 02) Michael Snow	03) Virginia S. Bauer 04) Peter F. Cervinka
	The Board of Directors recommends you vote FOR the following proposal:						For	Against	Abstain
	2. Approval, on an advisory basis, of executive compensation.						☐	☐	☐
	The Board of Directors recommends you vote 3 YEARS on the following proposal:					1 Year	2 Years	3 Years	Abstain
	3. Approval, on an advisory basis, of the frequency of future advisory votes on executive compensation.					☐	☐	☐	☐

NOTE: To vote by mail, please sign, date and return a proxy card using the enclosed envelope. To vote by Internet prior to the meeting, please visit www.proxyvote.com, and follow the instructions. To vote by telephone, call 1-800-690-6903 and then follow the instructions.

	HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E50504-P11688

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Newmark Group, Inc. 2018 Annual Meeting of Stockholders – September 25, 2018

The undersigned hereby appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Class A common stock (par value $0.01 per share) and Class B common stock (par value $0.01 per share) of Newmark Group, Inc. (the “Company”) that the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of the Company to be held online on September 25, 2018, commencing at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS, “FOR” PROPOSAL 2, AND FOR “3 YEARS” ON PROPOSAL 3.

Continued and to be signed on reverse side